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                          ----------------------------


                            STOCK PURCHASE AGREEMENT


                          ----------------------------

                                    Between


                     UNITED COMPANIES FINANCIAL CORPORATION
                                   as Seller

                                      and

                             UC LIFE HOLDING CORP.
                                  as Purchaser


                          Dated as of January 30, 1996





================================================================================


           Purchase of All of the Outstanding Capital Stock of United
                       Companies Life Insurance Company.


================================================================================

                               TABLE OF CONTENTS


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ARTICLE I     DEFINITIONS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1

     SECTION 1.01.    Certain Defined Terms   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1

ARTICLE II    PURCHASE AND SALE . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14

     SECTION 2.01.    Purchase and Sale of the Shares   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
     SECTION 2.02.    Purchase Price  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
     SECTION 2.03.    Closing   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
     SECTION 2.04.    Closing Deliveries by the Seller  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
     SECTION 2.05.    Closing Deliveries by the
                      Purchaser   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
     SECTION 2.06.    Purchase Price Adjustment   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15

ARTICLE III   REPRESENTATIONS AND WARRANTIES
              OF THE SELLER . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18

     SECTION 3.01.    Organization, Authority and
                      Qualification of the Seller   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
     SECTION 3.02.    Organization, Authority and
                      Qualification of the Company  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
     SECTION 3.03.    Capital Stock of the Company;
                      Ownership of the Shares   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
     SECTION 3.04.    Subsidiaries  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
     SECTION 3.05.    Corporate Books and Records   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
     SECTION 3.06.    No Conflict   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
     SECTION 3.07.    Governmental and Other
                      Authorizations; Notices and
                      Consents  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
     SECTION 3.08.    Financial Information and Books
                      and Records   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
     SECTION 3.09.    Reserves  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
     SECTION 3.10.    No Undisclosed Liabilities or
                      Capital Commitments   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
     SECTION 3.11.    Acquired Assets   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
     SECTION 3.12.    Conduct in the Ordinary Course;
                      Absence of Certain Changes, Events
                      and Conditions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
     SECTION 3.13.    Litigation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
     SECTION 3.14.    Certain Interests   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
     SECTION 3.15.    Compliance with Laws  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
     SECTION 3.16.    Environmental and Other Permits
                      and Licenses; Related Matters   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
     SECTION 3.17.    Material Contracts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
     SECTION 3.18.    Intellectual Property   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
     SECTION 3.19.    Real Property   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
     SECTION 3.20.    Tangible Personal Property  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
     SECTION 3.21.    Assets  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40
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                                       i
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
     SECTION 3.22.    Insurance Issued  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40
     SECTION 3.23.    Distributors  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  42
     SECTION 3.24.    Employee Benefit Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  42
     SECTION 3.25.    Labor Matters   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  46
     SECTION 3.26.    Key Employees   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  47
     SECTION 3.27.    Risk Management   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  47
     SECTION 3.28.    Accounts; Lockboxes; Safe Deposit
                      Boxes; Powers of Attorney   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  49
     SECTION 3.29.    Full Disclosure   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  49
     SECTION 3.30.    Proxy Statement   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  50
     SECTION 3.31.    Brokers   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  50

ARTICLE IV    REPRESENTATIONS AND WARRANTIES
              OF THE PURCHASER  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  50

     SECTION 4.01.    Organization and Authority of
                      the Purchaser   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  50
     SECTION 4.02.    No Conflict   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  51
     SECTION 4.03.    Governmental and Other
                      Authorizations; Notices and
                      Consents  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  52
     SECTION 4.04.    Investment Purpose  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  52
     SECTION 4.05.    Litigation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  52
     SECTION 4.06.    Brokers   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  52
     SECTION 4.07.    Organization and Authority of
                      the Guarantor   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  53
     SECTION 4.08.    Funding and Assets  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  53

ARTICLE V     ADDITIONAL AGREEMENTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  53

     SECTION 5.01.    Conduct of Business Prior to
                      the Closing   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  53
     SECTION 5.02.    Access to Information   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  55
     SECTION 5.03.    Confidentiality by Seller   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  57
     SECTION 5.04.    Governmental and Other
                      Authorizations; Notices and
                      Consents  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  58
     SECTION 5.05.    Notice of Developments  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  59
     SECTION 5.06.    Acquisition Proposals   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  59
     SECTION 5.07.    Use of Names and Intellectual
                      Property  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  61
     SECTION 5.08.    Non-Competition   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  62
     SECTION 5.09.    Release of Indemnity and other
                      Obligations   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  62
     SECTION 5.10.    Further Action  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  63
     SECTION 5.11.    Release of Liens on Assets  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  63
     SECTION 5.12.    Excluded Assets   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  63
     SECTION 5.13.    Services  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  64
     SECTION 5.14.    Termination of Inter-Company
                      Arrangements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  65





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     SECTION 5.15.    Commercial Real Estate Group  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  65
     SECTION 5.16.    Master Loan Sale Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  66
     SECTION 5.17.    Proxy Statement   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  66
     SECTION 5.18.    Meeting of the Stockholders   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  67
     SECTION 5.19.    Appraisal Rights  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  67
     SECTION 5.20.    Location  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  67
     SECTION 5.21.    Rating Agencies   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  68
     SECTION 5.22.    Confidentiality by Purchaser  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  68
     SECTION 5.23.    New Director and Officer Slates   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  68
     SECTION 5.24.    Section 338(h)(10) Election   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  68

ARTICLE VI    EMPLOYEE MATTERS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  68

     SECTION 6.01.    401(k) Plan and ESOP  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  69
     SECTION 6.02.    Supplemental Pension Benefits   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  69
     SECTION 6.03.    Other Benefits; Qualified Plans   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  69
     SECTION 6.04.    No Third Party Beneficiary
                      Rights or Rights to Continued
                      Employment  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  70

ARTICLE VII   TAX MATTERS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  70

     SECTION 7.01.    Representations and Warranties  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  70
     SECTION 7.02.    Section 338(h)(10) Election   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  72
     SECTION 7.03.    Access to Information   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  73
     SECTION 7.04.    Returns and Payments  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  73
     SECTION 7.05.    Indemnity   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  74
     SECTION 7.06.    Contests  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  76
     SECTION 7.07.    Time of Payment   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  78
     SECTION 7.08.    Cooperation and Exchange of
                      Information   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  78
     SECTION 7.09.    Retention of Tax Returns and
                      Records   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  79
     SECTION 7.10.    Conveyance Taxes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  79
     SECTION 7.11.    Miscellaneous   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  80
     SECTION 7.12.    Refunds of Taxes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  81
     SECTION 7.13.    Tax Cooperation by Successors
                      and Assigns   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  81

ARTICLE VIII  CONDITIONS TO CLOSING . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  82

     SECTION 8.01.    Conditions to Obligations of
                      the Seller  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  82
     SECTION 8.02.    Conditions to Obligations of
                      the Purchaser   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  84

ARTICLE IX    SURVIVAL AND INDEMNIFICATION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  88

     SECTION 9.01.    Survival of Representations,
                      Warranties and Covenants  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  88
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     SECTION 9.02.    Indemnification   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  89
     SECTION 9.03.    Limits on Indemnification   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  95

ARTICLE X     TERMINATION AND WAIVER  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  96

     SECTION 10.01.   Termination by the Seller or
                      Purchaser   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  96
     SECTION 10.02.   Effect of Termination   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  99
     SECTION 10.03.   Waiver  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  99

ARTICLE XI    GENERAL PROVISIONS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 100

     SECTION 11.01.  Guarantee  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 100
     SECTION 11.02.  Expenses   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 100
     SECTION 11.03.  Notices  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 100
     SECTION 11.04.  Public Announcements   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 101
     SECTION 11.05.  Headings   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 102
     SECTION 11.06.  Severability   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 102
     SECTION 11.07.  Entire Agreement   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 102
     SECTION 11.08.  Assignment   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 102
     SECTION 11.09.  No Third Party Beneficiaries   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 103
     SECTION 11.10.  Amendment  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 103
     SECTION 11.11.  Governing Law  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 103
     SECTION 11.12.  Counterparts   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 103
     SECTION 11.13.  Specific Performance   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 103
     SECTION 11.14.  Further Clarification  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 103





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

Disclosure Schedule

     3.02     Organization, Authority and Qualification of the Company
     3.04     Subsidiaries
     3.07     Governmental Consents and Approvals
     3.10     No Undisclosed Liabilities on Capital Commitments
     3.12     Conduct in the Ordinary Course; Absence of Certain Changes, Events and Conditions
     3.13     Litigation
     3.14     Certain Interests
     3.15     Compliance with Laws
     3.16     Environmental and Other Permits and Licenses; Related Matters
     3.17     Material Contracts
     3.18     Intellectual Property
     3.19     Real Property
     3.20     Tangible Personal Property
     3.22     Insurance Issued
     3.23     Distributors
     3.24     Employee Benefit Matters
     3.25     Labor Matters
     3.26     Key Employees
     3.27     Risk Management
     3.28     Accounts; Lockboxes; Safe Deposit Boxes; Powers of Attorney
     5.01     Certain Prohibited Actions
     5.04     Consents and Approvals
     5.12     Excluded Assets
     7.01     Tax Matters


Exhibits

Exhibit 1                      List of Individuals in connection with Special Knowledge Definition
Exhibit 5.07 (a)               Seller's Logo
Exhibit 5.13 (a)               Company Services
Exhibit 5.13 (c)               Seller Services
Exhibit 5.16                   Master Loan Sale Agreement
Exhibit 8.01(f)                Dewey Ballantine Legal Opinion
Exhibit 8.02(f)                Kantrow, Spaht, Weaver & Blizter (A Professional Law Corporation) Legal Opinion
Exhibit 8.02(v)                Term Sheet for Promissory Note

         STOCK PURCHASE AGREEMENT, dated as of January 30, 1996, between UNITED COMPANIES FINANCIAL CORPORATION, a Louisiana company (the "Seller") and UC LIFE HOLDING CORP., a Delaware corporation (the "Purchaser").


                              W I T N E S S E T H:

         WHEREAS, Seller owns all the issued and outstanding shares (the "Shares") of common stock, $2.00 par value per share (the "Common Stock"), of United Companies Life Insurance Company, a Louisiana stock life insurance company (the "Company");

         WHEREAS, the Seller wishes to sell the Shares to the Purchaser, and the Purchaser wishes to purchase the Shares from the Seller, upon the terms and subject to the conditions set forth herein;

         NOW, THEREFORE, in consideration of the premises and the mutual agreements and covenants hereinafter set forth, the Seller and the Purchaser hereby agree as follows:


                                   ARTICLE I

                                  DEFINITIONS

         SECTION 1.01. Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings:

         "Accounting Principles" has the meaning specified in Section 2.06.

         "Acquisition Documents" has the meaning specified in Section 9.01.

         "Acquisition Proposal" has the meaning specified in Section 5.06.

         "Action" means any claim, action, suit, arbitration, inquiry, proceeding or investigation by or before any Governmental Authority.

         "Actual Income Statement" has the meaning specified in Section 2.06.

         "Additional Scheduled Information" has the meaning specified in the definition of "Disclosure Schedule".

         "Adjusted Adjustment Amount" has the meaning specified in Section
2.06.

         "Adjustment Amount" has the meaning specified in Section 2.06.

         "Adjustment Period" has the meaning specified in Section 2.06.

         "Affiliate" means, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person.

         "Agreement" or "this Agreement" means this Stock Purchase Agreement, dated as of the date set forth in the preamble to this Agreement, between the Seller and the Purchaser (including the Exhibits hereto and the Disclosure Schedule) and all amendments hereto made in accordance with the provisions of
Section 11.10.

         "Asset" or "Assets" has the meaning specified in Section 3.21.

         "Balance Sheet" means the statement of assets and the statement of liabilities, surplus and other funds included in the annual statement of the Company filed with, or submitted to, the Louisiana Department for the year ended December 31, 1994, together with all related notes, exhibits and schedules thereto, a copy of each of which has been delivered to the Purchaser by the Seller.

         "Balance Sheet Date" means June 30, 1995.

         "Best" means A.M. Best Company, Inc.

         "Bona Fide Acquisition Proposal" has the meaning set forth in Section 10.01.

         "Business" means the life insurance and annuity business and all other business which are on the date hereof being conducted by the Company and the Subsidiary.

         "Business Day" means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by law to be closed in The City of New York or Baton Rouge, Louisiana.

         "Calculation Date" has the meaning specified in Section 2.06.

         "CERCLA" means the Comprehensive Environmental Response Compensation and Liability Act, 42 U.S.C. Sections 9601 et seq.

         "Cigna Partnership" means CIGNA Mezzanine Partners III, L.P.

         "Claim Notice" has the meaning specified in Section 9.02.

         "Closing" has the meaning specified in Section 2.03.

         "Closing Income Statement" has the meaning specified in Section 2.06.

         "Closing Date" has the meaning specified in Section 2.03.

         "COBRA" means continuation coverage as set forth in Sections 601 and 602 of ERISA.

         "Code" means the Internal Revenue Code of 1986, as amended through the date hereof.

         "Commercial Real Estate Group" has the meaning specified in Section
5.15.

         "Commission" has the meaning specified in Section 3.15.

         "Common Stock" has the meaning specified in the recitals to this Agreement.

         "Company" has the meaning specified in the recitals to this Agreement.

         "Company Annual Statements" has the meaning specified in Section 3.08.

         "Company GAAP Statements" has the meaning specified in Section 3.08.

         "Company Interim GAAP Statement" has the meaning specified in Section 3.08.

         "Company Quarterly Statements" has the meaning specified in Section
3.08.

         "Company Separate Accounts Annual Statement" has the meaning specified in Section 3.08.

         "Company Services" has the meaning specified in Section 5.13.

         "Consistent With Past Practice" means substantially consistent with the past applicable practice of the Company or the Subsidiary, as applicable, but without regard to inconsistencies of practice resulting from changes in the assets, liabilities, business or products of the Company or the Subsidiary, as applicable.

         "Control" (including, without limitation, the terms "controls", "controlled by" and "under common control with"), with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly, or as trustee or executor, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, as trustee or executor, by contract or otherwise, including, without limitation, the ownership, directly or indirectly, of securities having the power to elect a majority of the board of directors or similar body governing the affairs of such Person.

         "Corrected Amount" has the meaning specified in Section 2.06.

         "Dewey Ballantine" means Dewey Ballantine, legal counsel to the Purchaser and the Guarantor in connection with this Agreement and the transactions contemplated hereby.

         "D&P" means Duff & Phelps Credit Rating Co.

         "Disclosure Schedule" means the schedules attached hereto and delivered to the Purchaser by the Seller together with this Agreement, as amended in writing from time to time during the period commencing on the date hereof through the date that is 5 Business Days prior to the Closing Date by delivery by the Seller to the Purchaser (information contained in such amendments to the Disclosure Schedule shall be referred to as "Additional Scheduled Information").

         "Encumbrance" or "Encumbrances" means any security interest, pledge, mortgage, lien (including, without limitation, environmental and tax liens), charge, encumbrance, adverse claim, preferential arrangement or restriction of any kind, including, without limitation, any restriction on the use, voting, transfer, receipt of income or other exercise of any attributes of ownership; provided, however, that such term does not include the right, if any, imposed by applicable insurance laws of insurance regulatory authorities to attach such an encumbrance upon occurrence of certain violations of applicable insurance laws or regulations; provided, further, that the exercise of such right by any such authority, or the existence of any such encumbrance due to the exercise of such regulatory authority, shall be included in the definition of Encumbrance.

         "Enhanced Special Knowledge" means (subject to Section 11.14 hereof)
(i) Special Knowledge and (ii) those facts, circumstances and information which the Seller Knowledge Group should have known in the reasonable conduct of the Business prior to the Closing Date.

         "Environmental Claims" means any and all administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, notices of non-compliance or violation, notices of liability or potential liability, investigations, proceedings, settlements, consent orders or consent agreements by any Person relating in any way to, any Environmental Law, Environmental Permits or Hazardous Materials, or arising from alleged injury or threat of injury to health, safety or the environment.

         "Environmental Law" means any Law, now or hereafter in effect and as amended, and any judicial or administrative interpretation thereof, including, without limitation, any judicial or administrative order, consent decree or judgment, relating to or addressing the environment, health, safety or Hazardous Materials.

         "Environmental Lien" means a lien in favor of any Governmental Authority for any (a) liability under any Environmental Law, or (b) damages arising from, or costs incurred by, such Governmental Authority in response to a Release of a Hazardous Material.

         "Environmental Permits" means all Permits required under any applicable Environmental Law.

         "ERISA" has the meaning specified in Section 3.24.

         "Exchange Act" means the Securities Exchange Act of 1934, as amended.

         "Excluded Assets" has the meaning specified in Section 5.12.

         "Excluded Assets Value Amount" has the meaning specified in Section
5.12.

         "Financial Statements" has the meaning specified in Section 3.08.

         "GAAP" means United States generally accepted accounting principles and practices as in effect at the time of preparation and delivery of the applicable Financial Statements.

         "Governmental Authority" means any United States federal, state or local or any foreign government, governmental, regulatory or administrative authority, agency or commission or any court, tribunal, or judicial or arbitral body.

         "Governmental Order" or "Governmental Orders" means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

         "Guarantor" has the meaning specified in Section 4.07.

         "Hazardous Materials" means any pollutant, hazardous substance, radioactive substance, toxic substance, hazardous waste, medical waste, radioactive waste, special waste, petroleum or petroleum-derived substance or waste, asbestos, polychlorinated biphenyls, or any hazardous or toxic constituent thereof and includes, but is not limited to, any substance defined in or regulated under any Environmental Law.

         "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

         "Indebtedness" means, with respect to any Person, (a) all indebtedness of such Person, whether or not contingent, for borrowed money, (b) all obligations of such Person for the deferred purchase price of property or services, (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all obligations of such Person as lessee under leases that have been or should be, in accordance with GAAP, recorded as capital leases, (f) all obligations, contingent or otherwise, of such Person under acceptance, letter of credit or similar facilities, (g) all obligations of such Person to purchase, redeem, retire, defease or otherwise acquire for value any capital stock of such Person or any warrants, rights or options to acquire such capital stock, valued, in the case of redeemable preferred stock, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends, (h) all Indebtedness of others referred to in clauses (a) through (f) above guaranteed directly or indirectly in any manner by such Person, or in effect guaranteed directly or indirectly by such Person through an agreement (i) to pay or purchase such Indebtedness or to advance or supply funds for the payment or purchase of such Indebtedness, (ii) to purchase, sell or lease (as lessee or lessor) property, or to purchase or sell services, primarily for the purpose of enabling the debtor to make payment of such Indebtedness or to assure the holder of such Indebtedness against loss,
(iii) to supply funds to or in any other manner invest in the debtor (including, without limitation, any agreement to pay for property or services irrespective of whether such property is received or such services are rendered) or (iv) otherwise to assure a creditor against loss, and (i) all Indebtedness referred to in clauses (a) through (f) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Encumbrance on property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness.

         "Indemnified Party" has the meaning specified in Section 9.02.

         "Indemnifying Party" has the meaning specified in Section 9.02.

         "Indemnity Notice" has the meaning specified in Section 9.02.

         "Intellectual Property" means (a) trademarks, service marks, trade dress, logos, trade names and corporate names, whether or not registered, (b) copyrights, whether or not registered, (c) registrations of and applications for registration of any of the foregoing, (d) computer software, including, without limitation, source code, operating systems and specifications, data, data bases, files, documentation and other materials related thereto, data and documentation, (e) trade secrets and confidential, technical and business information, and (f) whether or not confidential, technology (including, without limitation, know-how and show-how), research and development information, drawings, plans, proposals, technical data, copyrightable works, financial, marketing and business data, pricing information, business and marketing plans and distributor, policyholder, contractholder and supplier lists and information.

         "Inter-Company Arrangements" has the meaning specified in Section
3.14.

         "Investment Advisers Act" means the Investment Advisers Act of 1940, as amended.

         "IRS" means the Internal Revenue Service of the United States.

         "Law" or "Laws" means any United States federal, state, local or foreign statute, law, ordinance, regulation, rule, code, order, Permit other requirement or rule of law.

         "Lease" for purposes of Sections 3.17, 3.19 and 3.20 means any and all leases, subleases, sale/leaseback agreements or similar arrangements, whether or not capitalized.

         "Leased Real Property" means the real property leased by the Company or the Subsidiary, as tenant, together with, to the extent leased by the Company or the Subsidiary, all buildings and other structures, facilities or improvements currently or hereafter located thereon, all fixtures, systems, equipment and items of personal property of the Company or the Subsidiary attached or appurtenant thereto, and all easements, licenses, rights and appurtenances relating to the foregoing.

         "Lender MAEs" means those changes in economic conditions, interest rates or stock or debt markets (such as, without limitation as to other such changes, suspensions of trading on major stock exchanges, a general moratorium on commercial banking activities, and an outbreak of hostilities), the absence of which are customarily included by lenders in standard loan documentation (including, without limitation, commitment letters) for loans in connection with leveraged acquisitions as conditions precedent to the lender's or lenders' requirement to close the lending transaction.

         "Liabilities" means any and all debts, liabilities and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured or determined or determinable, including, without limitation, those arising under any Law (including, without limitation, any Environmental Law), Action or Governmental Order and those arising under any contract, agreement, arrangement, commitment or undertaking.

         "Licensed Intellectual Property" means all Intellectual Property licensed or sublicensed to the Company or the Subsidiary from a third party.

         "Losses" has the meaning specified in Section 9.02.

         "Louisiana Department" means the Department of Insurance of the State of Louisiana.

         "Louisiana Lease" has the meaning specified in Section 5.20.

         "Master Loan Sale Agreement" has the meaning specified in Section
5.16.

         "Material Adverse Effect" means any circumstance, change in, or effect on the Business, the Company and the Subsidiary taken as a whole (other than changes in market interest rates or general economic conditions (except for any of the foregoing which are Lender MAEs)) that, individually or in the aggregate with any other circumstances, changes in, or effects on, the Business, the Company and the Subsidiary taken as a whole: (a) is or is reasonably likely to be materially adverse to the business, operations, prospects, results of operations or financial condition of the Company and the Subsidiary, taken as a whole, or (b) is reasonably likely to adversely affect the ability of the Purchaser, the Company or the Subsidiary to operate or conduct the Business in the manner in which it is currently operated or conducted by the Company and the Subsidiary.

         "Material Contracts" has the meaning specified in Section 3.17.

         "Multiemployer Plan" has the meaning specified in Section 3.24.

         "Multiple Employer Plan" has the meaning specified in Section 3.24.

         "Name" has the meaning specified in Section 5.07.

         "Notice Period" has the meaning specified in Section 9.02.

         "Other Departments" has the meaning specified in Section 3.08.

         "Owned Intellectual Property" means all Intellectual Property in and to which the Company or the Subsidiary holds, or has a right to hold, right, title and interest.

         "Owned Real Property" means the real property owned by the Company or the Subsidiary prior to the Closing (including any properties then in the process of being foreclosed), together with all buildings and other structures, facilities or improvements currently or hereafter located thereon, all fixtures, systems, equipment and items of personal property of the Company or the Subsidiary attached or appurtenant thereto and all easements, licenses, rights and appurtenances relating to the foregoing.

         "Permits" has the meaning specified in Section 3.16.

         "Permitted Encumbrances" means such of the following as to which no enforcement, collection, execution, levy or foreclosure proceeding shall have been commenced: (a) liens for taxes, assessments and governmental charges or levies not yet due and payable which are not in excess of $100,000 in the aggregate or which are being contested in good faith and for which reserves in accordance with GAAP have been established on the Financial Statements; (b) Encumbrances imposed by law, such as materialmen's, mechanics', carriers', workmen's and repairmen's liens and other similar liens arising in the ordinary course of business securing obligations that (i) are not overdue for a period of more than 30 days or (ii) are not in excess of $100,000 in the case of a single property or $250,000 in the aggregate at any time or which are being contested in good faith and for which reserves in accordance with GAAP have been established on the Financial Statements; (c) pledges or deposits to secure obligations under workers' compensation laws or similar legislation or to secure public or statutory obligations; (d) Liens related to deposits to secure policyholders' obligations as required by the insurance departments of the various states; and (e) minor survey exceptions, reciprocal easement agreements and other customary encumbrances on title to real property that (i) were not incurred in connection with any Indebtedness, (ii) do not render title to the property encumbered thereby unmarketable and (iii) do not, individually or in the aggregate, materially adversely affect the value or use of such property for its current and reasonably foreseeable purposes.

         "Person" means any individual, partnership, firm, corporation, association, trust, unincorporated organization, governmental authority or other entity, as well as any syndicate or group that would be deemed to be a person under Section 13(d)(3) of the Exchange Act.

         "Plans" has the meaning specified in Section 3.24.

         "Pooling and Servicing Agreements" has the meaning specified in
Section 5.15.

         "Promissory Note" means specified in Section 8.02.

         "Proxy Statement" has the meaning specified in Section 3.30.

         "Purchase Price" has the meaning specified in Section 2.02.

         "Purchase Price Bank Account" means a bank account in the United States of America to be designated by the Seller in a written notice to the Purchaser at least five Business Days before the Closing.

         "Purchaser" has the meaning specified in the preamble to this Agreement.

         "Purchaser Knowledge" means the actual knowledge of the Purchaser Knowledge Group at or prior to the Closing Date or which the Purchaser Knowledge Group is conclusively presumed to know, based on facts, circumstances or information contained or described at any time prior to the Closing Date in the books, records, files or other documents of the Purchaser Knowledge Group. For purposes hereof, "Purchaser Knowledge Group" means each of Messrs. David J. Stone, James P. McDermott, Charles Lubochinski, Michael Prager and Steven W. Fickes.

         "Purchaser Knowledge Group" has the meaning specified in the definition of "Purchaser Knowledge."

         "Real Property" means the Leased Real Property and the Owned Real Property.

         "Regulations" means the Treasury Regulations (including, without limitation, Temporary Regulations) promulgated by the United States Department of Treasury with respect to the Code or other federal tax statutes and in effect as of the date hereof.

         "Release" means the release or threatened release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migrating into the indoor or outdoor environment of any Hazardous Material.

         "Reserve Liabilities" has the meaning specified in Section 3.09.

         "Returns" has the meaning specified in Section 7.01.

         "S&P" means Standard & Poor's Corporation.

         "SAP" means, with respect to an insurance company, the accounting practices prescribed or permitted by the National Association of Insurance Commissioners and the insurance regulatory authority in the state in which such insurance company is domiciled.

         "SAP Statements" means the Company Annual Statements and the Company Quarterly Statements.

         "Section 338(h)(10) Election" has the meaning specified in Section
7.02.

         "Section 338 Forms" has the meaning specified in Section 7.02.

         "Secured Real Property" has the meaning specified in Section 3.16.

         "Seller" has the meaning specified in the preamble to this Agreement.

         "Seller Group" has the meaning specified in Section 7.01.

         "Seller Group Consolidated Returns" has the meaning specified in
Section 7.01.

         "Seller Master Loan Sale Parties" has the meaning specified in Section 3.01.

         "Seller Services" has the meaning specified in Section 5.13.

         "Seller's Accountants" means Deloitte & Touche, LLP independent accountants of the Seller.

         "Seller's Knowledge Group" has the meaning specified in the definition of "Special Knowledge."

         "Shares" has the meaning specified in the recitals to this Agreement.

         "Special Knowledge" means (subject to Section 11.14 hereof) the actual knowledge of the executive officers of the Seller or the subsidiaries of the Seller (including, without limitation, the Company and the Subsidiary) at or prior to the Closing Date (collectively, the "Seller's Knowledge Group") or which the Seller's Knowledge Group is conclusively presumed to know, based on facts, circumstances or information contained or described at any time prior to the date hereof in the books, records, files or other documents of Seller, the Company, the Subsidiary or any other subsidiary of the foregoing. For purposes hereof, the executive officers of the Seller or the subsidiaries of Seller shall mean the individuals listed on Exhibit 1 hereto.

         "Special Meeting" has the meaning specified in Section 3.30.

         "Statutory Statements" has the meaning specified in Section 3.08.

         "Subsidiary" means United Variable, the only entity which is controlled by the Company directly or indirectly through one or more intermediaries.

         "Tangible Personal Property" has the meaning specified in Section
3.20.

         "Tax" or "Taxes" means any and all taxes, fees, levies, duties, tariffs, imposts, and other charges of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any government or taxing authority, including, without limitation: taxes or other charges on or with respect to income, franchises, windfall or other profits, gross receipts, premiums, property, sales, use, capital stock, payroll, employment, social security, workers' compensation, unemployment compensation, or net worth; taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value added, or gains taxes; license, registration and documentation fees; and customs duties, tariffs, and similar charges.

         "Tax Returns" has the meaning specified in Section 7.01.

         "Third Party" has the meaning specified in Section 5.06.

         "Third Party Claim" has the meaning specified in Section 9.02.

         "United Variable" means United Variable Services, Inc., a Louisiana corporation which is wholly-owned by the Company.

         "401(k) and ESOP Plans" has the meaning specified in Section 6.01.


                                   ARTICLE II

                               PURCHASE AND SALE

         SECTION 2.01. Purchase and Sale of the Shares. Upon the terms and subject to the conditions of this Agreement, at the Closing, the Seller shall sell to the Purchaser, and the Purchaser shall purchase from the Seller, the Shares.

         SECTION 2.02. Purchase Price. The aggregate purchase price for the Shares shall be $164 million in cash (the "Purchase Price"), as adjusted pursuant to Section 2.06.

         SECTION 2.03. Closing. Upon the terms and subject to the conditions of this Agreement, the sale and purchase of the Shares contemplated by this Agreement shall take place at a closing (the "Closing") to be held at the offices of Dewey Ballantine, 1301 Avenue of the Americas, New York, New York at 10:00 A.M. New York time on the last day of the calendar month following the later to occur of (i) expiration or termination of all applicable waiting periods under the HSR Act and (ii) receipt of the last required approval or consent to consummate this Agreement, or at such other place or at such other time or on such other date as the Seller and the Purchaser may mutually agree upon in writing (the day on which the Closing takes place being the "Closing Date"). Immediately prior to the Closing, Seller shall cause the Company to distribute to Seller the Excluded Assets as set forth in Section 5.12.

         SECTION 2.04. Closing Deliveries by the Seller. At the Closing, the Seller shall deliver or cause to be delivered to the Purchaser:

         (a) stock certificates evidencing the Shares duly endorsed in blank, or accompanied by stock powers duly executed in blank, in form satisfactory to the Purchaser and with all required stock transfer tax stamps affixed, if applicable;

         (b) a receipt from the Seller for (i) the Purchase Price minus the Excluded Assets Value Amount, (ii) the Adjustment Amount and (iii) the Promissory Note; and

         (c) the opinions, certificates and other documents required to be delivered pursuant hereto.

         SECTION 2.05. Closing Deliveries by the Purchaser. (a) At the Closing, the Purchaser shall deliver to the Seller:

          (i) the Purchase Price minus the Excluded Assets Value Amount plus the Adjustment Amount by wire transfer in immediately available funds to the Purchase Price Bank Account or as requested by Seller; and

         (ii)  the Promissory Note registered in the name of Seller; and

        (iii) the opinions, certificates and other documents required to be delivered pursuant hereto.

         (b) At the Closing, the Purchaser shall deliver to the Company the Excluded Assets Value Amount, as determined in accordance with Section 5.12(b), by wire transfer in immediately available funds to one or more accounts designated by the Company.

         SECTION 2.06. Purchase Price Adjustment. (a) Subject to and in accordance with the procedures set forth in this Section 2.06, the Cash Purchase Price shall be increased by an amount (the "Adjustment Amount") equal to the income of the Company, computed in accordance with GAAP net of all applicable income Taxes and excluding any capital gains or losses (provided, however, that capital gains or losses attributable to the Cigna Partnership, to the extent not otherwise included in income, shall be included), for the period beginning on January 1, 1996 and ending on the Closing Date (the "Adjustment Period"), which amount may be adjusted following the Closing in accordance with this Section 2.06; provided, however, that the Adjustment Amount shall not include any income or liability for Taxes arising from the Section 338(h)(10) Election, and for the distribution of the Excluded Assets or transfer of the Commercial Real Estate Group.

         (b) Not less than ten calendar days prior to the Closing Date (the "Calculation Date"), Seller shall deliver to the Purchaser (i) an unaudited consolidated income statement of the Company for the Adjustment Period which shall include a projection of income from the Calculation Date through the Closing Date (the "Closing Income Statement") and (ii) Seller's calculation of the Adjustment Amount. Such Closing Income Statement shall be (i) prepared in accordance with GAAP and on the basis of the same accounting principles, consistently applied, as used in the preparation of the Company's most recent annual GAAP financial statements previously provided to the Purchaser, other than the normal estimation of accruals and normal year end audit adjustments (the "Accounting Principles") and (iii) certified by the chief financial officer of the Seller as fairly presenting in all material respects, in accordance with the Accounting Principles, the Adjustment Amount.

         (c) No less than five calendar days prior to the Closing Date, the Purchaser shall in good faith notify Seller in writing of any objections based on an indication of manifest error in Seller's calculation of the Adjustment Amount. If the Purchaser does not so notify Seller, then on the Closing Date, the Adjustment Amount will be paid by the Purchaser to the Seller in addition to the Cash Purchase Price, as provided in Section 2.05(a).

         (d) If the Purchaser shall in good faith give such notice of objection no less than five calendar days prior to the Closing Date, the Purchaser and Seller shall negotiate in good faith to resolve all or any part of such dispute on or prior to the Closing Date, and the amount as so agreed, if any, will be paid by the Purchaser to the Seller in addition to the Cash Purchase Price. If, after such good faith negotiations, Purchaser and Seller are nevertheless unable to agree as to any portion of the Adjustment Amount, such portion shall not be paid at the Closing, and shall be determined and paid pursuant to subsections (e) through (h) below.

         (e) As promptly as practicable, but in any event within 60 calendar days following the Closing Date, the Purchaser shall deliver to the Seller a consolidated income statement of the Company for the Adjustment Period prepared on the basis of the Accounting Principles consistently applied in accordance with past practice (the "Actual Income Statement") which will include a separate calculation of the actual income of the Company completed in accordance with GAAP, net of all applicable Taxes and excluding any capital gains or losses (provided, however, that capital gains or losses attributable to the Cigna Partnership, to the extent not otherwise included in income, shall be included), during the Adjustment Period (the "Adjusted Adjustment Amount").

         (f) Seller (and its advisors) shall be entitled to review, and the Purchaser shall make available for review at mutually agreeable times and places, the work papers, schedules, memoranda and other documents used by the Purchaser and its advisors in the preparation of the Actual Income Statement and calculation of the Adjusted Adjustment Amount. Such review, and any review or determination by the independent public accountants referred to below, shall be only for the limited purposes of calculating the Adjusted Adjustment Amount, and shall not be used for any other purpose. If Seller shall in good faith disagree with the Purchaser's calculation of the Adjusted Adjustment Amount, it shall deliver a notice to the Purchaser, within 20 Business Days after completion of such review by Seller, which review shall take no longer than 20 Business Days following delivery to Seller of such calculation, setting forth Seller's disagreement with such calculation and setting forth Seller's calculation of such amount. A failure to give such notice within such period shall be deemed to constitute Seller's acceptance of such calculation. If Seller gives such notice, Seller and the Purchaser shall, during the 20 Business Days after delivery to the Purchaser of such notice, negotiate in good faith to resolve the disagreement. If at the end of such 20 Business Days period no resolution is reached, either party may request that the disagreement be resolved by a firm of independent public accountants of national recognition agreed upon by Seller and the Purchaser (it being agreed that, in the absence of a further agreement, the firm of Coopers & Lybrand, L.L.P. will be mutually agreeable to Seller and the Purchaser). The calculation of the Adjusted Adjustment Amount shall be made by such firm within the range of the respective calculations of the Purchaser and the Seller and when so made shall be conclusive, and shall be binding on, and nonappealable by, the parties. The fees and disbursements of such firm shall be borne by the party requesting such independent audit, or equally by the parties requesting such audit.

         (g) The difference between the Adjustment Amount, or, if not previously paid in full, the portion thereof that was paid by the Purchaser to the Seller at the Closing, and the Adjusted Adjustment Amount (the "Corrected Amount") shall be paid to Seller by the Purchaser or to the Purchaser by Seller, as applicable. If the Adjustment Amount, or, if not previously paid in full, the portion thereof that was paid by the Purchaser to the Seller at the Closing equals the Adjusted Adjustment Amount, no payment by the Purchaser or Seller shall be made. If the Purchaser or Seller is required to make a payment pursuant to this Section, such payment shall be made no later than two Business Days after (i) the parties agree to the Corrected Amount or (ii) the independent auditor provided for above calculates the Corrected Amount, as applicable, and shall be in immediately available funds by wire transfer to an account designated by the party entitled to receive the Corrected Amount.

         (h) The Corrected Amount shall be accompanied by the payment of interest at the prime rate from the Closing Date to the date of additional payment or refund, as the case may be. For this purpose, the "prime rate" shall mean the rate announced by the Bank of New York at its principal office as its prime commercial lending rate as of the Closing Date.


                                  ARTICLE III

                         REPRESENTATIONS AND WARRANTIES
                                 OF THE SELLER

         Subject to the terms and conditions of this Agreement, the Seller hereby represents and warrants to the Purchaser as of the date hereof, except as may otherwise be set forth on the Disclosure Schedule, as set forth in Sections 3.01 through 3.32, as follows:

         SECTION 3.01. Organization, Authority and Qualification of the Seller. The Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Louisiana and has all necessary power and authority to enter into this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Seller, the performance by the Seller of its obligations hereunder and the consummation by the Seller of the transactions contemplated hereby have been duly authorized by all requisite action on the part of the Seller other than approval by its shareholders. This Agreement has been duly executed and delivered by the Seller, and (assuming due authorization, execution and delivery by the Purchaser) upon receipt of the requisite approval by its shareholders, and the necessary approvals by Governmental Authorities, this Agreement will constitute a legal, valid and binding obligation of the Seller enforceable against the Seller in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting rights of creditors of insurance companies, rights of creditors generally or by general principles of equity. The Affiliates of Seller which are parties to the Master Loan Sale Agreement (the "Seller Master Loan Sale Parties") shall have at the Closing each taken all requisite action to authorize the Master Loan Sale Agreement, and shall have at the Closing all necessary power and authority to enter into the Master Loan Sale Agreement and to consummate the transactions contemplated thereby. The Master Loan Sale Agreement, upon its execution and delivery by Purchaser and the Seller Master Loan Sale Parties, will constitute a legal, valid and binding obligation of the Seller Master Loan Sale Parties enforceable against the Seller Master Loan Sale Parties in accordance with its terms except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting rights of creditors of insurance companies, rights of creditors generally or by general principles of equity.

         SECTION 3.02. Organization, Authority and Qualification of the Company. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Louisiana and has all necessary power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to conduct the Business. The Company is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business makes such licensing or qualification necessary, other than those jurisdictions where the failure to be so licensed or qualified are not reasonably likely to have a Material Adverse Effect, and all such jurisdictions are set forth on Section 3.02 of the

Disclosure Schedule. The Company is licensed to write life and health insurance, which includes fixed annuities, and variable products, which include variable annuities, in each of the jurisdictions listed in Section 3.02 of the Disclosure Schedule (which also specifies each jurisdiction as to which the license held by the Company specifically authorizes reinsurance activities). All of the foregoing registrations, licenses, qualifications and memberships are in full force and effect and neither the Company nor the Subsidiary has received any notice of any event, inquiry, investigation or proceeding that is reasonably likely to result in the suspension, revocation or limitation of any such registration, license, qualification or membership, and to the best knowledge of the Seller, there is no sustainable basis for any such suspension, revocation or limitation. All corporate actions taken by the Company have been duly authorized, and the Company has not taken any action that in any respect conflicts with, constitutes a default under or results in a violation of any provision of its Articles of Incorporation or By-laws except where such actions taken or not taken are not reasonably likely to have a Material Adverse Effect. True and correct copies of the Articles of Incorporation and By-laws of the Company, each as in effect on the date hereof, have been delivered by the Seller to the Purchaser.

         SECTION 3.03.  Capital Stock of the Company; Ownership of the Shares.
(a) The authorized capital stock of the Company consists of 4,200,528 shares of Common Stock. As of the date hereof, 4,200,528 shares of Common Stock are issued and outstanding, all of which are validly issued, fully paid and nonassessable. None of the issued and outstanding shares of Common Stock was issued in violation of any preemptive rights.

         (b) There are no options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the capital stock of the Company or obligating the Seller or the Company to issue or sell any shares of capital stock of, or any securities or obligations convertible into or exchangeable for shares of capital stock of the Company, or any other interest in, the Company.

         (c) The Shares constitute all the issued and outstanding capital stock of the Company and are owned of record and beneficially solely by Seller and are registered in the name of Seller free and clear of all Encumbrances. Upon consummation of the transactions contemplated by this Agreement and registration of the Shares in the name of the Purchaser in the stock records of the Company, the Purchaser, assuming it shall have purchased the Shares for value in good faith and without notice of any adverse claim, will own all the issued and outstanding capital stock of the Company free and clear of all Encumbrances other than those, if any, created by the Purchaser.

         (d) There are no voting trusts, stockholder agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the Shares.

         SECTION 3.04. Subsidiaries. (a) There are no Subsidiaries other than United Variable. Section 3.04 of the Disclosure Schedule sets forth, with respect to the Subsidiary, the jurisdiction and date of its incorporation, its authorized capital stock, the number and type of its issued and outstanding shares of capital stock and the current ownership of such shares.

         (b) The Company is not a member of (nor is any part of the Business conducted through) any partnership other than those identified in Section 3.04 of the Disclosure Schedule. The Company is not a participant in any joint venture or similar arrangement.

         (c) The Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the State of Louisiana and has all necessary power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to conduct its business. The Subsidiary is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business makes such licensing or qualification necessary, other than those jurisdictions where the failure to be so qualified or licensed is not reasonably likely to have a Material Adverse Effect, and all such jurisdictions are set forth on Section 3.04(a) of the Disclosure Schedule. The Subsidiary is a registered broker-dealer under the Exchange Act and, in connection with its present business activities, is not required to register as
a broker-dealer in any state.   The Subsidiary is a registered investment
adviser under the Investment Advisers Act and, in connection with its present business activities, is not required to register as an investment adviser in any state, other than those jurisdictions where the failure to be so registered is not reasonably likely to have a Material Adverse Effect. All of the foregoing registrations, licenses, qualifications and memberships are in full force and effect and the Subsidiary has not received any notice of any event, inquiry, investigation or proceeding that is reasonably likely to result in the suspension, revocation or limitation of any such registration, license, qualification or membership, and to the best knowledge of the Seller, there is no sustainable basis for any such suspension, revocation or limitation.

         (d) All the outstanding shares of capital stock of the Subsidiary are validly issued, fully paid, nonassessable, free of preemptive rights and owned by the Company, free and clear of all Encumbrances.

         (e) There are no options, warrants, convertible securities, or other rights, agreements, arrangements or commitments of any character relating to the capital stock of the Subsidiary or obligating the Seller, the Company or the Subsidiary to issue or sell any shares of capital stock of, or any other interest in, the Subsidiary.

         (f) All corporate actions taken by the Subsidiary have been duly authorized and the Subsidiary has not taken any action that in any respect conflicts with, constitutes a default under or results in a violation of any provision of, its charter or by-laws (or similar organizational documents) except where such actions taken or not taken are not reasonably likely to have a Material Adverse Effect. True and complete copies of the charter and by-laws (or similar organizational documents), in each case as in effect on the date hereof, of the Subsidiary have been delivered by the Seller to the Purchaser.

         (g) The Subsidiary is not a member of (nor is any part of its business conducted through) any partnership nor is the Subsidiary a participant in any joint venture or similar arrangement.

         (h) There are no voting trusts, stockholder agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any shares of capital stock of or any other interests in the Subsidiary.

         SECTION 3.05. Corporate Books and Records. The minute books of the Company and the Subsidiary contain minutes of all meetings of, and accurately reflect all material actions taken by, the stockholders, Boards of Directors and all committees of the Boards of Directors of the Company and the Subsidiary. Complete and accurate copies of all such minute books of the Company and the Subsidiary from and after 1979 have been made available to the Purchaser by the Seller.

         SECTION 3.06. No Conflict. Assuming that the requisite approval of the shareholders of the Seller is obtained and that all consents, approvals, authorizations and other actions described in Section 3.07 have been obtained and all filings and notifications listed in Section

3.07 of the Disclosure Schedule have been made, the execution, delivery and performance of this Agreement by the Seller do not and will not (a) violate, conflict with or result in the breach of any provision of the charter or by-laws (or similar organizational documents) of the Seller, the Company or the Subsidiary, (b) conflict with or violate (or cause an event which would be reasonably likely to have a Material Adverse Effect as a result of) any Law or Governmental Order applicable to the Seller, the Company, the Subsidiary or any of their respective assets, properties or businesses, including, without limitation, the Business, except where such conflict or violation is not reasonably likely to have a Material Adverse Effect or (c) conflict with, result in any breach of, constitute a default (or event which with the giving of notice or the lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination, amendment, acceleration, suspension, revocation or cancellation of, or result in the creation of any Encumbrance on any of the Shares or on any of the assets or properties of the Seller, the Company or the Subsidiary pursuant to any note, bond, mortgage or indenture, contract, agreement, lease, sublease, license, permit, franchise or other instrument or arrangement to which the Seller, the Company or the Subsidiary is a party or by which any of the Shares or any of such assets or properties is bound or affected except where such conflict or breach is not reasonably likely to have a Material Adverse Effect.

         SECTION 3.07. Governmental and Other Authorizations; Notices and Consents. (a) The execution, delivery and performance of this Agreement do not and will not require any consent, approval, authorization or other order of, action by, filing with or notification to any Governmental Authority or any other third party, except (a) as required by the insurance laws of the State of Louisiana and any other state in which the Company is doing business, (b) the notification requirements of the HSR Act and (c) as set forth on Section 3.07 of the Disclosure Schedule.

         (b) The Seller does not have knowledge of any facts or circumstances pertaining to the Purchaser which are reasonably likely to prevent the parties hereto from obtaining the governmental consents and approvals contemplated by
Section 3.07(a).

         SECTION 3.08. Financial Information and Books and Records. (a) The Seller has previously furnished, and for the period ended December 31, 1995 will furnish, to the Purchaser true and complete copies of (i) the audited consolidated GAAP balance sheet of the Company and its Subsidiary for each of the fiscal years ended as of December

31, 1995, December 31, 1994 and December 31, 1993, and the related audited GAAP consolidated statements of earnings, stockholder's equity and cash flows for each of such periods then ended together with all related notes and schedules thereto, accompanied by the reports thereon of the Company and the Seller's Accountants, which reports shall be "unqualified" except for references therein to adoption of new accounting policies agreed to by the auditors (collectively referred to herein as the "Company GAAP Statements") and (ii) the unaudited GAAP consolidated balance sheets of the Company and its Subsidiary as of March 31, June 30, September 30 and December 31, 1995, the end of each fiscal quarter thereafter and the related unaudited GAAP consolidated statements of earnings, stockholder's equity and cash flows for each three-month period then ended, together with all related notes and schedules thereto (collectively referred to herein as the "Company Interim GAAP Statements" and, together with the Company GAAP Statements, the "Financial Statements"). The Financial Statements (i) were or will be prepared in accordance with the books of account and other financial records of the Company and the Subsidiary, (ii) present or will present fairly in all material respects the consolidated financial condition and results of operations of the Company and the Subsidiary as of the dates thereof or for the periods covered thereby in accordance with GAAP, applied on a basis consistent with the past practices of the Company except as noted therein and (iii) include or will include all adjustments that are necessary for a fair presentation of the consolidated financial condition and the results of the operations of the Company and the Subsidiary as of the dates thereof or for the periods covered thereby in accordance with GAAP (subject, in the case of the Company Interim GAAP Statements, to normal estimation of accruals and normal year-end audit adjustments).

         (b) The Seller has previously furnished, and for the period ended December 31, 1995 will furnish, to the Purchaser true and complete copies of
(i) the statutory annual statement of the Company filed with or submitted to the Louisiana Department, and any other state department of insurance or similar regulatory authority with which the Company has filed statutory annual statements which are different from those filed with the Louisiana Department (the "Other Departments"), for each of the four years ended as of December 31, 1995, December 31, 1994, December 31, 1993, and December 31, 1992, together with all related notes, exhibits and schedules thereto (collectively referred to herein as the "Company Annual Statements") and (ii) the statutory quarterly statements of the Company filed with or submitted to the Louisiana Department and any Other Departments for each of the three-month periods ended as of March 31, June 30, and September 30, 1995 and the end of each fiscal quarter thereafter, together with all related notes, exhibits and schedules thereto (collectively referred to herein as the "Company Quarterly Statements" and, together with the Company Annual Statements, the "Statutory Statements"). The Statutory Statements (i) were or will be prepared from the books of account and other financial records of the Company, (ii) were or will be filed with or submitted to the Louisiana Department or Other Departments on forms prescribed or permitted by the Louisiana Department or the Other Departments, as applicable, (iii) were or will be prepared in accordance with SAP applied on a basis consistent with the past practices of the Company except as noted therein and complied on their respective dates of filing or submission in all material respects with Louisiana Law and with all other applicable Laws; provided that any such non-compliance is not reasonably likely to have a Material Adverse Effect and (iv) present or will present fairly in all material respects the assets, liabilities, capital and surplus, results of operations and cash flows of the Company as of the dates thereof or for the periods covered thereby in accordance with SAP (subject, in the case of the Company Quarterly Statement, to normal estimation of accruals and reserves and normal year-end audit adjustments).

         (c) The Seller for the period ended December 31, 1995 will deliver to the Purchaser a true and complete copy of the annual statement of the separate accounts of the Company to be filed with or submitted to the Louisiana Department for the year ended as of December 31, 1995, together with all related notes, exhibits and schedules thereto (referred to herein as the "Company Separate Accounts Annual Statement"). The Company Separate Accounts Annual Statement (i) was or will be prepared from the books of account and other financial records of the Company, (ii) was or will be filed with or submitted to the Louisiana Department on forms prescribed or permitted by the Louisiana Department, (iii) was or will be prepared in accordance with SAP applied on a basis consistent with the past practices of the Company (except as set forth in the notes, exhibits or schedules thereto) and complied on their respective dates of filing or submission in all material respects with Louisiana Law and with all other applicable Laws; provided that any such non-compliance is not reasonably likely to have a Material Adverse Effect and
(iv) present or will presents fairly in all material respects the combined statutory assets, liabilities and surplus, and results of operations of the separate accounts of the Company as of the dates thereof or for the periods covered thereby in accordance with SAP.

         (d) The books of account and other financial records of the Company and the Subsidiary: (i) reflect or will reflect, in all material respects, all items of income and expense and all assets and liabilities required to be reflected therein in accordance with GAAP or SAP, as applicable, (ii) are or will be in all material respects complete and correct, and (iii) have been or will be maintained in accordance with good business, accounting and, with respect to the Company, actuarial practices.

         SECTION 3.09. Reserves. All reserves and other liabilities reflected in lines 1, 2, 3, and 4 of page 3 of the 1994 and 1995 Company Annual Statements ("Reserve Liabilities") (i) were and will be, as applicable, determined in accordance with commonly accepted actuarial standards consistently applied except as noted therein, (ii) were and will be, as applicable, fairly stated in accordance with sound actuarial principles, (iii) were and will be, as applicable, based on actuarial assumptions which were in accordance with or more conservative than those appropriate for such insurance policies and annuity contracts, (iv) met or will meet, as applicable, the requirements of the insurance Laws of the state of domicile and, in the aggregate, each other jurisdiction in which the Company is licensed to write life insurance or issue annuities and (v) reflected or will reflect, as applicable, the related reinsurance, coinsurance and other similar agreements of the Company. Adequate provision for all such Reserve Liabilities has been made (under commonly accepted actuarial principles consistently applied) to cover the total amount of all reasonably anticipated matured and unmatured benefits, claims and other liabilities of the Company under all insurance policies and annuity contracts under which the Company has any liability (including, without limitation, any liability arising under or as a result of any reinsurance, coinsurance or other similar agreement) on December 31, 1994. At the time of the Closing, the Reserve Liabilities will be sufficient to satisfy all cash flow testing requirements applicable thereto under applicable Law.

         SECTION 3.10. No Undisclosed Liabilities or Capital Commitments. To Seller's Enhanced Special Knowledge: (a) There are no Liabilities of the Company or the Subsidiary, other than liabilities (i) reflected or reserved against in the Financial Statements, (ii) under life and health insurance and annuity policies issued by the Company, (iii) disclosed in Section 3.10 of the Disclosure Schedule, (iv) relating to post-Closing state insurance guaranty fund assessments relating to insurance companies that are insolvent or are taken under conservatorship, placed in receivership or rehabilitation or subject to similar action prior to the Closing or (v) incurred since the Balance Sheet Date in the ordinary course of the Business Consistent With Past Practice and which have not had and are not reasonably likely to have a Material Adverse Effect.

         (b) Except as set forth in Section 3.10 of the Disclosure Schedule and except for purchases and sales of home equity loans and investment assets in the ordinary course of business Consistent With Past Practice, neither the Company nor the Subsidiary is subject to any commitment, actual or contingent, to make any investment or capital contribution, or otherwise expend capital, or purchase any securities, or supply funds to any Person, in each case in excess of $100,000 in the aggregate.

         SECTION 3.11. Acquired Assets. Each asset of the Company and the Subsidiary (including, without limitation, the benefit of any licenses, leases or other agreements or arrangements) acquired since the Balance Sheet Date has been acquired for consideration, to the Seller's knowledge, of not more than the fair market value of such asset at the date of such acquisition.

         SECTION 3.12. Conduct in the Ordinary Course; Absence of Certain Changes, Events and Conditions. Since the Balance Sheet Date, except as disclosed on the Disclosure Schedule or contemplated by this Agreement (a) the Business has been conducted in the ordinary course and Consistent With Past Practice and (b) neither the Company nor the Subsidiary has:

           (i) permitted or allowed any of the assets or properties (whether tangible or intangible) of the Company or the Subsidiary to be subjected to any Encumbrance, other than Permitted Encumbrances and Encumbrances that will be released at or prior to the Closing;

          (ii) except in the ordinary course of business Consistent with Past Practice, discharged or otherwise obtained the release of any Encumbrance or paid or otherwise discharged any Liability, other than current liabilities reflected on the Balance Sheet and current liabilities incurred in the ordinary course of business Consistent With Past Practice since the Balance Sheet Date;

         (iii) other than loans to policyholders and commercial real estate loans in the ordinary course of business Consistent With Past Practice, made any loan to, guaranteed any Indebtedness of, or otherwise incurred any Indebtedness on behalf of any Person;

          (iv) failed to pay any creditor any amount owed to such creditor when due, except any amounts being contested in good faith and not in excess of $100,000 in the aggregate or for which reserves in accordance with GAAP have been established on the Financial Statements;

           (v) redeemed any of the capital stock or declared, made or paid any dividends or distributions with respect to capital (whether in cash, securities or other property) to the holders of capital stock of the Company or the Subsidiary or otherwise, other than dividends, distributions and redemptions declared, made or paid by the Subsidiary solely to the Company;

          (vi) made any material changes in the customary methods of operations of the Company or the Subsidiary, including, without limitation, purchasing, marketing, selling, pricing, underwriting, investing or actuarial practices and policies;

         (vii) merged with, entered into a consolidation with or acquired an interest of 5% or more in any Person or acquired a substantial portion of the assets or business of any Person or any division or line of business thereof, or otherwise acquired any material assets other than in the ordinary course of business Consistent With Past Practice;

        (viii) made any capital expenditure or commitment for any capital expenditure in excess of $100,000 in the aggregate;

          (ix) sold, transferred, leased, subleased, licensed or otherwise disposed of any properties or assets, real, personal or mixed (including, without limitation, investment assets, leasehold interests and intangible assets), other than (A) the sale of investment assets (including, without limitation, home equity loans) in the ordinary course of business Consistent With Past Practice and (B) the distribution of Excluded Assets in accordance with Section 5.12;

           (x) issued or sold any capital stock, notes, bonds or other securities, or any option, warrant or other right to acquire the same, of, or any other interest in, the Company or the Subsidiary, other than the sale of annuity contracts in the ordinary course of business Consistent With Past Practice or as contemplated by Section 5.12;

          (xi) except as set forth in Section 3.12 of the Disclosure Schedule and except as disclosed in the Seller's most recent proxy statement, and except for salary and benefits which are provided Consistent With

     Past Practice, entered into any agreement, arrangement or transaction with any of its directors, officers, employees or shareholders (or with any relative, beneficiary, spouse or Affiliate of such Person), other than an insurance policy or annuity contract containing standard terms and purchased by such Person;

         (xii) except as set forth in Section 3.12 of the Disclosure Schedule, (A) granted any increase, or announced any increase, in the wages, salaries, compensation, bonuses, incentives, pension or other benefits payable by the Company or the Subsidiary to any of its employees, including, without limitation, any increase or change pursuant to any Plan except for regular salary increases in the ordinary course of business Consistent With Past Practice or (B) established or increased or promised to increase any benefits under any Plan;

        (xiii) revalued (other than in accordance with SAP or GAAP, as appropriate) or, except as set forth in Section 3.12 of the Disclosure Schedule, restructured any assets of the Company or the Subsidiary;

         (xiv) amended, terminated, cancelled or compromised any material claims of the Company or the Subsidiary or waived any other rights of substantial value to the Company or the Subsidiary;

          (xv) made any change in any method of accounting or accounting practice or policy used by the Company or the Subsidiary and disclosed in the Financial Statements or the SAP Statements other than changes which were required by GAAP or SAP or Guideline 33 of the National Association of Insurance Commissioners;

         (xvi)     failed to maintain the Assets Consistent With Past
     Practices;

        (xvii) allowed any material Permit or material Environmental Permit that was issued or relates to the Company or the Subsidiary or otherwise relates to any material Asset to lapse or terminate or failed to renew any such Permit or Environmental Permit or any insurance policy under which the Company or the Subsidiary is an insured that is scheduled to terminate or expire on or prior to the Closing Date;

       (xviii)     incurred any Indebtedness in excess of $100,000 in the
     aggregate (other than repurchase agreements and reverse repurchase agreements entered into in the ordinary course of business Consistent With Past Practice);

         (xix) amended, modified or consented to the termination of any Material Contract or the Company's or the Subsidiary's rights thereunder;

          (xx) amended or restated the Articles of Incorporation or the By-laws (or other organizational documents) of the Company or the Subsidiary;

         (xxi) terminated, discontinued, closed or disposed of any office, facility or other business operation, or laid off any employees other than in the ordinary course of business Consistent With Past Practice) or implemented any early retirement, separation or program providing early retirement window benefits within the meaning of Section 1.401(a)-4 of the Regulations or announced or planned any such action or program for the future;

        (xxii) except pursuant to confidentiality agreements, disclosed any secret or confidential Intellectual Property or permitted to lapse or abandoned any Intellectual Property (or any registration or grant thereof or any application relating thereto) to which, or under which, the Company or the Subsidiary has any right, title, interest or license and which is material to the Business;

       (xxiii)     except as set forth in Section 3.12 of the Disclosure
     Schedule, settled or compromised any liability, with respect to Taxes of the Company or the Subsidiary;

        (xxiv) suffered any casualty loss or damage with respect to any of the Assets which in the aggregate have a replacement cost in excess of $100,000, whether or not such loss or damage shall have been covered by insurance;

         (xxv) except as set forth in Section 3.12 of the Disclosure Schedule, made any material amendment to the insurance policies or annuity contracts in force of the Company or made any material change in the methodology used in the determination of, or destrengthened the Reserve Liabilities of the Company or any reserves contained in the 1994 Company GAAP Statements with respect to insurance policies and annuity contracts;

        (xxvi) except as set forth in Section 3.12 of the Disclosure Schedule, terminated, amended or entered into as ceding or assuming insurer any reinsurance, coinsurance or other similar agreement or any trust agreement or security agreement related thereto, other than renewals on substantially the same terms, in the ordinary course of business;

       (xxvii)     except as set forth in Section 3.12 of the Disclosure
     Schedule, amended or introduced any life insurance policy or annuity contract;

      (xxviii)     suffered any Material Adverse Effect;

        (xxix) agreed, whether in writing or otherwise, to take any of the actions specified in this Section 3.12 or granted any options to purchase, rights of first refusal, rights of first offer or any other similar rights or commitments with respect to any of the actions specified in this
     Section 3.12, except as expressly contemplated by this Agreement; or

         (xxx) except for the transactions contemplated by this Agreement, taken or failed to take any action which could cause the Adjustment Amount to be greater than it would otherwise be in the ordinary course of business.

         SECTION 3.13. Litigation. Set forth in Section 3.13 of the Disclosure Schedule (with respect to each Action disclosed therein) are the parties, the nature of the proceeding, the date and method commenced and the amount of damages (if known) or other relief sought and, if applicable, paid or granted. Except as set forth in Section 3.13 of the Disclosure Schedule, there are no Actions by or against the Company or the Subsidiary (or by or against the Seller or any Affiliate thereof and relating to the Business, the Company or the Subsidiary), or affecting any of the Assets, pending before any Governmental Authority (or, to the best knowledge of the Seller, threatened to be brought by or before any Governmental Authority). No such Action is reasonably likely to have a Material Adverse Effect or is reasonably likely to affect the legality, validity or enforceability of this Agreement or the consummation of the transactions contemplated hereby. None of the Company, the Subsidiary, any of the Assets or the Seller is subject to any Governmental Order (nor, to the best knowledge of the Seller, are there any such Governmental Orders threatened to be imposed by any Governmental Authority) which is reasonably likely to have a Material Adverse Effect.

         SECTION 3.14. Certain Interests. Seller or any Affiliate of Seller (other than the Company or the Subsidiary) does not have, and no officer or director of the Seller, the Company or the Subsidiary and no relative or spouse (or relative of such spouse) who resides with, or is a dependent of, any such officer or director has

(i) outstanding any Indebtedness to the Company or the Subsidiary or (ii) except as set forth in Section 3.12(a)(xi) and Section 3.14 of the Disclosure Schedule, entered into any transactions with the Company or the Subsidiary (any arrangement referred to in (i) or (ii) shall be referred to as an "Inter-Company Arrangement"). All Inter-Company Arrangements are set forth in
Section 3.14 of the Disclosure Schedule.

         SECTION 3.15. Compliance with Laws. To the Seller's Enhanced Special Knowledge, the Company and the Subsidiary have each conducted and continue to conduct the Business in accordance with all material Laws and Governmental Orders applicable to the Company or the Subsidiary or any of the Assets or the Business, and neither the Company nor the Subsidiary is in violation of any such Law or Governmental Order, except as set forth in Section 3.15 of the Disclosure Schedule. The Company and the Subsidiary have duly and validly filed or caused to be filed all material reports, statements, documents, registrations, filings or submissions that were required by applicable Laws to be filed; all such filings complied with all applicable Laws in all material respects when filed, and no material deficiencies have been asserted with respect to any such filings which have not been satisfied. All outstanding insurance policies, annuity contracts and assumption certificates issued by the Company and now in force are, to the extent required under applicable Laws, on forms approved by the insurance regulatory authority of the jurisdiction where issued or have been filed with and not objected to by such authority within the period provided for objection, and utilize premium rates which if required to be filed with or approved by insurance regulatory authorities have been so filed or approved and the premiums charged conform thereto. The Company and the Subsidiary, as applicable, have filed all forms, reports, statements and other documents required by Law to be filed by them with the Securities and Exchange Commission (the "Commission"), including, without limitation, (a) all Annual Reports on Form 10-K, (b) all Quarterly Reports on Form 10-Q, (c) all Current Reports on Form 8-K, (d) all other reports and registration statements, including, without limitation, in connection with sales of variable annuity or variable life contracts, and (e) all amendments and supplements to all such reports and registration statements, and all such forms, reports, statements and other documents, including, without limitation, those filed after the date hereof, did not at the time they were filed (at the time they became effective and so long as they remain effective in the case of registration statements and amendments thereto), or will not at the time they are filed (at the time they became effective and so long as they remain effective in the case of registration statements and amendments thereto), contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. Each of the separate accounts of the Company or the Subsidiary that is required to be registered as an investment company under the Investment Company Act of 1940 is so registered (each of which is listed in Section 3.15 of the Disclosure Schedule). All forms, reports, statements and other documents required by Law to be filed with the Commission by or on behalf of each of the separate accounts of the Company or the Subsidiary, including, without limitation, all registration statements and all amendments and supplements to all such registration statements, including, without limitation, in connection with sales of variable life insurance policies and variable annuity contracts, have been so filed by or on behalf of such separate accounts, and all such forms, reports, statements and other documents, including, without limitation, those filed after the date hereof, did not at the time they were filed (at the time they became effective and so long as they remain effective in the case of registration statements and amendments thereto), or will not at the time they are filed (at the time they became effective and so long as they remain effective in the case of registration statements and amendments thereto), contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statement therein, in the light of the circumstances under which they were made, not misleading.

         SECTION 3.16. Environmental and Other Permits and Licenses; Related Matters. To the Seller's Special Knowledge except as set forth in Section 3.10 or 3.16 of the Disclosure Schedule:

         (a) The Seller, the Company and the Subsidiary currently hold all the permits, licenses, authorizations, certificates, consents, exemptions and approvals required under any Law (collectively, "Permits"), including, without limitation, Environmental Permits, necessary for the ownership, use, occupancy and operation of each Asset of the Company and the Subsidiary and the conduct of the Business, and all such Permits are in full force and effect, except where the failure to hold any such Permit is not reasonably likely to have a Material Adverse Effect.

         (b) (i) Each tenant and occupant of the Real Property holds all Permits, including, without limitation, Environmental Permits, necessary for the use, occupancy and operation of the Real Property by such tenant or occupant, and all such Permits are in full force and effect, except where the failure to hold any such Permit is not reasonably likely to have a Material Adverse Effect; (ii) there is no existing practice, action or activity of any tenant or occupant of the Real Property, or of any owner, tenant or occupant of any real property in which the Company or a Subsidiary or with respect to the Business, the Seller currently holds a security interest (the "Secured Real Property") which will give rise to any criminal liability or civil Liability under, or violate or prevent compliance with, any applicable Law, including, without limitation, any applicable Environmental Law; (iii) no tenant or occupant of the Real Property has received any notice from any Governmental Authority revoking, cancelling, rescinding, materially modifying or refusing to renew any Permit or providing written notice of violations under any Law, including, without limitation, any applicable Environmental Law; (iv) each tenant and occupant of the Real Property is in all respects in compliance with its Permits, including, without limitation, Environmental Permits, except where the failure to be in compliance with such Permits is not reasonably likely to have a Material Adverse Effect;
(v) there is no existing practice, action or activity of the Company or the Subsidiary or, with respect to any portion of the Business, the Seller and no existing condition of the Assets of the Company or the Subsidiary or the Business which has given (except to the extent already resolved) or will give rise to any criminal liability or civil Liability under, or violate or prevent compliance with, any applicable Law, including, without limitation, any applicable Environmental Law; (vi) none of the Seller, the Company nor the Subsidiary has received any notice from any Governmental Authority revoking, cancelling, rescinding, materially modifying or refusing to renew any Permit; and (vii) the Company and the Subsidiary are in all respects in compliance with the Permits, including, without limitation, Environmental Permits, except where the failure to be in compliance with such Permits is not reasonably likely to have a Material Adverse Effect. Section 3.16(a) of the Disclosure Schedule identifies all Permits, including, without limitation, Environmental Permits and indicates by asterisk those that will require the consent of any Governmental Authority in the event of the execution of this Agreement or the consummation of the transactions contemplated by this Agreement.

         (c) (i) Neither the Company nor the Subsidiary nor, with respect to any portion of the Business, the Seller has violated or is violating any applicable Environmental Law except for any such violation which is not reasonably likely to have a Material Adverse Effect; (ii) no tenant or occupant of the Real Property or owner, tenant or occupant of the Secured Real Property is violating any applicable Environmental Law in connection with the ownership, use, occupancy or operation of the Real Property or the Secured

Real Property except for any such violation which is not reasonably likely to have a Material Adverse Effect; (iii) there has been no Release of Hazardous Materials at, to, from, or under any real property currently or formerly owned, leased, or operated by the Company or the Subsidiary, or, with respect to any portion of the Business, the Seller, or at, to, from or under any Secured Real Property, except (x) Releases which individually or collectively do not exceed the applicable reportable quantity established pursuant to CERCLA, or (y) Releases of petroleum or its derivatives which individually or collectively do not exceed ten gallons; (iv) none of the Company or the Subsidiary or, with respect to any portion of the Business, the Seller, has generated, transported or arranged for the transport of, or disposed of any Hazardous Materials at any location, other than amounts and types of Hazardous Materials normally present in ordinary office trash or household waste; (v) no tenant or occupant of the Real Property has generated at such Real Property any Hazardous Material, other than amounts and types of Hazardous Materials normally present in ordinary office trash or household waste; (vi) none of the Company or the Subsidiary, or, with respect to any portion of the Business, the Seller, has any Liabilities in connection with the Release of any Hazardous Material at any location; (vii) except as set forth in Section 3.16 of the Disclosure Schedule, there is not present at any of the Real Property any underground storage tanks or sumps, asbestos, or polychlorinated biphenyls; (viii) no Environmental Lien has attached to any of the Real Property or the Secured Real Property; and (ix) there are no past (except to the extent already resolved), pending or threatened Environmental Claims against the Company or the Subsidiary or, with respect to the Business, the Seller, nor are there any circumstances that may form the basis of any such Environmental Claim.

         SECTION 3.17. Material Contracts. (a) Section 3.17 of the Disclosure Schedule lists each of the following contracts and agreements (including, without limitation, oral agreements) of the Company and the Subsidiary (such contracts and agreements, together with all contracts, agreements and Leases concerning the management or operation of any Real Property (including, without limitation, brokerage contracts) listed or otherwise disclosed in Section 3.19(a) or 3.19(b) of the Disclosure Schedule to which the Company or the Subsidiary is a party and all agreements relating to Intellectual Property set forth in Section 3.18(a) of the Disclosure Schedule, being "Material Contracts"):

           (i) each contract and agreement for the purchase of materials or personal property with any supplier or for the furnishing of services to the

     Company, the Subsidiary or otherwise related to the Business under the terms of which the Company or the Subsidiary: (A) is likely to pay or otherwise give consideration of more than $50,000 individually and $250,000 in the aggregate during the calendar year ending December 31, 1995, (B) is likely to pay or otherwise give consideration of more than $100,000 in the aggregate over the remaining term of such contract or (C) cannot be cancelled by the Company or the Subsidiary without penalty or further payment in an amount more than $50,000 individually and $250,000 in the aggregate and without more than 90 days' notice;

          (ii) each contract and agreement for the sale of personal property or for the furnishing of services by the Company or the Subsidiary, other than the insurance policies and annuity contracts sold in the ordinary course of business Consistent With Past Practice, which:
     (A) is likely to involve consideration of more than $50,000 in the aggregate during the calendar year ending December 31, 1995, (B) is likely to involve consideration of more than $100,000 in the aggregate over the remaining term of the contract or (C) cannot be cancelled by the Company or the Subsidiary without penalty or further payment in an amount more than $50,000 individually and $250,000 in the aggregate and without more than 90 days' notice;

         (iii) all broker, distributor, agency, sales promotion, market research, marketing consulting and advertising contracts and agreements to which the Company or the Subsidiary is a party pursuant to which services were being provided on the Balance Sheet Date in an amount more than $500,000 in the aggregate;

          (iv) all management contracts and contracts with independent contractors or consultants (or similar arrangements) to which the Company or the Subsidiary is a party and which are not cancelable without penalty or further payment in an amount more than $50,000 individually and $250,000 in the aggregate and without more than 90 days' notice;

           (v) all contracts and agreements relating to Indebtedness of the Company or the Subsidiary including any commitments of the Company for mortgage loans, other than policy loans, in an amount more than $50,000 individually and $250,000 in the aggregate;

          (vi) all contracts and agreements with any Governmental Authority to which the Company or the Subsidiary is a party;

         (vii) all contracts and agreements that limit or purport to limit the ability of the Company or the Subsidiary to compete in any line of business or with any Person or in any geographic area or during any period of time;


        (viii)     all Inter-Company Arrangements;

          (ix) all reinsurance, coinsurance or other similar agreements, and all trust agreements or other security agreements related thereto, to which the Company is a party that remain in force;

           (x) all other contracts and agreements (other than fixed or variable annuity, life contracts or other insurance policies issued by the Company or the Subsidiary) whether or not made in the ordinary course of business, which are material to the Company, the Subsidiary or the conduct of the Business or the absence of which would have a Material Adverse Effect; and

          (xi) all obligations to pay any amounts or to perform any obligations owing to, or to indemnify, the Seller or otherwise hold the Seller harmless pursuant to any agreement or other arrangement entered into prior to Closing between the Seller or any Affiliate (other than the Company and the Subsidiary) and the Company or the Subsidiary.

         (b) Each Material Contract is legal, valid, binding, enforceable against the other party(ies) thereto and in full force and effect, and will not cease to be in full force and effect on terms identical to those currently in effect as a result of the consummation of the transactions contemplated by this Agreement, except, in either case, as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting rights of creditors of insurance companies, rights of creditors generally or by general principles of equity, nor will the consummation of the transactions contemplated by this Agreement constitute a breach or default under such Material Contract. Neither the Company nor the Subsidiary is in breach of, or default under, any Material Contract.

         (c) To the best knowledge of the Seller, no other party to any Material Contract is in breach thereof or default thereunder.

         (d) There is no contract, agreement or other arrangement granting any Person any preferential right to purchase, other than as contemplated hereby and in the ordinary course of business Consistent With Past Practice, any of the properties or assets of the Company or the Subsidiary.

         SECTION 3.18. Intellectual Property. (a) Section 3.18(a)(i) of the Disclosure Schedule sets forth a true and complete list and a brief description of the Owned Intellectual Property consisting of trademarks, service marks, corporate and assumed names, trade names and copyrights and pending registrations therefor and Section 3.18(a)(ii) of the Disclosure Schedule sets forth a true and complete list and a brief description, including, without limitation, a description of any license or sublicense thereof, of all Licensed Intellectual Property. In each case where a registration or application for registration listed in Section 3.18(a)(i) of the Disclosure Schedule is held by assignment, the assignment has been duly recorded with the United States Patent and Trademark Office. To Seller's Special Knowledge, the rights of the Company or the Subsidiary, as the case may be, in or to such Intellectual Property do not conflict with or infringe on the rights of any other Person, except where such conflict or infringement is not reasonably likely to have a Material Adverse Effect, and none of the Seller, the Company or the Subsidiary has received any claim or written notice of infringement or conflict in respect of any Intellectual Property.

         (b) (i) all the Owned Intellectual Property is owned by either the Company or the Subsidiary, as the case may be, free and clear of any Encumbrance other than Permitted Encumbrances, (ii) the Company or the Subsidiary has the right, pursuant to valid and enforceable licenses, to use the Licensed Intellectual Property in the manner in which the Licensed Intellectual Property is currently being used and (iii) no Actions have been made or asserted or are pending (nor, to the best knowledge of the Seller, has any such Action been threatened) against the Company or the Subsidiary either
(A) based upon or challenging or seeking to deny or restrict the use by the Company or the Subsidiary of any of the Intellectual Property or (B) alleging that any services provided or products sold by the Company or the Subsidiary are being provided or sold in violation of any trademarks, or any other rights of any Person except such Actions which, if adversely determined, are not reasonably likely to have a Material Adverse Effect. To the best knowledge of the Seller, no Person is using any trademarks, service marks, trade names or similar property that are confusingly similar to the Owned Intellectual Property or that infringe upon the Owned Intellectual Property or upon the rights of the Company or the Subsidiary therein. None of the Seller, the Company nor the Subsidiary has granted any license or other right to any other Person with respect to the Owned Intellectual Property. The consummation of the transactions contemplated by this Agreement will not result in the termination or impairment of any of the Owned Intellectual Property or any of the rights of the Company or the Subsidiary in any of the Licensed Intellectual Property.

         (c) The Intellectual Property described in Sections 3.18(a)(i) and 3.18(a)(ii) of the Disclosure Schedule constitutes all of the Intellectual Property used or held or intended to be used by the Company or the Subsidiary or forming a part of all such Intellectual Property necessary and material in the conduct of the Business and there are no other items of Intellectual Property that are material to the Company, the Subsidiary or the Business.

         SECTION 3.19. Real Property. (a) Section 3.19(a) of the Disclosure Schedule lists: (i) the street address of each parcel of Owned Real Property,
(ii) the date on which each parcel of Owned Real Property was acquired, (iii) the current owner of each such parcel of Owned Real Property, (iv) information relating to the recordation of the deed pursuant to which each such parcel of Owned Real Property was acquired and (v) the current use of each such parcel of Owned Real Property.

         (b) Section 3.19(b) of the Disclosure Schedule lists: (i) the street address of each parcel of Leased Real Property, (ii) the identity of the lessor, lessee and current occupant (if different from lessee) of each such parcel of Leased Real Property and (iii) the current use of each such parcel of Leased Real Property.

         (c) The Seller has, or has caused to be, delivered to the Purchaser true and complete copies of all Leases listed in Section 3.19(b) of the Disclosure Schedule. Each such Lease is legal, valid, binding, enforceable and in full force and effect with respect to the Company or the Subsidiary, as applicable, and, to Seller's knowledge, each such Lease is legal, valid, binding, enforceable and in full force and effect with respect to the lessor thereof. Except as set forth in Section 3.19 of the Disclosure Schedule, each such Lease will not cease to be in full force and effect on terms identical to those currently in effect as a result of the consummation of the transactions contemplated by this Agreement, except, in either case, as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting rights of creditors of insurance companies, rights of creditors generally or by general principles of equity, nor will the consummation of the transactions contemplated by this Agreement constitute a breach or default under such Lease or otherwise give the landlord a right to terminate such Lease in accordance with the terms thereof.

         (d) There are no condemnation proceedings or eminent domain proceedings of any kind pending or, to the best knowledge of the Seller, threatened against the Real Property.

         (e) The rental set forth in each Lease of the Leased Real Property is the actual rental being paid, and there are no separate agreements or understandings with respect to the same.

         SECTION 3.20. Tangible Personal Property. (a) Section 3.20 of the Disclosure Schedule lists each group of equipment, supplies, furniture, fixtures, personalty, vehicles and other tangible personal property (the "Tangible Personal Property") used in the Business or owned or Leased by the Company or the Subsidiary with a value reasonably estimated by the Seller for each group to exceed $100,000.

         (b) The Seller has, or has caused to be, delivered to the Purchaser true and complete copies of all Leases for Tangible Personal Property providing for annual rentals in excess of $50,000 and any and all material ancillary documents pertaining thereto. Each such Lease is legal, valid, binding, enforceable and in full force and effect with respect to the Company or the Subsidiary, as applicable, and, to Seller's knowledge, each such Lease is legal, valid, binding, enforceable and in full force and effect with respect to the lessor thereof. Except as set forth in Section 3.20 of the Disclosure Schedule, each such Lease will not cease to be legal, valid, binding, enforceable and in full force and effect on terms identical to those currently in effect as a result of the consummation of the transactions contemplated by this Agreement except, in either case, as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting rights of creditors of insurance companies, rights of creditors generally or by general principles of equity, nor will the consummation of the transactions contemplated by this Agreement constitute a breach or default under such Lease or otherwise give the lessor a right to terminate such Lease in accordance with the terms thereof.

         SECTION 3.21. Assets. (a) Either the Company or the Subsidiary, as the case may be, owns, leases or has the legal right to use all the properties and assets, including, without limitation, the Owned Intellectual Property, the Licensed Intellectual Property, the Real Property and the Tangible Personal Property, used in the conduct of the Business or otherwise owned, leased or used by the Company or the Subsidiary and, with respect to contract rights, is a party to and enjoys the right to the benefits of all material contracts, agreements and other arrangements used by the Company or the Subsidiary or in or relating to the conduct of the Business (all such properties, assets and contract rights being the "Assets"). Either the Company or the Subsidiary, as the case may be, has good and marketable title to, or, in the case of leased or subleased Assets, valid and subsisting leasehold interests in, all the Assets, free and clear of all Encumbrances, except for Permitted Encumbrances.

         (b) All the Assets are in such operating condition and repair as is Consistent With Past Practice.

         (c) Immediately following the Closing, either the Company or the Subsidiary, as the case may be, will continue to own, pursuant to good and marketable title, or lease, under valid and subsisting leases, or otherwise retain its respective interest in the Assets (except the Excluded Assets) without incurring any material penalty or other materially adverse consequence, including, without limitation, any increase in rentals, royalties, or licenses or other fees imposed as a result of, or arising from, the consummation of the transactions contemplated by this Agreement. Immediately following the Closing, either the Company or the Subsidiary, as the case may be, shall own and possess all presently existing documents, books, records, agreements and financial data of any sort used by the Company or such Subsidiary in the conduct of the Business or otherwise. The Company owns assets that qualify as legal reserve assets under applicable insurance Laws in an amount equal to its Reserve Liabilities.

         SECTION 3.22.  Insurance Issued.  (a) Except as set forth in Section
3.22 of the Disclosure Schedule, with respect to all insurance issued:

           (i) All insurance policy and annuity contract benefits payable by the Company and, to the best knowledge of the Seller, by any other Person that is a party to or bound by any reinsurance, coinsurance or other similar agreement with the Company, have in all material respects been paid in accordance with the terms of the insurance policies, annuity contracts and other contracts under which they arose, except for such benefits for which there is a reasonable basis to contest payment.

          (ii) Except as set forth in Section 3.22 of the Disclosure Schedule, no outstanding insurance policy or annuity contract issued or assumed by the Company entitles the holder thereof or any other Person to receive dividends, distributions or other benefits based on the revenues or earnings of the Company or any other Person.

         (iii) The Company has not received any information which would reasonably cause it to believe that the financial condition of any other party to any reinsurance, coinsurance or other similar agreement with the Company is so impaired as to result in a default thereunder.

          (iv) Except as set forth in Section 3.22 of the Disclosure Schedule, all advertising, promotional and sales materials and other marketing practices used by the Company or any agent of the Company have complied and are currently in compliance with applicable Laws.

           (v) Each insurance agent, at the time such agent wrote, sold or produced business for the Company since January 1, 1991 was duly licensed as an insurance agent (for the type of business written, sold or produced by such insurance agent) in the particular jurisdiction in which such agent wrote, sold or produced such business.

          (vi) The tax treatment under the Code of all insurance or annuity policies, plans or contracts; all financial products, employee benefit plans (other than the Plans), individual retirement accounts or annuities; or any similar or related policy, contract, plan, or product, whether individual, group, or otherwise, if any, issued or sold by the Company or the Subsidiary on or before the Closing Date is and at all times has been in all material respects the same or more favorable to the purchaser, policyholder or intended beneficiaries thereof as the tax treatment under the Code for which such contracts qualified or purported to qualify at the time of their issuance or purchase, except for changes resulting from changes to the Code which do not apply to such issuance or purchase due to their effective date and except as set forth in Section 3.22 of the Disclosure Schedule. For purposes of this Section 3.22(a)(vi), the provisions of the Code relating to the tax treatment of such contracts shall include, but not be limited to, Sections 72, 79, 101, 104, 105, 106, 125, 130, 401, 402, 403, 404, 408, 412, 415, 419, 419A, 457, 501, 505,
     817, 818, 7702 and 7702A.  In addition, except as set forth in Section
     3.22 of the Disclosure Schedule, each annuity contract issued by the Company qualifies as an annuity contract under Section 72 of the Code. Each life insurance policy issued by the Company qualifies as a life insurance contract for federal income tax purposes and any such policy which is a modified endowment contract under Section 7702A of the Code, (each, a "MEC") has been marketed as such at all relevant times or the policyholder otherwise has consented to such MEC status.

         (vii) Except as set forth in Section 3.22 of the Disclosure Schedule, each of the employee benefit plans issued or sold by the Company qualifies under Section 401(a), 403(b) or 457, as applicable, of the Code.

         (b) Except as set forth in Section 3.22 of the Disclosure Schedule, since December 31, 1993, no policyholder, contractholder, group of policyholder or contractholder Affiliates, or Persons writing, selling or producing insurance business that individually or in the aggregate for each such policyholder, contractholder, group or Person, accounted for 5% or more of the premium or annuity income of the Company for the year ended December 31, 1994, has terminated, is reasonably likely to terminate or, to the best knowledge of the Seller, has threatened to terminate its business relationship with the Company as a result of the transactions contemplated by this Agreement or for any other reason.

         SECTION 3.23. Distributors. Listed in Section 3.23 of the Disclosure Schedule are the names and addresses of the ten most significant distributors (by premium and annuity income written, sold or produced) of the Company for the twelve-month period ended December 31, 1994 and the amount of premium and annuity income which each such distributor wrote, sold or produced during such period.

         SECTION 3.24. Employee Benefit Matters. (a) Plans and Material Documents. Section 3.24(a) of the Disclosure Schedule lists (i) all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) and all bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance or other benefit plans, programs or arrangements, and all employment, termination, severance or other contracts or agreements, whether legally enforceable or not, covering any current or former employee, officer or director of the Company or the Subsidiary, to which the Company or the Subsidiary is a party, with respect to which the Company or the Subsidiary has any obligation or which are maintained, contributed to or sponsored by the Company or the Subsidiary, (ii) each employee benefit plan for which the Company or the Subsidiary could reasonably be expected to incur liability under Section 4069 of ERISA in the event such plan has been or were to be terminated, and (iii) any plan in respect of which the Company or the Subsidiary could reasonably be expected to incur liability under Section 4212(c) of ERISA (collectively, the "Plans"). The Seller has furnished the Purchaser with a description of each Plan that is not in writing and, with respect to each Plan that is in writing, with a complete and accurate copy of each Plan and a complete and accurate copy of each material document prepared in connection with each such Plan including, where applicable, without limitation, (i) a copy of each trust or other funding arrangement, (ii) the most recently distributed summary plan description and summary of material modifications, (iii) the most recently filed IRS Form 5500, (iv) the most recently received IRS determination letter for each such Plan, and (v) the most recently prepared actuarial report and financial statement in connection with each such Plan. Except as set forth in Section 3.24(a) of the Disclosure Schedule, neither the Company nor the Subsidiary has any express or implied commitment (i) to create, incur liability with respect to or cause to exist any other employee benefit plan, program or arrangement, (ii) to enter into any contract or agreement to provide compensation or benefits to any individual or
(iii) to modify, change or terminate any Plan, other than with respect to a modification, change or termination required by ERISA or the Code.

         (b) Absence of Certain Types of Plans. None of the Plans is a multiemployer plan (within the meaning of Section 3(37) or 4001(a)(3) of ERISA) (a "Multiemployer Plan") or a single employer pension plan (within the meaning of Section 4001(a)(15) of ERISA) for which the Company or the Subsidiary could incur liability under Section 4063 or 4064 of ERISA (a "Multiple Employer Plan"), and no trust maintained or contributed to by the Company or the Subsidiary is intended to qualify as a voluntary employees' beneficiary association which is intended to be exempt from taxation pursuant to Section 501(c)(9) of the Code. Except as disclosed in Section 3.24(b) of the Disclosure Schedule, none of the Plans provides for the payment of separation, severance, termination or similar-type benefits to any Person or obligates the Company or the Subsidiary to pay separation, severance, termination or similar-type benefits solely as a result of any transaction contemplated by this Agreement or as a result of a "change in control", within the meaning of such term under Section 280G of the Code. Except as described in Section 3.24(b) of the Disclosure Schedule, none of the Plans provides for the deferral of compensation (other than any Plan intended to be qualified under Section 401(a) of the Code) or for the grant of stock options, restricted stock, stock appreciation rights, phantom shares or other equity-based awards or contingent compensation. Each of the Plans is subject only to the laws of the United States or a political subdivision thereof.

         (c) Compliance with Applicable Law. Except as disclosed in Section 3.24(c) of the Disclosure Schedule, each Plan is now and always has been operated in all material respects in accordance with the requirements of all applicable Law, including, without limitation, ERISA and the Code, and to Seller's knowledge all Plan "fiduciaries" (within the meaning of Section 3(21) of ERISA) have always acted in accordance with the provisions of all applicable Law, including, without limitation, ERISA and the Code. Each of the Company and the Subsidiary has performed all material obligations required to be performed by it under, is not in any material respect in default under or in violation of, and has no knowledge of any material default or violation by any party to, any Plan. No legal action, suit or claim is pending or threatened with respect to any Plan (other than claims for benefits in the ordinary course) and to Seller's knowledge no fact or event exists that could reasonably be expected to give rise to any such action, suit or claim which is reasonably likely to have a Material Adverse Effect.

         (d) Qualification of Certain Plans. Except as disclosed in Section 3.24(d) of the Disclosure Schedule, each Plan which is intended to be qualified under Section 401(a) of the Code or Section 401(k) of the Code has received a favorable determination letter from the IRS that it is so qualified and each trust established in connection with any Plan which is intended to be exempt from federal income taxation under Section 501(a) of the Code has received a determination letter from the IRS that it is so exempt, and no fact or event has occurred since the date of such determination letter from the IRS which could reasonably be expected to materially adversely affect the qualified status of any such Plan or the exempt status of any such trust.

         (e) Absence of Certain Liabilities and Events. There has been no non-exempt prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) with respect to any Plan. Except as set forth in
Section 3.24(e) of the Disclosure Schedule, neither the Company nor the Subsidiary has incurred any liability for any penalty or tax arising under
Section 4971, 4972, 4980, 4980B or 6652 of the Code or any liability under
Section 502 of ERISA, and no fact or event exists which could reasonably be expected to give rise to any such liability. Neither the Company nor the Subsidiary has incurred any liability under, arising out of or by operation of Title IV of ERISA (other than liability for premiums to the Pension Benefit Guaranty Corporation arising in the ordinary course), including, without limitation, any liability in connection with (i) the termination or reorganization of any employee benefit plan subject to Title IV of ERISA or
(ii) the withdrawal from any

Multiemployer Plan or Multiple Employer Plan, and no fact or event exists which could reasonably be expected to give rise to any such liability. Except as set forth in Section 3.24(e) of the Disclosure Schedule, no complete or partial termination has occurred within the five years preceding the date hereof with respect to any Plan. No reportable event (within the meaning of Section 4043 of ERISA) for which the 30 days' notice to the Pension Benefit Guaranty Corporation is not waived has occurred or is expected to occur with respect to any Plan subject to Title IV of ERISA. No Plan had an accumulated funding deficiency (within the meaning of Section 302 of ERISA or Section 412 of the Code), whether or not waived, as of the most recently ended plan year of such Plan. None of the assets of the Company or the Subsidiary is the subject of any lien arising under Section 302(f) of ERISA or Section 412(n) of the Code; neither the Company nor the Subsidiary has been required to post any security under Section 307 of ERISA or Section 401(a)(29) of the Code; and no fact or event exists which could reasonably be expected to give rise to any such lien or requirement to post any such security.

         (f) Plan Contributions and Funding. All contributions, premiums or payments required to be made with respect to any Plan have been made on or before their due dates. All such contributions have been fully deducted for income tax purposes and no such deduction has been challenged or disallowed by any government entity and no fact or event exists which could reasonably be expected to give rise to any such challenge or disallowance.

         (g) Certain Employee-Benefit Assets. Except as disclosed in Section 3.24(g) of the Disclosure Schedule, each of the guaranteed investment contracts and other funding contracts with any insurance company that are held by any of the Plans and any annuity contracts purchased by any of the Plans was issued by an insurance company which carried the highest rating from each of D&P, S&P, Best and Moody's Investors Service, Inc., as of the date such contract was issued, the date hereof and the Closing Date.

         (h) Retiree Medical Benefits. No Plan is or includes any plan or arrangement providing for post-employment health and/or medical benefit coverage except to the extent required by COBRA.

         SECTION 3.25. Labor Matters. (a) Neither the Company nor the Subsidiary is a party to any collective bargaining agreement or other labor union contract applicable to persons employed by the Company or the Subsidiary and currently there are no known organizational campaigns, petitions or other unionization activities seeking recognition of a collective bargaining unit which is reasonably likely to have Material Adverse Effect.

         (b) there are no strikes, slowdowns, work stoppages or material labor relations controversies pending or, to the best knowledge of the Seller, threatened between the Company or the Subsidiary and any of their respective employees, and neither the Company nor the Subsidiary has experienced any such strike, slowdown, work stoppage or material controversy within the past three years;

         (c) the Company and the Subsidiary to the knowledge of Seller are in compliance, in all material respects with all applicable Laws relating to the employment of labor, including, without limitation, those related to wages, hours and the payment and withholding of taxes and other sums as required by the appropriate Governmental Authority, and have withheld and paid to the appropriate Governmental Authority or is holding for payment not yet due to such Governmental Authority all amounts required to be withheld from employees of the Company or the Subsidiary and are not liable for any arrears of wages, taxes, penalties or other sums for failure to comply with any of the foregoing;

         (d) the Company and the Subsidiary have paid in full to all their respective employees, retired employees and contractors or adequately accrued for in accordance with GAAP or SAP, as the case may be, all wages, salaries, commissions, bonuses, benefits and other compensation due to or on behalf of such employees, retired employees and contractors;

         (e) Except as set forth in Section 3.25 of the Disclosure Schedule, there is no claim against the Company or the Subsidiary with respect to payment of wages, salary or overtime pay that has been asserted or is now pending or, to the best knowledge of the Seller, threatened before any Governmental Authority with respect to any Persons currently or formerly employed by the Company or the Subsidiary;

         (f) Except as set forth in Section 3.25 of the Disclosure Schedule, neither the Company nor the Subsidiary is a party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Authority relating to employees or employment practices;

         (g) there is no charge or proceeding with respect to a violation of any occupational safety or health standards that has been asserted or is now pending or, to the best knowledge of the Seller, threatened with respect to the Company or the Subsidiary;

         (h) Except as set forth in Section 3.25 of the Disclosure Schedule, there is no charge against the Company or the Subsidiary of discrimination in employment or employment practices, for any reason, including, without limitation, age, gender, race, religion or other legally protected category, which has been asserted or is now pending or, to the best knowledge of the Seller, threatened before the United States Equal Employment Opportunity Commission, or any other Governmental Authority in any jurisdiction in which the Company or the Subsidiary has employed or currently employs any Person.

         SECTION 3.26. Key Employees. Section 3.26 of the Disclosure Schedule lists the name, place of employment, the current annual salary rates, bonuses, deferred or contingent compensation, pension, accrued vacation, "golden parachute" and other like benefits paid or payable (in cash or otherwise) in 1995, 1994, 1993 and 1992, the date of employment and a brief description of position and job function of each current salaried employee exempt from overtime, officer or director of the Company or the Subsidiary whose current base salary exceeded (or, in 1995, is expected to exceed) $100,000.

         SECTION 3.27. Risk Management. (a) Section 3.27(a) of the Disclosure Schedule sets forth the following information with respect to each insurance policy (including, without limitation, policies providing property, casualty, liability, workers' compensation, and bond and surety arrangements) under which the Company or the Subsidiary is an insured, a named insured or otherwise the principal beneficiary of coverage: (i) the name of the agent or broker; (ii) the name of the insurer and the names of the principal insured and each named insured; (iii) the policy number and the period of coverage; (iv) the type, scope (including an indication of whether the coverage was on a claims made, occurrence or other basis) and amount of coverage; and (v) the premium charged for the policy, including, without limitation, a description of any retroactive premium adjustments or other loss-sharing arrangements.

         (b) With respect to each such material insurance policy: (i) to Seller's knowledge, the policy is in full force and effect; (ii) neither the Company nor the Subsidiary is in breach or default (including any breach or default with respect to the payment of premiums or the giving of notice), and, to the best knowledge of the Seller, no event has occurred which, with the giving of notice or the lapse of time or both, would constitute such a breach or default or permit termination or modification, under the policy; (iii) no party to the policy has repudiated in writing, or given written notice of an intent to repudiate, any provision thereof; and (iv) to the best knowledge of the Seller, no insurer on the policy has been declared insolvent or placed in receivership, conservatorship or liquidation or currently has a rating of "B+" or below from Best or a claims paying ability rating of "BBB" or below from S&P.

         (c) Section 3.27(c) of the Disclosure Schedule sets forth all risks of the Company or the Subsidiary which are covered under any material risk retention program in which the Company or the Subsidiary participates, together with details for the two years ended December 31, 1994 and the six months ended June 30, 1995 of the Company's and the Subsidiary's loss experience with respect to such risks.

         (d) Since January 1, 1993, the Company and the Subsidiary have been covered by insurance policies or binders of insurance in such types and covering such risks deemed reasonable by the Company or the Subsidiary, as the case may be.

         (e) Except as set forth in Section 3.27(e) of the Disclosure Schedule, at no time subsequent to January 1, 1993 has the Company or the Subsidiary (i) been denied any insurance or indemnity bond coverage which it has requested, (ii) made any material reduction in the scope or amount of its insurance coverage, or received notice from any of its insurance carriers that any insurance coverage listed in Section 3.27(a) of the Disclosure Schedule will not be available in the future substantially on the same terms as are now in effect or (iii) suffered any extraordinary increase in premium for renewed coverage. Except as set forth in Section 3.27 of the Disclosure Schedule, since January 1, 1993, no insurance carrier has cancelled, failed to renew or materially reduced any insurance coverage for the Company or the Subsidiary or given any notice or other indication of its intention to cancel, not renew or reduce any such coverage.

         (f) The Seller is not aware of any facts pertaining to the Company, the Subsidiary or the Business which are reasonably likely to prevent the Purchaser from obtaining insurance following the consummation of the transactions contemplated by this Agreement on terms substantially similar to the terms currently in effect.

         SECTION 3.28. Accounts; Lockboxes; Safe Deposit Boxes; Powers of Attorney. Section 3.28 of the Disclosure Schedule is a true and complete list of (a) the names of each bank, savings and loan association, securities or commodities broker or other financial institution in which the Company or the Subsidiary has an account, including, without limitation, cash contribution accounts, and the names of all persons authorized to draw thereon or have access thereto, (b) the location of all lockboxes and safe deposit boxes of the Company and the Subsidiary and the names of all Persons authorized to draw thereon or have access thereto and (c) the names of all Persons, if any, holding powers of attorney from the Seller relating to the Company, the Subsidiary or the Business, or from the Company or the Subsidiary. At the time of the Closing, without the prior written consent of the Purchaser, neither the Company nor the Subsidiary shall have any such account, lockbox or safe deposit box other than those listed in Section 3.28 of the Disclosure Schedule, nor shall any additional Person have been authorized, from the date of this Agreement, to draw thereon or have access thereto or to hold any such power of attorney relating to the Company, the Subsidiary or the Business or from the Company or the Subsidiary. There are no commingled monies or accounts of the Company or the Subsidiary with other monies or accounts of the Seller or relating to the other businesses of the Seller (other than servicing accounts established by Seller's subsidiary United Companies Lending Corporation in connection with its servicing activities for home equity and commercial loans, and certain pass-through certificates issued under the Pooling and Servicing Agreements (as hereinafter defined) and owned by the Company or the Subsidiary) nor has the Seller transferred monies or accounts of the Company or the Subsidiary other than to an account of the Company or such Subsidiary. At the time of the Closing, all monies and accounts of the Company and the Subsidiary shall be held by, and be accessible only to, the Company or such Subsidiary. Each of the investment assets held in the investment account of the Company will be an admissible asset under the Laws of the State of Louisiana.

         SECTION 3.29. Full Disclosure. (a) To Seller's Enhanced Special Knowledge there are no facts pertaining to the Company, the Subsidiary or the Business which are reasonably likely to have a Material Adverse Effect and which have not been disclosed in this Agreement, the Disclosure Schedule, the Financial Statements or the Statutory Statements.

         (b) To the extent limited by Seller's knowledge as provided in this Agreement, no representation or warranty of the Seller in this Agreement, nor any statement or certificate furnished or to be furnished by the Seller to the Purchaser pursuant to this Agreement, or in connection with the transactions contemplated by this Agreement, contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary to make the statements contained herein or therein not misleading.

         SECTION 3.30. Proxy Statement. The proxy statement to be mailed to the stockholders of the Seller (the "Proxy Statement") in connection with the meeting of the stockholders of the Seller called to consider and vote upon the transactions contemplated hereby (the "Special Meeting", which may be the Seller's 1996 Annual Meeting of Stockholders) and any amendment thereof or supplement thereto, when mailed and at the time of the Special Meeting, shall not contain any untrue statement of material fact, or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances in which they were made, not false or misleading, and shall comply as to form in all material respects with all requirements of the Exchange Act.

         SECTION 3.31. Brokers. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement from the Company or the Subsidiary based upon arrangements made by or on behalf of the Seller, the Company or the Subsidiary.


                                   ARTICLE IV

                         REPRESENTATIONS AND WARRANTIES
                                OF THE PURCHASER

         The Purchaser hereby represents and warrants to the Seller as follows:

         SECTION 4.01. Organization and Authority of the Purchaser. The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all necessary power and authority to enter into this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Purchaser, the performance by the Purchaser of obligations hereunder and the consummation by the Purchaser of the transactions contemplated hereby have been duly authorized by all requisite action on the part of the Purchaser. This Agreement has been duly executed and delivered by the Purchaser, and (assuming due authorization, execution and delivery by the Seller) upon receipt of the necessary approvals by Governmental Authorities, this Agreement will constitute a legal, valid and binding obligation of the Purchaser enforceable against the Purchaser in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting rights of creditors or by general principles of equity. Purchaser has engaged in no activity since its formation other than in connection with the transactions contemplated hereby and the financing thereof. At the Closing, the Company shall have taken all requisite action to authorize the Master Loan Sale Agreement, and shall have all necessary power and authority to enter into the Master Loan Sale Agreement, and to consummate the transactions contemplated thereby. The Master Loan Sale Agreement, upon its execution and delivery by the Company and the Seller Master Loan Sale Parties, will constitute a legal, valid and binding obligation of the Company enforceable in accordance with its terms except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting rights of creditors of insurance companies, rights of creditors generally or by general principles of equity.

         SECTION 4.02. No Conflict. Assuming compliance with the notification requirements of the HSR Act and the making and obtaining of all filings, notifications, consents, approvals, authorizations and other actions referred to in Section 4.03, except as may result from any facts or circumstances relating solely to the Seller, the execution, delivery and performance of this Agreement do not and will not (a) violate, conflict with or result in the breach of any provision of the Certificate of Incorporation or By-laws or other organizational documents, as applicable, of the Purchaser, (b) conflict with or violate any Law or Governmental Order applicable to the Purchaser which would have a material adverse effect on the ability of the Purchaser to consummate the transactions contemplated by this Agreement or (c) conflict with, or result in any breach of, constitute a default (or event which with the giving of notice or the lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination, amendment, acceleration, suspension, revocation, or cancellation of, or result in the creation of any Encumbrance on any of the assets or properties of the Purchaser pursuant to, any note, bond, mortgage or indenture, contract, agreement, lease, sublease, license, permit, franchise or other instrument or arrangement to which the Purchaser is a party or by which any of such assets or properties are bound or affected which would have a material adverse effect on the ability of the Purchaser to consummate the transactions contemplated by this Agreement.

         SECTION 4.03. Governmental and Other Authorizations; Notices and Consents. (a) The execution, delivery and performance of this Agreement do not and will not require any consent, approval, authorization or other order of, action by, filing with, or notification to, any Governmental Authority or any other third party, except (a) as required by the insurance Laws of the State of Louisiana and any other state in which the Company is doing business, (b) the notification requirements of the HSR Act and (c) as set forth in Section 3.07 of the Disclosure Schedule.

         (b) The Purchaser does not have knowledge of any facts or circumstances pertaining to the Purchaser which are reasonably likely to prevent the parties hereto from obtaining the governmental consents and approvals contemplated by Section 4.03(a).

         SECTION 4.04. Investment Purpose. The Purchaser is acquiring the Shares solely for the purpose of investment and not with a view to, or for offer or sale in connection with, any distribution thereof. The Purchaser is aware and understands that the Shares have not been registered under the Securities Act of 1933 or under the securities laws of any state, that any transfer of the Shares by the Purchaser shall be restricted under the provisions of such act and such state laws, and that the certificates representing the Shares will bear legends to such effect. The Purchaser possesses such knowledge and experience in financial and business matters generally and with respect to the Business so as to enable it to evaluate the risks and merits of its purchase of the Shares.

         SECTION 4.05. Litigation. Except as disclosed in a writing given to the Seller by the Purchaser on a date prior to the execution of this Agreement, no claim, action, proceeding or investigation is pending or, to the best knowledge of the Purchaser after due inquiry, threatened, which seeks to delay or prevent the consummation of, or which could reasonably be expected to materially adversely affect the Purchaser's ability to consummate, or which could otherwise affect the legality, validity or enforceability of, the transactions contemplated by this Agreement.

         SECTION 4.06. Brokers. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Purchaser, except for the fee arrangement between the Purchaser and (i) ING Capital Corporation and (ii) Knightsbridge Management, L.L.C.

         SECTION 4.07. Organization and Authority of the Guarantor. Knightsbridge Capital Fund I, L.P. (the "Guarantor" is a duly formed Delaware limited partnership and is validly existing in good standing as a limited partnership under the Delaware Revised Uniform Limited Partnership Act. The Guarantor has all necessary power and authority to enter into this Agreement for the limited purpose of carrying out its obligations under Section 11.01 hereof. The execution and delivery of the Agreement and the performance by the Guarantor of its guarantee obligations under Section 11.01 hereof have been duly authorized by all requisite action on the part of the Guarantor and such guarantee constitutes a legal, valid and binding obligation of the Guarantor, enforceable against the Guarantor in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting rights of creditors or by general principles of equity.

         SECTION 4.08. Funding and Assets. (a) The Purchaser has, and will continue to have at the time of Closing, financing commitments from third parties to the extent necessary to enable the Purchaser to consummate the transactions contemplated by this Agreement.

         (b) The Guarantor has total gross assets in excess of $68.6 million under its management and control which are available for commitment hereunder.


                                   ARTICLE V

                             ADDITIONAL AGREEMENTS

         SECTION 5.01. Conduct of Business Prior to the Closing. (a) The Seller covenants and agrees that from the date hereof through the earlier of the Closing Date or the termination of this Agreement, neither the Company nor the Subsidiary shall conduct its business other than in the ordinary course and
Consistent With Past Practice.   Without limiting the generality of the
foregoing, Seller shall cause the Company and the Subsidiary to (i) continue their advertising and promotional activities, pricing and purchasing policies, operations, and business plan implementation, Consistent With Past Practice;
(ii) not materially shorten or lengthen the customary payment cycles for any of their payables or receivables; (iii) use reasonable efforts to attempt to (A) keep available to the Purchaser the services of the employees of the Company,
(B) continue in full force and effect without material modification all existing policies or binders of insurance currently maintained in respect of the Company and the Business except as required by applicable law and (C) preserve their current relationships with their employees, distributors, policyholders, contractholders, regulators, rating agencies and other persons with which they have significant business relationships; (iv) exercise, but only after notice to the Purchaser and receipt of the Purchaser's prior written approval, any rights of renewal pursuant to the terms of any of the leases or subleases set forth in Section 3.19(b) or Leases for Tangible Personal Property set forth in Section 3.20(a) of the Disclosure

Schedule which by their terms would otherwise expire; (v) maintain all material licenses, qualifications, registrations and authorizations to do business in each jurisdiction in which they are so licensed, qualified, registered or authorized; and (vi) not engage in any practice, take any action, fail to take any action or enter into any transaction, in each case outside the normal course of business or not Consistent With Past Practice, which is reasonably likely to cause any representation or warranty of the Seller to be untrue as of the date made and as of the Closing Date, other than such representations and warranties as are made as of another date (in which case to be untrue as of such date), or result in a breach of any covenant made by the Seller in this Agreement where, in each case, the consequences thereof are reasonably likely to have a Material Adverse Effect.

         (b) Seller covenants and agrees that, prior to the Closing, except as the Purchaser may otherwise consent in writing, the Company and the Subsidiary
(i) will conduct their investment activities (including without limitation commercial real estate loans) only in the ordinary course of business Consistent With Past Practice and (ii) will not permit the Company to take any of the actions set forth on Section 5.01 of the Disclosure Schedule.

         (c) Seller covenants and agrees that, prior to the Closing, without the prior written consent of the Purchaser, which consent will not be unreasonably withheld, neither the Company nor the Subsidiary will make any commitment, actual or contingent, to make any investment or capital contribution, or otherwise expend capital, or purchase any securities, or supply funds to any Person, in each case in excess of $100,000 in the aggregate, except for purchases and sales of home equity loans, investment assets and the making of home equity loans in the ordinary course of business Consistent With Past Practice.

         (d) Seller covenants and agrees to, and shall cause the Company to, use reasonable efforts Consistent With Past Practice to minimize the termination, withdrawal or nonrenewal of in force insurance policies and annuity contracts issued by the Company whether as a result of "twisting" or otherwise.

         (e) The Seller covenants and agrees to cause (i) all Reserve Liabilities with respect to insurance policies and annuity contracts established or reflected in the books and records of the Company to be (A) established and reflected on a basis consistent with the Reserve Liabilities and reserving methods followed in the preparation of the 1995 and 1994 Company Annual Statements unless otherwise required by applicable Law, in which event





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
Seller shall promptly notify the Purchaser thereof, (B) adequate (under commonly accepted actuarial principles consistently applied) to cover the total amount of all reasonably anticipated matured and unmatured benefits, dividends, claims and other liabilities of the Company under all insurance policies and annuity contracts under which the Company has or will have any liability (including, without limitation, any liability arising under or as a result of any reinsurance, coinsurance or other similar agreement) and (C) in material compliance with the insurance Laws of Louisiana and in material compliance with the insurance Laws of all other jurisdictions in which it is licensed to write life insurance or issue annuities; and (ii) the Company to continue to own assets that qualify as legal reserve assets under applicable insurance Laws in an amount equal to its respective Reserve Liabilities.

         (f) The Seller covenants and agrees to cause all reserve liabilities calculated in accordance with GAAP, established or reflected in the books and records of the Company to be established and reflected on a basis consistent with the reserve liabilities and reserving methods followed in the preparation of the December 31, 1994 Company GAAP Statement unless otherwise required by GAAP, in which event Seller shall promptly notify the Purchaser thereof.

         SECTION 5.02. Access to Information. (a) From the date hereof until the earlier of the Closing or the termination of this Agreement, and subject to the provisions of Section 5.22, upon reasonable prior notice and at mutually agreeable times and places, the Seller shall and shall cause each of its officers, employees, agents, representatives, accountants and counsel to: (i) afford the officers, employees and authorized agents, accountants, counsel, financing sources, prospective financing sources, equity investors, potential equity investors and representatives of the Purchaser reasonable access to the offices, properties, other facilities, books and records of the Company and the Subsidiary and to those officers, employees, agents, accountants and counsel of the Seller who have any knowledge relating to, and to the books and records of the Seller and its subsidiaries relating to, the Company, the Subsidiary or the Business, (ii) furnish to the Purchaser monthly financial and management statements of the Company and the Subsidiary as prepared in the ordinary course of business and (iii) furnish to the officers, employees and authorized agents, accountants, counsel, financing sources, prospective financing sources and representatives of the Purchaser such additional financial and operating data and other information regarding the assets, properties and good will of the Company, the Subsidiary and the Business (or legible copies thereof) as the Purchaser or any of its officers, employees, authorized agents, accountants, counsel, financing sources, prospective financing sources or representatives may from time to time reasonably request.

         (b) Subject to Section 7.09, in order to facilitate the resolution of any claims made by or against or incurred by the Seller prior to the Closing and claims which are the subject of Article IX hereof, for a period of seven years after the Closing, or for such longer period as may be required so as to extend to the end of the applicable statute of limitations, the Purchaser shall
(i) retain or cause to be retained the books and records (or copies thereof) of the Company and the Subsidiary relating to periods prior to the Closing in a manner reasonably Consistent With Past Practice and (ii) upon reasonable notice, afford or cause to be afforded the officers, employees and authorized agents and representatives of the Seller reasonable access (including, without limitation, the right to make, at the Seller's expense, photocopies), during normal business hours, to such books and records.

         (c) Subject to Section 7.09, in order to facilitate the resolution of any claims made by or against or incurred by the Purchaser and claims which are the subject of Article IX hereof, any Affiliate of the Purchaser, the Company or the Subsidiary after the Closing, for a period of seven years following the Closing, or for such longer period as may be required so as to extend to the end of the applicable statute of limitations, the Seller shall (i) retain the books and records (or copies thereof) of the Seller which relate to the Company and the Subsidiary and their operations for periods prior to the Closing and which shall not otherwise have been delivered to the Purchaser, the Company or the Subsidiary and (ii) upon reasonable notice, afford the officers, employees and authorized agents and representatives of the Purchaser, any Affiliate of the Purchaser, the Company or the Subsidiary reasonable access (including, without limitation, the right to make photocopies, at the expense of the Purchaser, such Affiliate of the Purchaser, the Company or such Subsidiary), during normal business hours, to such books and records.

         (d) The Seller covenants and agrees to provide to the Purchaser the quarterly and annual statements of the Company filed with or submitted to the Louisiana Department for each calendar quarter ending between the date hereof and the Closing Date and for the year ended December 31, 1995, together with all related notes, exhibits and schedules thereto, prior to the filing or submission thereof and to consult with the Purchaser in respect thereof prior to such filing or submission.

         SECTION 5.03. Confidentiality by Seller. The Seller agrees to, and shall instruct its agents, representatives, employees, officers and directors to: (i) treat and hold as confidential all non-public information relating to trade secrets, trademark applications, product development, price, distributor, policyholder and contract holder lists, pricing and marketing plans, policies and strategies, details of client and consultant contracts, operations methods, product development techniques, business acquisition plans, new personnel acquisition plans and all other confidential information with respect to the Business, the Company and its Subsidiary, except as Seller reasonably believes, based on the advice of counsel, is otherwise required to be disclosed by applicable Law, in which event the Seller agrees to, and shall instruct its agents, representatives, employees, officers and directors to, furnish only that portion of such confidential information which the Seller reasonably believes is legally required to be provided and exercise its reasonable efforts to obtain assurances that confidential treatment will be accorded such information, and (ii) in the event that the Seller or any such agent, representative, employee, officer or director is served with a subpoena, order or other legal process to disclose any such information, provide the Purchaser with reasonably prompt written notice of such requirement so that the Purchaser, the Company or the Subsidiary may, at the expense of the Purchaser, seek a protective order or other remedy. This Section 5.03 shall not apply to any information that, at the time of disclosure, is available publicly or was not disclosed in breach of this Agreement by the Seller or its agents, representatives, Affiliates, employees, officers or directors. This Section
5.03 shall also not apply to any of the foregoing non-public information heretofore or hereafter provided by the Seller, in accordance with Section 5.06, prior to the Closing, to third parties who have expressed an interest in acquiring the Company and who have signed a confidentiality agreement satisfactory to the Seller. The provisions of this Section 5.03 shall not survive the termination of this Agreement. The Seller agrees and acknowledges that remedies at law for any breach of its obligations under this Section 5.03 are inadequate and that in addition thereto the Purchaser shall be entitled to seek equitable relief, including injunction and specific performance, in the event of any such breach. Seller shall assure compliance with the provisions of this Section by all of its officers, employees and authorized agents, accountants, counsel and representatives and shall be responsible for any breach hereof by any of them. The provisions of this Section 5.03 do not supersede that certain Confidentiality Agreement dated August 14, 1995 between an Affiliate of the Purchaser and Seller which shall remain in full force and effect.

         SECTION 5.04. Governmental and Other Authorizations; Notices and Consents. (a) Each of the Seller and the Purchaser shall use all reasonable efforts to obtain (or cause the Company and the Subsidiary to obtain) all authorizations, consents, orders and approvals of all Governmental Authorities and officials that are or become necessary for their execution and delivery of, and the performance of their obligations pursuant to, this Agreement, including, without limitation, any required approvals of the Louisiana Department, and will cooperate fully with each other in promptly seeking to obtain all such authorizations, consents, orders and approvals. Each party hereto agrees to make an appropriate filing, if necessary, pursuant to the HSR Act with respect to the transactions contemplated by this Agreement within twenty Business Days of the date hereof and to supply as promptly as practicable to the appropriate Governmental Authorities any additional information and documentary material that may be requested pursuant to the HSR Act.

         (b) The Seller shall cause the Company and the Subsidiary to give promptly such notices to third parties and use all reasonable efforts to obtain such third party consents and estoppel certificates as are set forth on Section
3.07 of the Disclosure Schedule and noted with an asterisk (*) thereon in connection with the transactions contemplated by this Agreement.

         (c) The Purchaser shall cooperate and use all reasonable efforts to assist the Seller in giving such notices and obtaining such consents and estoppel certificates; provided, however, that neither the Seller nor the Purchaser shall have any obligation to give any guarantee or other consideration of any nature in connection with any such notice, consent or estoppel certificate or to consent to any change in the terms of any agreement or arrangement which would be adverse to the interests of the Seller, the Purchaser, the Company, the Subsidiary or the Business.

         (d) The Seller and the Purchaser agree that, in the event any such consent, approval or authorization is not obtained prior to the Closing, the Seller will, subsequent to the Closing, cooperate with the Purchaser and the Company in attempting to obtain such consent, approval or authorization as promptly thereafter as practicable and, in the case of contracts and agreements, so as to provide for the Purchaser the benefits under such contracts and agreements; provided, however, that the Seller has no obligation to give any guarantee or other consideration of any nature in connection with any such consent, approval or authorization or to consent to any change in terms of any agreement which would be materially adverse to the interests of the Seller.

         (e) The Seller's obligations under this Section 5.04 shall terminate upon termination of this Agreement.

         SECTION 5.05. Notice of Developments. (a) Prior to the earlier of the Closing or termination of this Agreement, the Seller shall notify promptly, and in any event within five Business Days, the Purchaser in writing, to the extent of the best knowledge of the Seller, of (i) all events, circumstances, facts and occurrences arising subsequent to the date of this Agreement which are reasonably likely to result in any breach of a representation or warranty or covenant of the Seller in this Agreement or which are reasonably likely to have the effect of making any representation or warranty of the Seller in this Agreement untrue or incorrect in any respect and (ii) all other material developments, other than general economic or market changes and changes in tax Law or the life insurance industry as a whole, affecting the assets, Liabilities, business, financial condition, operations, results of operations, distributor, policyholder, contractholder or employee relations or prospects of the Company, the Subsidiary or the Business.

         (b) Prior to the earlier of the Closing or termination of this Agreement, the Purchaser shall promptly, and in any event within five Business Days, notify the Seller in writing, to the extent of the best knowledge of the Purchaser, of all events, circumstances, facts and occurrences arising subsequent to the date of this Agreement which are reasonably likely to result in any breach of a representation or warranty or covenant of the Purchaser in this Agreement or which are reasonably likely to have the effect of making any representation or warranty of the Purchaser in this Agreement untrue or incorrect in any respect.

         SECTION 5.06. Acquisition Proposals. (a) The Seller and the Company and their respective officers, directors, employees, representatives and agents shall immediately cease any existing discussions or negotiations with any parties conducted heretofore with respect to any Acquisition Proposal except to the extent permitted hereby. Until the earlier of the Closing or the termination of this Agreement, neither the Seller, the Company, nor their respective officers, directors, employees or investment bankers, attorneys, accountants or other agents retained by either of them will (i) initiate or solicit, directly or indirectly, any inquiries regarding the making of any Acquisition Proposal, or (ii) except as permitted below, engage in negotiations or discussions with, or furnish any information or data (other than publicly available information or data) to any third party relating to an Acquisition Proposal (other than the transactions contemplated hereby). Notwithstanding anything to the contrary contained in this Section, or in any other provision of this Agreement, the Seller, its Board of Directors and its officers, representatives and agents may furnish information to, and participate in discussions or negotiations (including, without limitation, as a part thereof, making any counterproposals) with, any third party (the "Third Party") which submits a written Acquisition Proposal if the Seller's Board of Directors or the executive committee thereof determines in good faith, after consulting with legal counsel, that such furnishing of information and participating in discussions are required in the exercise of the Board's fiduciary duties under applicable law. The Seller and the Company shall promptly advise the Purchaser when they determine that they will have (or when they continue to have, in the case of Third Parties with whom discussions are currently ongoing) negotiations with a Third Party, including providing to the Purchaser such information concerning the Third Party as shall be not inconsistent with the terms of any agreement with the Third Party with respect to the subject of discussions or negotiations. To the extent this Agreement has not otherwise been terminated, the Seller and the Company shall be entitled to execute a definitive agreement with a Third Party relating to the Acquisition Proposal of such Third Party so long as the Board of Directors of Seller exercises, prior to or concurrently with such execution, the right under
Section 10.01(b)(v) to terminate this Agreement, and pays the fee contemplated by Section 10.02(b)(iii)(B).

         (b) For purposes of this Agreement, the term "Acquisition Proposal" shall mean any good faith purchase offer made by a third party and which was not directly or indirectly solicited after the date of this Agreement by the Seller, the Company or any of their respective affiliates to acquire (i) beneficial ownership (as defined pursuant to Section 13(d) of the Exchange Act) of a majority or greater equity interest in the Company or the Assets or Business pursuant to a merger, consolidation or other business combination, sale of shares of capital stock or similar transaction involving the Company, including, without limitation, any single or multi-step transaction or series of related transactions which is structured in good faith to permit such third party to acquire beneficial ownership of a majority or greater equity interest in the Company or the Assets or Business or (ii) all or substantially all of the business or assets of the Company or the Business (other than the transactions contemplated by this Agreement).

         SECTION 5.07. Use of Names and Intellectual Property. (a) The Seller covenants and agrees that following the Closing, the Purchaser shall have the exclusive (as provided in subclause (D) below and to the extent Seller can so grant), and royalty-free right to use the name "United" (the "Name") in connection with the Business; provided, however, that (A) (i) the Purchaser shall, in conjunction with use of the Name, use the words "Life Insurance Company" and at least one additional word other than "Companies" or "Title" between the Name and the words "Life Insurance Company"; (ii) the Purchaser will not be permitted any use of the logo of the Seller which was used by the Company or the Subsidiary prior to the Closing and which is attached hereto as
Exhibit 5.07 (except as provided in subclause (B) below) and (iii) the Purchaser will, in connection with the permitted use of the Name, add a descriptive indication of the Company's affiliation with Knightsbridge Management, L.L.C.; (B) the Purchaser may continue to utilize the Company's existing name or the logo, including but not limited to, on stationery, invoices, purchase orders or other clerical or similar supplies until March 31, 1997 or such later date as the Seller may agree; (C) any such use of the Name or logo shall not be reasonably likely to cause confusion, mistake or deception as to the affiliation, connection or association between Seller, on the one hand, and Purchaser or its Affiliates (including, without limitation, the Company and the Subsidiary after the acquisition thereof pursuant to this Agreement), on the other hand, or as to the origin, sponsorship or approval of the Purchaser's or its Affiliates' (including, without limitation, the Company and the Subsidiary after the acquisition thereof pursuant to this Agreement) goods or services and (D) Purchaser's exclusive rights described in this
Section 5.07(a) shall not limit the right of the Seller and its Affiliates to use the Name in connection with its business as conducted following the Closing.

         (b) From and after the Closing and except as contemplated hereof, neither the Seller nor any of its Affiliates shall use any of the Owned Intellectual Property or any of the Licensed Intellectual Property to the extent and for the period that the Company or the Subsidiary have exclusive rights (as determined pursuant to Section 5.07(a)(D)).

         SECTION 5.08. Non-Competition. (a) For a period of two years following the Closing, the Seller shall not, and shall not permit any of its Affiliates to engage in any annuity business, whether directly or indirectly, nor hold any interest in any entity that engages in any such annuity business, except that Seller and its Affiliates may, collectively, (i) acquire and hold such amount that is not a substantial portion, on a fully diluted basis, of the issued and outstanding shares of equity voting securities of such an entity or (ii) acquire and hold any or all of the outstanding capital stock of such entity so long as the revenue and net income of such entity from its annuity business does not constitute a substantial portion of the total consolidated revenues and net income of the Seller and its Affiliates (at the time of the acquisition or at any time thereafter) as reflected on any regularly prepared financial statement of the Seller and its Affiliates; provided, however, that Sections 5.08(a) and (c) shall not apply to the acquisition of any or all of the outstanding capital stock, assets or businesses of Seller or any of its subsidiaries by any entity that engages, directly or through subsidiaries or Affiliates, in the annuity business or the merger, consolidation or other business combination of the Seller or any of its subsidiaries with or into any such entity.

         (b) For a period of two years following the Closing, the Seller shall not, and shall not permit any of its Affiliates to, solicit or induce or attempt to induce any entities or persons, including, without limitation, customers, employees, agents, suppliers and financial institutions that conducted business with or were employed by the Company or the Subsidiary on or prior to the Closing Date, to purchase annuities from any Person other than the Company or terminate employment by the Company or the Subsidiary at any time following the Closing Date.

         (c) The Seller acknowledges that the Purchaser has informed it that the covenants of the Seller set forth in Section 5.08 are an essential element of this Agreement and that, but for the agreement of the Seller to comply with these covenants, the Purchaser represents to the Seller that it would not have entered into this Agreement.

         SECTION 5.09. Release of Indemnity and other Obligations. The Seller covenants and agrees, on or prior to the Closing, to execute and deliver to the Purchaser, for the benefit of the Company and the Subsidiary, a general release and discharge, in form and substance reasonably satisfactory to the Purchaser, releasing and discharging the Company and the Subsidiary from any and all obligations accruing on or after the Closing Date to pay any amounts to or perform any obligations owing to, or indemnify, the Seller or otherwise hold the Seller harmless pursuant to the agreements listed in Section 3.14 and
Section 3.17 of the Disclosure Schedule which are noted with an asterisk (*).

         SECTION 5.10. Further Action. (a) Each of the parties hereto shall use all reasonable efforts to take, or cause to be taken, all appropriate action, do or cause to be done all things necessary, proper or advisable under applicable Law, and execute and deliver such documents and other papers, as may be required to carry out the provisions of this Agreement and consummate and make effective the transactions contemplated by this Agreement.

         SECTION 5.11. Release of Liens on Assets. The Seller covenants and agrees to cause all Encumbrances on the Assets except the Excluded Assets (other than Permitted Encumbrances), to be removed at or prior to the Closing. The Purchaser shall cooperate and use all reasonable efforts to assist the Seller in obtaining the removal of such Encumbrances; provided, however, that the Purchaser shall have no obligation to give any guarantee or other consideration of any nature in connection with the removal of any such Encumbrance. The parties hereto agree that, in the event the Seller is unable to cause the removal of any Encumbrance on any such Asset (other than Permitted Encumbrances) prior to the Closing, the Seller shall, following the Closing, use reasonable efforts to cooperate with the Purchaser and the Company in attempting to remove such Encumbrance as promptly as practicable.

         SECTION 5.12. Excluded Assets. (a) At the Closing, the Seller shall cause the following assets of the Company or the Subsidiary (the "Excluded Assets"), if not previously sold or transferred, to be distributed from the Company to the Seller:

           (i) The Company's real property described on Section 5.12(a)(i) of the Disclosure Schedule plus any additional real estate acquired by the Company (by foreclosure or otherwise) on or prior to the Closing Date; and

          (ii) The Company's interest in the Cigna Partnership (the parties hereby agreeing that the Company will retain its interest in and ownership of CIGNA Mezzanine Partners II, L.P.).

         (b) Section 5.12 of the Disclosure Schedule shall set forth the methodology used for determining the fair market value of each of the categories of Excluded Assets as of the time immediately prior to the Closing. Purchaser and Seller shall jointly compute, using such methodology, the aggregate of the fair market values of the Excluded Assets, which aggregate as so agreed is herein referred to as the "Excluded Assets Value Amount."

         (c) The Excluded Assets will be transferred pursuant to conveyance instruments reasonably acceptable to the Seller and the Purchaser and shall include all of the Company's and the Subsidiary's right, title and interest therein, all leases and related agreements, with full subrogation and substitution against all prior owners.

         SECTION 5.13. Services. In order to allow for an orderly transition of the business following the Closing:

         (a) The Purchaser covenants and agrees to cause the Company to provide post-Closing transitional services for an interim period of time, commencing at the Closing Date and continuing until December 31, 1996 or such other date as is mutually agreed by Purchaser and Seller, to the Seller or an affiliate of Seller, as appropriate, at the same level and type as such Services have historically been provided to Seller and its Affiliates (the "Company Services," which services shall be those set forth on Exhibit 5.13(a) hereto; provided, however, that the Company shall not be required to provide any Company Services to the extent that the performance of such Company Services becomes more expensive for the Company as a result of organizational or operational change by Seller. The Company shall be required to provide Company Services only as reasonably appropriate to conduct Seller's business and shall not be required to provide a level of service which is higher than that provided immediately prior to the date hereof, including normal fluctuations.

         (b) The Purchaser covenants and agrees to reimburse the Seller for all actual costs incurred by the Seller in connection with providing the required Seller Services to the Company pursuant to Section 5.13(c). The Purchaser further covenants to use its best efforts to obtain a replacement source to provide such services as promptly as practicable following the Closing Date.

         (c) The Seller covenants and agrees to provide certain post-Closing transitional services for an interim period of time commencing at the Closing Date and continuing until December 31, 1996 or such other date as is mutually agreed by Purchaser and Seller to the Company or an affiliate of the Company, at the same level and type as such services have historically been provided to the Company and the Subsidiary (the "Seller Services," which services shall be those set forth on Exhibit 5.13(c) hereto; provided, however, that the Seller shall not be required to provide any Seller Services to the extent that the performance of such Seller Services becomes more expensive for the Seller as a result of an organizational or operational change by the Company. The Seller shall be required to provide Seller Services only as reasonably appropriate to conduct the Company's business and shall not be required to provide a level of service which is higher than that provided immediately prior to the date hereof, including normal fluctuations.

         (d) The Seller covenants and agrees to reimburse the Company or Purchaser for all actual costs incurred by the Company or the Purchaser in connection with providing the required Company Services to the Seller pursuant to Section 5.13(a). Seller further covenants to use its best efforts to obtain a replacement source to provide such services as promptly as practicable following the Closing Date.

         SECTION 5.14. Termination of Inter-Company Arrangements. At or prior to the Closing, the Seller shall cause the Inter-Company Arrangements identified with two asterisks (**) on Section 3.14 and Section 3.17 of the Disclosure Schedule to be terminated or amended on terms reasonably satisfactory to the Purchaser and the Seller.

         SECTION 5.15. Commercial Real Estate Group. On or prior to the Closing, the Seller will transfer to the Company Seller's commercial real estate servicing business (the "Commercial Real Estate Group") including (i) the transfer of all employees of the Commercial Real Estate Group on the date of transfer, (ii) the purchase and sale of the fixed assets used solely by such Commercial Real Estate Group and (iii) the assignment of the real property leases for the space occupied by the Commercial Real Estate Group, all on terms and conditions mutually acceptable to Purchaser and Seller. At the Closing, the Seller will appoint the Company as agent to service the commercial mortgage pass-through certificates, Series 1990-1 and 1990-2, issued pursuant to the Pooling and Servicing Agreements dated as of March 1, 1990, and December 1, 1990, respectively, each among the Company (as seller), the Seller (as servicer), and Security Pacific National Bank (now Bank of America), as trustee (the "Pooling and Servicing Agreements") in accordance with the terms and provisions of the related Pooling and Servicing Agreements as in existence as of the date hereof, and the Purchaser shall cause the Company to accept such appointment. By accepting such appointment as agent, the Company shall assume all obligations of the Seller under the Pooling and Servicing Agreements and shall defend, indemnify and hold harmless the Seller from its failure to perform any such obligations. At the Closing, the Seller shall cause the servicing of the commercial mortgage loans owned by the Company to be transferred from the United Companies Lending Corporation to the Company. In connection with the servicing of the foregoing commercial mortgage pass-through certificates and commercial mortgage loans, the Company shall pay monthly to the Seller, on the tenth day of each month, a dollar amount equal to the product of (i) the aggregate principal amount (measured as of the first day of the preceding month) of such commercial mortgage pass-through certificates in existence on the Closing Date (the parties hereto acknowledging that no fee shall be paid with respect to any such commercial mortgage pass-through certificates coming into existence after the Closing Date), times (ii) one-twelfth of one-eighth per cent.

         SECTION 5.16. Master Loan Sale Agreement. On or prior to the Closing, the Purchaser agrees to cause the Company and/or other Affiliates of the Purchaser reasonably acceptable to the Seller, and the Seller agrees to cause the Seller Master Loan Sale Parties, which shall be the Seller's mortgage lender subsidiaries existing on the date hereof, to enter into a Master Loan Sale Agreement and Servicing Agreement, substantially in the form of Exhibit
5.16 (the "Master Loan Sale Agreement").

         SECTION 5.17. Proxy Statement. Promptly after the date hereof, the Seller shall prepare the Proxy Statement. Seller shall send Purchaser and its attorneys drafts of the Proxy Statement, and afford them reasonable opportunity to comment thereon. Seller shall file the Proxy Statement with the Commission. In connection with the foregoing, (a) the Seller will comply with the requirements of the Exchange Act and the rules and regulations of the Commission thereunder applicable to the solicitation of proxies for the Special Meeting (including any requirement to amend or supplement the Proxy Statement) and (b) each of Seller and Purchaser shall furnish such information for inclusion in the Proxy Statement relating to it and its Affiliates and the transactions contemplated by this Agreement and such further and supplemental information as may be necessary to ensure that the statements regarding each of Seller and Purchaser and their respective Affiliates, as applicable, and such transactions contained in the Proxy Statement (as it may be amended or supplemented) will not on the date such Proxy Statement is mailed or on the date of the Special Meeting or on the Closing Date, contain any untrue statement of material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading. The Proxy Statement shall include the recommendation of the Seller's Board of Directors in favor of the sale and purchase of the Shares and the transactions provided for herein, unless otherwise required by the fiduciary duties of the directors under applicable law as determined by the Seller's Board of Directors and in accordance with the procedures for termination set forth in Section 10.01(b)(v) hereof.

         SECTION 5.18. Meeting of the Stockholders. The Seller shall take all action necessary in accordance with applicable law and its articles of incorporation and by-laws to convene the Special Meeting as promptly as practicable to consider and vote upon the approval and adoption of this





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
Agreement and to consider and vote upon such other matters as may be necessary to effectuate the transactions provided for herein. The Board of Directors of the Seller has resolved to recommend, and, subject only to the final sentence of Section 5.17, the Board of Directors of the Seller shall continue to recommend, and shall take all lawful action to solicit proxies for and otherwise obtain, such approval and adoption.

         SECTION 5.19. Appraisal Rights. (a) The Seller covenants and agrees to comply with LA. REV. STAT. ANN. Section 12:121B which provides that notice of the Special Meeting shall specifically state that the purpose of the Special Meeting is to approve consummation of the transactions contemplated herein, and shall also contain the following statement: "Dissenting shareholders who comply with the procedural requirements of the Business Corporation Law of Louisiana will be entitled to receive payment of the fair cash value of their shares if the transaction to be considered is effected upon approval by less than eighty per cent of the corporation's total voting power."

         (b) The Seller covenants and agrees to comply with the rights of dissenting shareholders at set forth in LA. REV. STAT. ANN. Section 12:131 (WEST 1994).

         SECTION 5.20. Location. The Purchaser agrees that it will use commercially reasonable efforts to cause the Company to maintain a presence substantially comparable to that presently maintained by the Company in Baton Rouge, Louisiana for not less than 2 years from the Closing Date. On or prior to the Closing, the Seller agrees to cause that certain lease for the premises located at Three United Plaza, Baton Rouge, Louisiana 70809, by and among United Companies Realty and Development Company, Inc., as lessor, and the Company, as lessee, dated June 15, 1995 (the "Louisiana Lease"), to be amended such that the Louisiana Lease shall provide for a termination date 2 1/2 years from the Closing Date, with such renewal rights as are provided in the existing lease.

         SECTION 5.21. Rating Agencies. Until the earlier of the Closing or the termination of this Agreement, each party shall keep the other informed on a current basis of any and all discussions with or review by any rating agency relating to the Company.

         SECTION 5.22. Confidentiality by Purchaser. The Purchaser agrees that any information regarding the Seller, the Company, the Subsidiary or any other subsidiary of the Seller heretofore obtained from the Seller, the Company, the Subsidiary or their representatives or agents, obtained by the Purchaser by virtue of the execution and delivery of this Agreement, or obtained by the Purchaser pursuant to Section 5.02 and
Section 7.03 hereof, shall be used and held by the Purchaser in accordance with the Confidentiality Agreement, except to the extent that the Purchaser is served with a subpoena, order or other legal process to disclose any such information. In the event that the Purchaser or any such agent, representative, employee, officer or director is served with a subpoena, order or other legal process, to disclose any such information, the Purchaser shall provide the Seller with reasonably prompt written notice of such requirement so that the Seller may, at the expense of the Seller, seek a protective order or other remedy. This Section 5.22 shall not apply to any information that, at the time of disclosure, is available publicly or was not disclosed in breach of this Agreement by the Purchaser or its agents, representative, Affiliates, employees, officers or directors. The Purchaser shall instruct all officers, employees and authorized agents, accountants, counsel, financing sources, prospective financing sources and representatives of the Purchaser who are provided access to such information as to the provisions of this Section and shall assure their compliance therewith and shall be responsible for any breach thereof by any of them.

         SECTION 5.23. New Director and Officer Slates. The Purchaser shall cause directors and officers of the Company to be elected at the Closing so that the Company shall be authorized to execute and deliver the agreements described in Sections 5.15 and 5.16.

         SECTION 5.24. Section 338(h)(10) Election. As soon as practicable following the Closing Date, Seller shall make a timely, effective and irrevocable Section 338(h)(10) Election as set forth in Section 7.02.


                                   ARTICLE VI

                                EMPLOYEE MATTERS


         SECTION 6.01. 401(k) Plan and ESOP. (a) Effective as of the Closing Date, all employees of the Company and the Subsidiary shall cease to participate in the Seller's 401(k) savings plan and employee stock ownership plan (the "401(k) and ESOP Plans") except to the extent former employees of the Company and the Subsidiary are otherwise permitted to participate in the 401(k) and ESOP Plans. On or before the Closing Date, the Seller shall take all actions necessary to cause the Company to cease to be a participating employer in the 401(k) Plan as of the Closing Date.

         (b) From and after the Closing Date, the Seller shall indemnify and hold the Purchaser, the Company and the Subsidiary harmless against any claims of participants, beneficiaries or governmental agencies made against them in connection with the 401(k) and ESOP Plans including any claims, penalties, losses, fees, expenses or other costs or liabilities incurred by them as a consequence of, or in order to avoid, a failure by either of the plans to qualify under Section 401(a) of the Code for any period prior to Closing.

         SECTION 6.02. Supplemental Pension Benefits. From and after the Closing Date, the Company and the Subsidiary shall be responsible for, and shall indemnify and hold the Seller harmless from, the payment of all supplemental retirement benefits or other nonqualified deferred compensation, to the extent related to periods prior to the Closing Date and accrued or reflected on the Closing Balance Sheet.

         SECTION 6.03.  Other Benefits; Qualified Plans.   (a)  From and after
the Closing Date, the Seller shall indemnify and hold the Purchaser, the Company and the Subsidiary harmless against any claims made against them by employees or former employees of the Company or the Subsidiary (i) for severance pay relating to any termination of employment which occurred prior to the Closing, (ii) for nonqualified deferred compensation or incentive or contingent compensation relating to any Plan as in effect, or commitment made, prior to the Closing Date (to the extent related to periods prior to the Closing Date), except to the extent described in Section 6.02 or (iii) for health, medical, disability or Workman's Compensation claims incurred prior to the Closing Date, regardless of whether such claims are reported prior to the Closing Date or are not so reported.

         (b) As of the Closing Date, Seller shall "vest" employees of the Company and the Subsidiary, as well as Seller's employees who are part of the Commercial Real Estate Group and who are transferred to the Company pursuant to
Section 5.15 hereof, who have been granted stock options under the Seller's 1993 Stock Incentive Plan but who have not yet exercised such options. For purposes of this Section, "vest" shall mean granting the right to exercise such stock options during the 90 day period beginning July 22, 1996, or such earlier date on or after the Closing Date that the employment by the Company or the Subsidiary of the employee is terminated by death, retirement, disability or involuntary severance by the Company or the Subsidiary.

         (c) From and after the Closing Date, the Purchaser, the Company and the Subsidiary shall indemnify and hold the Seller harmless against any claims or liability relating to any termination of employment of any employee of the Company or the Subsidiary, if such termination occurs on or after the Closing.

         SECTION 6.04. No Third Party Beneficiary Rights or Rights to Continued Employment. Nothing contained herein, express or implied, is intended to or shall confer upon any employee or former employee of the Company or the Subsidiary any right or remedy of any nature or kind whatsoever under or by reason of this Agreement, including any rights of continued employment for any period.


                                  ARTICLE VII

                                  TAX MATTERS

          SECTION 7.01. Representations and Warranties. The Seller hereby represents and warrants as follows:

           (i) The Seller is the parent corporation of an affiliated group of corporations, as defined in Section 1504(a) of the Code, that files consolidated federal income tax returns (the "Seller Group"). Since
     [1982]   the Company has been included in consolidated federal
     non-life/life income tax returns filed by the Seller Group ("Seller Group Consolidated Returns"), and will continue to be included in the Seller Group Consolidated Returns for 1995 and the taxable year of the Seller Group ending on or after the Closing Date, which taxable year shall include the Closing Date.

          (ii) Except as set forth in Section 7.01 of the Disclosure Schedule, (A) all material returns and reports in respect of Taxes ("Tax Returns" or "Returns") required to be filed with respect to the Company and the Subsidiary (including the Seller Group Consolidated Returns and state income or franchise Tax Returns that include the Company or the Subsidiary on a consolidated, combined, or unitary basis) have been timely filed except where the failure to file involved would not have a Material Adverse Effect; (B) all Taxes shown to be payable on such Returns and all assessments of Tax made against the Company and the Subsidiary with respect to such Returns have been paid or adequately provided for; (C) all such Returns are true, correct, and complete in all material respects; and
     (D) no adjustment relating to such Returns has been proposed formally or informally by any Tax authority.

         (iii) Except as set forth in Section 7.01 of the Disclosure Schedule, there are no pending or to the





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
     best knowledge of Seller threatened actions or proceedings for the assessment or collection of Taxes against the Company or the Subsidiary.

          (iv) Except as set forth in Section 7.01 of the Disclosure Schedule, there are no Tax liens on any assets of the Company or the Subsidiary, except liens for Taxes that are not yet due and payable.

           (v) Except as set forth in Section 7.01 of the Disclosure Schedule, neither the Company nor the Subsidiary is or has been doing business in, is or has been engaged in a trade or business, or has business in force in any jurisdiction in which it has not filed all required material income, franchise, or gross premium tax returns or other applicable Returns.

          (vi) Except as set forth in Section 7.01 of the Disclosure Schedule, there are no outstanding waivers or agreements extending the statute of limitations for any tax period with respect to any Tax to which the Company or the Subsidiary may be subject.

         (vii) Except as set forth in Section 7.01 of the Disclosure Schedule, there are no outstanding written requests for information made by a taxing authority to the Company or the Subsidiary.

        (viii) Except as set forth in Section 7.01 of the Disclosure Schedule, neither the Company nor the Subsidiary is obligated under any agreement with respect to industrial development bonds or other obligations, with respect to which, the excludability from gross income of the holder for federal income tax purposes could be affected by the transactions contemplated hereunder.

          (ix) Except as set forth in Section 7.01 of the Disclosure Schedule, no power of attorney is currently in force with respect to any matter relating to Taxes that could affect the Company or the Subsidiary.

           (x) Except as set forth in Section 7.01 of the Disclosure Schedule, neither the Company nor the Subsidiary has been a member of any partnership or joint venture or the holder of a beneficial interest in any trust for any period for which the statute of limitations for any Tax has not expired.

          (xi) Each reserve item with respect to the Company or the Subsidiary set forth in the 1994 Seller Group Consolidated Return was determined in accordance with Sections 807 and 846 of the code, or other applicable Code sections, and has been consistently applied with respect to the filing of the Seller Group Consolidated Returns for the years ended December 31, 1991 through December 31, 1994, and will be consistently applied with respect to the Company or the Subsidiary in the 1995 and 1996 Seller Group Consolidated Returns when such Returns are filed.

         (xii) There have not been any changes in the $5,239,860 balance in the policyholder surplus account reported in the 1994 Seller Group Consolidated Return for the Company. The computation and maintenance of those account balances for the tax years subsequent to 1958 have been in accordance with Section 815 of the Code and the regulations thereunder. There will be no subtraction from the Company's policyholder surplus account under Section 815 of the Code from December 31, 1994 up to and including the Closing Date, exclusive of any effect of the Section 338 Election and the transfer of the Excluded Assets.

        (xiii) For 1995 and for the taxable year including the Closing Date, the Company will qualify as a "life insurance company" within the meaning of Section 816(a) of the Code and the Treasury Regulations thereunder except for any change in such qualification resulting from the
     Section 338 Election.

         SECTION 7.02. Section 338(h)(10) Election. (a) Seller will join with the Purchaser in making an election under Section 338(g) and Section 338(h)(10) of the Code (and, to the extent requested by purchaser any comparable election under state, local, or foreign tax law) (collectively, the "Section 338(h)(10) Election") with respect to the purchase and sale of the stock of the Company and, if requested by Purchaser, the indirect purchase of the stock of Subsidiary hereunder. Any liability for Taxes, including Phase III taxes, for the taxable year that includes the Section 338(h)(10) Election is the liability of Seller. Any liability for Taxes related to the distribution of the Excluded Assets is the liability of the Seller.

         (b) Seller and the Purchaser will cooperate with one another and with their respective representatives with regard to the timely preparation and filing of a Section 338(h)(10) Election under the laws of each appropriate jurisdiction for which such election is to be made. In particular, and without limiting the generality of the foregoing, (i) no later than thirty (30) calendar days prior to the Closing Date, the Purchaser shall notify Seller of any request to make a Section 338(h)(10) Election under the laws of any state or local jurisdiction in which election is not automatic if an election is made for federal income tax purposes, and of whether to make such an election with respect to the Subsidiary for federal income tax purposes; and (ii) the Seller shall deliver to Purchaser a duly executed and completed Internal Revenue Service Form 8023A and any similar state or local form to be filed, as well as drafts of any required attachments (collectively, the "Section 338 Forms") no later than ninety (90) calendar days prior to the date each such form is required to be filed. In the event of any dispute with regard to the content of any Section 338 Form, the parties shall diligently attempt to resolve such dispute; but if the parties have been unable to resolve such dispute by the sixtieth day prior to the date any such return is to be filed, such dispute shall be resolved in a manner consistent with Section 2.06(f). Once finalized, each party shall promptly cause such Section 338 Forms to be executed by an authorized person, and (subject to the receipt of the other party's signature) the party responsible for filing such forms with its returns will duly and timely do so, providing written evidence to the other party that it has done so.

         SECTION 7.03. Access to Information. Subject to Section 5.22, from the date hereof until the Closing, Seller shall and shall cause the Company and the Subsidiary to make available to the Purchaser: (i) all federal, state, and foreign income, franchise, gross premium, and similar Tax Returns for such taxable periods as Purchaser shall reasonably request and any examination reports and statements of deficiencies assessed against, proposed to be assessed against, or agreed to by the Company or the Company or the Subsidiary for such taxable periods and (ii) any pro forma federal income Tax Returns of the Company or the Subsidiary, together with any schedule reconciling the items in the pro forma Tax Return to the items as included in the consolidated Tax Return, for all taxable years ended after December 31, 1994.

         SECTION 7.04. Returns and Payments. (a) Seller shall prepare and file in proper form with the appropriate governmental authority (or cause to be prepared and filed in a timely manner (with extensions) (i) all Tax Returns of the Company or the Subsidiary that are required to be filed on or before the Closing Date, taking into account all available extensions, and (ii) all Returns in which the Company or the Subsidiary joins with Seller or any of its Affiliates (including, without limitation, any Seller Group Consolidated Return and any state or local consolidated or combined income tax return), and shall pay the Taxes required to be paid with such Returns (subject to any right of reimbursement or indemnification hereunder). All other Returns of the Company or the Subsidiary shall be timely filed by or at the instruction of the Purchaser, which shall pay any Taxes required to be paid with such Returns (subject to any right of reimbursement or indemnification hereunder). In order to assist the Seller in the preparation of all Returns that Seller is required to prepare hereunder, Purchaser shall act in good faith to provide Seller with the information within the knowledge or control of Purchaser, the Company, or the Subsidiary which may be necessary or appropriate for the preparation of each such Return within a reasonable period after request therefor and prior to the date for filing such Return (taking into account available extensions).

         (b) Returns of the Company and the Subsidiary for any taxable period that begins before the Closing Date shall be prepared in a manner Consistent With Past Practices (except to the extent counsel for the Seller or the Company renders a legal opinion that there is no reasonable basis in law therefor or determines that a Return cannot be so prepared and filed without being subject to penalties). With respect to any Return required to be filed by a party with respect to the Company and the Subsidiary and as to which an amount of Tax is allocable to another party under Section 7.05, the preparer of such return shall provide the other party with a copy of such completed Return and a statement certifying the amount of Tax shown on such Return that is allocable to such other party pursuant to Section 7.05(b), together with appropriate supporting information and schedules at least 20 Business Days prior to the due date (including any extension thereof) for the filing of such Return, and such other party shall have the right to review and comment on such Return and statement prior to the filing of such Return. Such other party shall have the right to dispute the amount of Taxes allocated to such party by the filing party, and any dispute that cannot be resolved between the parties shall be resolved in accordance with the principles set forth in Section 2.06(f).

         SECTION 7.05. Indemnity. (a) Subject to Section (b) of this Section 7.05, the Seller agrees to indemnify and hold the Purchaser, the Company, and the Subsidiary harmless against any breach of a representation, warranty or covenant contained in this Article VII and the following Taxes and, except as otherwise provided in Section 7.06, against any loss, damage, liability, or expense, including reasonable fees for attorneys and consultants, incurred in contesting or otherwise in connection with any such Taxes, but only to the extent such Taxes or other costs have not been adequately provided for by reserve for current taxes on the Company's books on a balance sheet provided to the Purchaser and prepared in the ordinary course of business for the period for which liability for such Tax was incurred or a later period: (i) Taxes imposed on the Company or the Subsidiary with respect to taxable periods of such corporation ending on or before the Closing Date; (ii) with respect to taxable periods beginning before the Closing Date and ending after the Closing Date, (A) Taxes imposed on the Company or the Subsidiary which are allocable, pursuant to Section 7.05(b), to the portion of such period ending on the Closing Date, and (B) Taxes imposed on the Company or the Subsidiary by reason of such corporation's distributive share of income or loss from, or otherwise in respect of, any partnership in which the Company or the Subsidiary was a member on or prior to the Closing Date that are allocable, pursuant to
Section 7.05(b), to the portion of such period ending on the Closing Date;
(iii) Taxes imposed on the Company or the Subsidiary by reason of being a member of any affiliated group (other than any group for which the Company was the common parent) with which any of the Company and the Subsidiary file or have filed a Return on a consolidated or combined basis for a taxable period ending on or before the Closing Date and; (iv) Taxes imposed on the Purchaser or the Company or the Subsidiary as a result of any breach of warranty or misrepresentation under Section 7.01.

         (b) In the case of Taxes that are payable with respect to a taxable period that begins before the Closing Date and ends after the Closing Date, the portion of any such Tax that is allocable to the portion of the period ending on the Closing Date shall be:

           (i) in the case of Taxes that are either (x) based upon or related to income or receipts, or (y) imposed in connection with any sale or other transfer or assignment of property (real or personal, tangible or intangible) (other than conveyances pursuant to this Agreement, as provided under Section 7.11), deemed equal to the amount which would be payable if the taxable year ended with the Closing Date (except that, solely for purposes of determining the marginal tax rate applicable to income or receipts during such period in a jurisdiction in which such tax rate depends upon the level of income or receipts, annualized income or receipts may be taken into account if appropriate for an equitable sharing of such Taxes); and

         (ii) in the case of Taxes not described in subparagraph (i) that are imposed on a periodic basis and measured by the level of any item, deemed to be the amount of such Taxes for the entire period (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding period) multiplied by a fraction the numerator of which is the number of calendar days in the period ending on the Closing Date and the denominator of which is the number of calendar days in the entire period.

For purposes of this Section 7.05, the Taxes attributable to the Company or the Subsidiary by reason of such corporation's distributive share of income, gain, or loss from, or otherwise in respect of, any partnership in which the Company or the Subsidiary is a member on the Closing Date shall be determined as if such partnership's taxable year ended on the Closing Date.

         (c) The Purchaser shall indemnify and hold harmless Seller and its Affiliates from and against (i) all Taxes for which the Company or the Subsidiary may be liable for periods beginning after the Closing Date, (ii) all Taxes for periods beginning before the Closing Date to the extent the Seller or its Affiliates are not responsible for such Taxes under Section 7.05(a) and are not indemnifying the Purchaser or the Company under other provisions of this Agreement, and (iii) all costs and expenses (including reasonable attorneys' and accountants' fees) attributable to any contest or dispute involving the foregoing.

         SECTION 7.06. Contests. (a) After the Closing, the Purchaser shall promptly notify the Seller in writing by telecopier of any notice of a proposed assessment or claim in an audit or administrative or judicial proceeding of the Purchaser or the Company or the Subsidiary which, if determined adversely to the taxpayer, would be grounds for indemnification under this Article VII; provided, however, that a failure to give such notice will not affect the Purchasers' rights to indemnification under this Article VII except that (i) if notice is not timely given, Seller shall not be liable for any legal or accounting costs incurred before such notice is actually given, or any interest or similar charge accruing between the time notice should have been given and the time notice is actually given, and (ii) Seller shall not be liable to the extent that, but for such failure, the Seller could have avoided all or a portion of the taxes or other costs indemnifiable hereunder in question.

         (b) In the case of an audit or administrative or judicial proceeding that relates to periods ending on or before the Closing Date, the Seller shall have the right at its expense to participate in and control the conduct of such audit or proceeding but only to the extent that such audit or proceeding relates solely to a potential adjustment for which the Seller may have liability. The Purchaser shall also have the right at its expense to participate in such audit or proceeding, but the Purchaser shall have no right to control any portion of such audit or proceeding permitted to be controlled by the Seller under the immediately preceding sentence. If the Seller assumes the defense of any such audit or proceeding, and the Seller and the relevant taxing authority are thereafter willing to settle such audit or proceeding for the payment by the Seller of a fixed amount of Tax but the Purchaser rejects such settlement, then the Seller's liability under this sentence for Taxes with respect to such audit or proceeding shall be limited to the aggregate amount of the proposed settlement and the Seller shall not be liable for any expenses incurred by the Purchaser with respect to such audit or proceeding. If the Seller does not assume the defense of any such audit or proceeding, the Purchaser may defend the same at the reasonable expense of the Seller in such manner as it may deem appropriate, including, but not limited to, settling such audit or proceeding with the consent of the Seller, which consent shall not be unreasonably withheld. In the event that issues relating to a potential adjustment for which the Seller has acknowledged its liability are required to be dealt with in the same proceeding as separate issues relating to a potential adjustment for which the Purchaser would be liable, the Seller shall have the right, at its expense, to control the audit or proceeding with respect to the issues for which it is liable and the Purchaser shall have the right, at its expense, to control the audit or proceeding with respect to the issues for which it is liable.

         (c) With respect to issues relating to a potential adjustment for which the Seller, on the one hand, and the Purchaser or the Company or the Subsidiary, on the other hand, could be liable, or which recur for any period ending after the Closing Date, (i) each party (either the Seller, on the one hand, or the Purchaser, the Company, or the Subsidiary, on the other hand) may participate at its own expense in the audit or proceeding, and (ii) the audit or proceeding with respect to such issues shall be controlled by that party which would bear the burden of the greater portion of the present value of the Tax attributable to the adjustments and any corresponding adjustments that may reasonably be anticipated for future Tax periods. The principle set forth in the immediately preceding sentence shall govern also for purposes of deciding any issue that must be decided jointly (including, without limitation, choice of judicial forum) in situations in which separate issues are otherwise controlled under this Article VII by the Purchaser, on the one hand, and the Seller, on the other hand.

         (d) Except as provided in Section 7.06(b) above, neither the Purchaser nor the Seller shall enter into any compromise or agree to settle any claim pursuant to any Tax audit or proceeding which would adversely affect the other parties for such year or a subsequent year without the written consent of the other parties, which consent may not be unreasonably withheld. The Purchaser and the Seller agree to cooperate, and the Purchaser agrees to cause the

Company and the Subsidiary to cooperate, in the defense against or compromise of any claim in any audit or proceeding.

         SECTION 7.07. Time of Payment. Payment by the Seller of any amounts due under this Article VII in respect of Taxes shall be made as follows:

         (a) at least three Business Days before the due date of any Return required to be filed by the Purchaser on which are required to be reported income for a period ending after the Closing Date for which the Seller is responsible under Sections 7.05(a) and 7.05(b) without regard to whether the Returns shows overall net income or loss for such period;

         (b) within ten Business Days following an agreement between the Seller and the Purchaser that an indemnity amount is payable; and

         (c) within five Business Days before the due date for the payment of any Tax pursuant to an assessment of such Tax by either a taxing authority or a "determination" as defined in Section 1313(a) of the Code.

If liability under this Article VII is in respect of costs or expenses other than Taxes, payment by the Seller or the Purchaser of any amounts due under this Article VII shall be made within twenty Business Days after the date when the party required to make such payment has been notified by the party entitled to receive such payment that such party has a liability for a determinable amount under this Article VII and is provided with calculations or other materials supporting such liability.

         SECTION 7.08. Cooperation and Exchange of Information. After the Closing, pursuant to the terms set forth in Section 5.02 of this Agreement, the Seller, on the one hand, and the Purchaser, the Company and the Subsidiary, on the other hand, will provide or cause to be provided to the other parties such cooperation and information as any of them reasonably may request of the others in filing any Return, amended Return or claim for refund, determining a liability for Taxes or a right to a refund of Taxes, participating in or conducting any audit or other proceeding in respect of Taxes. Such cooperation and information shall include providing copies of relevant Returns or portions thereof, together with accompanying schedules, related work papers and documents relating to rulings or other determinations by Tax authorities. Each party shall make its employees available, or cause employees to be made available, to another party on a basis mutually convenient to provide explanations of any documents or information provided hereunder.
All costs and expenses reasonably incurred by a party in responding to a request for information or assistance, including the costs incurred by the Seller in connection with the cooperation described in the preceding sentence, pursuant to this Section 7.08 shall be paid by the party requesting such information or assistance.

         SECTION 7.09. Retention of Tax Returns and Records. Each of the Seller, the Purchaser, the Company, and the Subsidiary shall retain or cause to be retained all Returns, schedules and work papers, records and other documents in its possession relating to Tax matters of the Company and the Subsidiary for each taxable period first ending after the Closing Date and for all prior taxable periods until the later of (i) the expiration of the statute of limitations of the taxable periods to which such Returns and other documents relate, without regard to extensions except to the extent notified by the other party in writing of such extensions for the respective Tax periods, or (ii) six years following the due date (without extension) for such Returns; provided, however, that Returns, schedules, work papers, records and other documents relating to the determination of the basis of any asset or the tax classification of any insurance policy, plan or contract shall be retained for six years following the disposition of such asset or payment or cancellation of such insurance policy, plan or contract, respectively; and provided, further, that the Seller shall not dispose of any such documents without first notifying the Purchaser and providing the Purchaser a reasonable period of time in which to assume possession of such documents. Any information obtained under this
Section 7.09 shall be kept confidential except as may be otherwise necessary in connection with the filing of Returns or claims for refund or in conducting an audit or other proceeding.

         SECTION 7.10. Conveyance Taxes. Any real property transfer or gains, sales, use, transfer, value added, stock transfer, stamp, recording, registration, and any similar Tax or fee that becomes payable in connection with the transactions contemplated by this Agreement (other than the transfer of the Excluded Assets) shall be shared equally by the Seller and Purchaser. Any such Tax or fee that becomes payable in connection with the transfer of the Excluded Assets shall be paid by Seller. Seller shall file such applications and documents as shall permit any such Tax to be assessed and paid on or prior to the Closing Date in accordance with any available pre-sale filing procedure. Each party hereto shall execute and deliver all instruments and certificates necessary to enable the other to comply with the foregoing.

         SECTION 7.11. Miscellaneous. (a) The Seller and the Purchaser agree to treat all payments made by any of them to or for the benefit of the other (including any payments to the Company or the Subsidiary) under this Article VII, under other indemnity provisions of this Agreement and for any misrepresentations or breaches of warranties or covenants as adjustments to the Purchase Price or as capital contributions for Tax purposes and that such treatment shall govern for purposes hereof except to the extent that the laws of a particular jurisdiction provide otherwise, in which case such payments shall be made in an amount sufficient to indemnify the relevant party on an after-Tax basis.

         (b) Within a reasonable period after Closing and prior to the time required by relevant Tax laws, Purchaser and Seller will act in good faith to agree upon an allocation of the Purchase Price in the manner and with the degree of detail required by such Tax laws. If Purchaser and Seller cannot so agree, such allocation shall be determined in a manner consistent with the approach of Section 2.06(f). None of the Seller, the Company or the Purchaser shall file any Return, or take a position with a Tax authority, that is inconsistent with the Purchase Price allocation thus determined.

         (c) Except as otherwise specifically provided in Sections 7.05 and 7.06, each party shall bear its own expenses, including expenses for attorneys and other outside consultants, in contesting any Tax for which such party is liable under this Article VII.

         (d) This Agreement represents and subsumes any prior agreement between the Company and the Seller relating to liability for Taxes and any agreement or arrangement between the Company or the Subsidiary and any other person shall be or have been terminated on or prior to the Closing, and no payments shall be permitted or required to be made thereunder by the Seller, the Company, or the Subsidiary before or after the Closing except to the extent that such amount is shown as a proper current tax liability of the Company for accrued but unpaid Taxes on the Company's statutory statements for 1995 and/or on actual or pro forma statutory statements for the short period ending on the Closing Date to be prepared by the Company; provided, however, that no payment shall be permitted or required in any event for any Taxes resulting from the
Section 338(h)(10) Election or relating to any net gain arising from the disposition of the Excluded Assets pursuant to this Agreement.

         (e) The obligations of the Seller to indemnify and hold harmless the Purchaser, the Company and the

Subsidiary pursuant to this Article VII, and the representations and warranties contained in Section 7.01, shall terminate at the close of business on the 30th day following the expiration of the applicable statute of limitations with respect to the Tax liabilities in question, giving effect to any waiver, mitigation or extension thereof.

         (f) From and after the date hereof, neither the Company nor the Subsidiary shall, and the Seller shall not permit the Company or the Subsidiary to, make or revoke, or cause or permit to be made or revoked, any Tax election, or adopt or change any method of accounting, that would have a Material Adverse Effect for any taxable year ending after the Closing Date without the prior written consent of the Purchaser, which consent shall not be unreasonably withheld.

         (g) Each of the Purchaser and Seller shall be entitled to recover professional fees and related costs that each may reasonably incur to enforce the provisions of this Article VII.

         SECTION 7.12. Refunds of Taxes. Purchaser, the Company and the Subsidiary shall pay or cause to be paid to Seller all refunds or credits of Taxes or similar benefit (including any interest or similar benefit received from or credited thereon by the applicable tax authority) received by the Purchaser or the Company or the Subsidiary (or their respective successors and assigns) after the Closing to the extent attributable to (i) Taxes paid prior to Closing by the Seller, the Company, the Subsidiary or their respective Affiliates or (ii) Taxes for which the Seller has indemnified the Purchaser, the Company or the Subsidiary pursuant to Section 7.05.

         SECTION 7.13. Tax Cooperation by Successors and Assigns. If there is a disposition of all or part of the Company and/or the Subsidiary, their assets, or their businesses, Purchaser agrees to use its best efforts to ensure that the purchaser of or successor to such company, asset or business is contractually obligated to and in fact does comply with the provisions of this
Article VII and the provisions for access to and retention of records.


                                  ARTICLE VIII

                             CONDITIONS TO CLOSING

         SECTION 8.01. Conditions to Obligations of the Seller. The obligations of the Seller to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions:

         (a) Representations, Warranties and Covenants. The representations and warranties of the Purchaser and the Guarantor contained in this Agreement shall have been true and correct as of the date they were made and shall be true and correct as of the Closing, with the same force and effect as if made as of the Closing, except for such changes as are permitted or contemplated by this Agreement, and other than such representations and warranties as are made as of another date. The covenants and agreements contained in this Agreement to be complied with by the Purchaser on or before the Closing shall have been complied with, and the Seller shall have received certificates from the Purchaser and the Guarantor, as applicable, to such effect signed by duly authorized representatives thereof;

         (b) HSR Act. Any waiting period (and any extension thereof) under the HSR Act applicable to the purchase of the Shares contemplated hereby shall have expired or shall have been terminated;

         (c) No Proceeding or Litigation. No Action shall have been commenced or threatened by or before any Governmental Authority against either the Seller or the Purchaser, seeking to restrain or materially and adversely alter the transactions contemplated by this Agreement which is likely to render it impossible or unlawful to consummate such transactions; provided, however, that the provisions of this Section 8.01(c) shall not apply if the Seller has directly or indirectly solicited or encouraged any such Action;

         (d) Resolutions. The Seller shall have received a true and complete copy, certified by the Secretary or an Assistant Secretary of the Purchaser and the Guarantor, of the resolutions duly and validly adopted by the Board of Directors of the Purchaser and the Guarantor evidencing its authorization of the execution and delivery of this Agreement and the other agreements to be executed by the Purchaser as contemplated hereby and the consummation of the transactions contemplated hereby;

         (e) Incumbency Certificate. The Seller shall have received a certificate of the Secretary or an Assistant Secretary of the Purchaser and the Guarantor certifying the names and signatures of the officers of the Purchaser and the Guarantor authorized to sign this

     Agreement and the other documents to be delivered hereunder;

         (f) Legal Opinion. The Seller shall have received from Dewey Ballantine a legal opinion, addressed to the Seller and dated the Closing Date, substantially in the form of Exhibit 8.01(f);

         (g) Consents and Approvals. The Seller and the Purchaser shall have received (i) all authorizations, consents, orders and approvals listed in
     Section 3.07 of the Disclosure Schedule and noted with an asterisk (*) thereon which, in each case, shall not contain any material conditions or limitations which are reasonably unacceptable to the Seller, (ii) all third-party consents and estoppel certificates listed in Section 5.04 of the Disclosure Schedule and not waived by the Purchaser and (iii) all authorizations, consents, orders and approvals required in connection with the transfer of the Excluded Assets; and

         (h) Master Loan Sale Agreement. The Purchaser, the Company or an Affiliate(s) of the Purchaser reasonably acceptable to the Seller shall have executed and delivered the Master Loan Sale Agreement.

         (i) Approval and Adoption. This Agreement and all other matters necessary to effectuate the transactions provided for herein shall have been approved and adopted at the Special Meeting by the affirmative vote of at least two-thirds of the voting power present.

         (j) Appraisal Rights. On or prior to the Closing Date, the Seller shall deliver to the Purchaser a list certified by its Secretary or Assistant Secretary of all stockholders entitled to vote at the Special Meeting who shall not have voted all their shares in favor of the approval and adoption of this Agreement and setting forth the number of shares of Seller's common stock owned by each such stockholder which were not voted in favor of the approval and adoption of this Agreement. The total number of such shares of Seller's common stock as to which dissenter's rights may be exercised pursuant to LA. REV. STAT. ANN. Section 12:131 shall not exceed 2% of the total number of shares of Seller's common stock outstanding on the Closing Date.

         (k) Closing Items. Seller or the Company, as applicable, shall have received the items contemplated by Section 2.05 hereof.

         (l) Commercial Real Estate Group. The Commercial Real Estate Group shall have been transferred to the Company.

         (m) Excluded Assets. The Company shall have received the Excluded Assets Value Amount.

         (n) Appraisals. The Seller's Board of Directors shall have received, no later than March 1, 1996, appraisals or other evaluations that show that the aggregate fair market value of the Excluded Assets is not materially different from the Excluded Assets Value Amount, each of which shall be in form and substance reasonably acceptable to the Seller's Board of Directors.

         SECTION 8.02. Conditions to Obligations of the Purchaser. The obligations of the Purchaser to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions:

         (a) Representations, Warranties and Covenants. The representations and warranties of the Seller contained in this Agreement shall have been true and correct as of the date as of which they were made and shall be true and correct as of the Closing, with the same force and effect as if made as of the Closing except for such changes as are permitted or contemplated by this Agreement, other than such representations and warranties as are made as of another date, in each case without giving any effect to any Additional Scheduled Information. The covenants and agreements contained in this Agreement to be complied with by the Seller on or before the Closing shall have been complied with, and the Purchaser shall have received a certificate from the Seller to such effect signed by a duly authorized officer thereof;

         (b) HSR Act. Any waiting period (and any extension thereof) under the HSR Act applicable to the purchase of the Shares contemplated hereby shall have expired or shall have been terminated;

         (c) No Proceeding or Litigation. No Action shall have been commenced or threatened by or before any Governmental Authority against either the Seller or the Purchaser, seeking to restrain or materially and adversely alter the transactions contemplated hereby which is likely to render it impossible or unlawful to consummate the transactions contemplated by this Agreement or which would have a Material Adverse Effect; provided, however, that the provisions of this

     Section 8.02(c) shall not apply if the Purchaser has directly or indirectly solicited or encouraged any such Action;

         (d) Resolutions of the Seller. The Purchaser shall have received a true and complete copy, certified by the Secretary or an Assistant Secretary of the Seller, of the resolutions duly and validly adopted by the Board of Directors of the Seller evidencing its authorization of the execution and delivery of this Agreement and the other agreements to be executed by the Seller as contemplated hereby and the consummation of the transactions contemplated hereby;

         (e) Incumbency Certificate of the Seller. The Purchaser shall have received a certificate of the Secretary or an Assistant Secretary of the Seller certifying the names and signatures of the officers of the Seller authorized to sign this Agreement and the other documents to be delivered hereunder;

         (f) Legal Opinions. The Purchaser shall have received from Kantrow, Spaht, Weaver & Blitzer (a Professional Law Corporation) a legal opinion, addressed to the Purchaser and dated the Closing Date, substantially in the form of Exhibit 8.02(f) (except that the opinion as to enforceability of this Agreement may be given by the firm of Jones, Day, Reavis & Pogue), which opinions shall each state that Purchaser's lenders and other financing sources identified therein may rely upon such opinion as if it were addressed to them;

         (g) Consents and Approvals. The Purchaser and the Seller shall have received, each in form and substance reasonably satisfactory to the Purchaser, (i) all authorizations, consents, orders and approvals listed in Section 3.07 of the Disclosure Schedule and noted with an asterisk (*) thereon which, in each case, shall not contain any material conditions or limitations which are reasonably unacceptable to Purchaser and (ii) all authorizations, consents, orders and approvals required in connection with the transfer of the Excluded Assets;

         (h) Resignations of Directors and Officers. The Purchaser shall have received the resignations, effective as of the Closing, or evidence of removal as of the Closing, of all the directors and officers of the Company and the Subsidiary;

         (i) Organizational Documents. The Purchaser shall have received a copy of (i) the Articles of

     Incorporation, as amended (or similar organizational documents), of the Company and of the Subsidiary, certified by the Louisiana Department, with respect to the Company, and the secretary of state of Louisiana with respect to the Subsidiary, as of a date not earlier than ten Business Days prior to the Closing Date and accompanied by a certificate of the Secretary or Assistant Secretary of each such entity, dated as of the Closing Date, stating that no amendments have been made to such Articles of Incorporation (or similar organizational documents) since such date and
     (ii) the By-laws (or similar organizational documents) of the Company and of the Subsidiary, certified by the Secretary or Assistant Secretary of each such entity;

         (j) Minute Books. The Purchaser shall have received a copy of the minute books of the Company and the Subsidiary, certified by their respective Secretaries or Assistant Secretaries as of the Closing Date;

         (k) Compliance with FIRPTA. The Company shall have provided the Purchaser with a statement, in a form reasonably satisfactory to the Purchaser, pursuant to Section 1.897-2(h) of the Treasury Regulations certifying that the Common Stock is not a U.S. real property interest within the meaning of Section 897(c)(1) of the Code and dated not more that 30 days prior to the Closing Date;

         (l) Good Standing; Qualification to Do Business. The Purchaser shall have received good standing certificates or Certificates of Compliance or Certificates of Existence, as applicable, for the Company and for the Subsidiary from the secretary of state, the department of insurance or the applicable Governmental Authority, of (i) the jurisdiction in which each such entity is incorporated or organized, and (ii) each other jurisdiction in which each such entity does business requiring it to qualify in such jurisdiction, in each case dated as of a date not earlier than ten Business Days prior to the Closing Date and accompanied by bring-down telegrams or facsimiles (to the extent available in the relevant jurisdictions) dated the Closing Date;

         (m) Release of Indemnity Obligations. The Purchaser shall have received the general releases and discharges from the Seller referred to in Section 5.09 in form and substance reasonably satisfactory to the Purchaser;

         (n) Master Loan Sale Agreement. The Seller Master Loan Sale Parties shall have executed and delivered the Master Loan Sale Agreement;

         (o) No Material Adverse Effect. No event or events shall have occurred which, individually or in the aggregate, have a Material Adverse Effect;

         (p) Commercial Real Estate Group. The Commercial Real Estate Group shall have been transferred to the Company;

         (q) No Regulatory Restrictions. Neither the Company nor the Subsidiary shall be subject to any restriction (whether on its business, operations, ability to pay dividends or incur indebtedness, or otherwise) imposed or proposed to be imposed as a result of the transactions contemplated by this Agreement by any Governmental Authority except restrictions generally applicable to companies engaging in businesses substantially similar to the Business and restrictions which result primarily from any action or inaction of the Purchaser or the fact that the Purchaser is a participant in the transactions contemplated by this Agreement;

         (r) Excluded Assets. The Seller shall have caused to be distributed from the Company the Excluded Assets.

         (s) Inter-Company Arrangements. Seller and the Company or Subsidiary, as applicable, shall have terminated the Inter-Company Arrangements in accordance with Section 5.14 and delivered to the Purchaser evidence thereof which is reasonably acceptable to Purchaser.

         (t) Approval and Adoption. This Agreement and all other matters necessary to effectuate the transactions provided for herein shall have been approved and adopted at the Special Meeting by the affirmative vote of at least two-thirds of the voting power present.

         (u) Closing Items. Purchaser shall have received the items contemplated by Section 2.04 hereof.

         (v) Promissory Note. Seller shall have purchased the promissory note of an Affiliate of Purchaser, with terms substantially identical to those set forth on the term sheet included as Exhibit 8.02(v) hereof, pursuant to a subscription or note purchase agreement mutually agreeable to Purchaser and Seller (the "Promissory Note").


                                   ARTICLE IX

                          SURVIVAL AND INDEMNIFICATION

         SECTION 9.01.  Survival of Representations, Warranties and Covenants.
(a) Subject to Section 9.01(b), the representations and warranties contained in this Agreement, the Exhibits to this Agreement, the Disclosure Schedule and any certificate, statement or report or other document delivered pursuant to this Agreement (collectively, the "Acquisition Documents"), shall survive the Closing until April 30, 1997; provided, however, that all representations and warranties made by Seller in Section 3.03, 3.16, 3.22(a)(vi), 3.22(a)(vii),
3.30 and 7.01 shall survive until the expiration of the applicable statute of limitations or any extension thereof. No covenants shall survive after the Closing Date except for those contained in Sections 5.03, 5.07, 5.08, 5.09, 5.10, 5.11, 5.13, 5.15, 5.19, 5.20, 5.22, 5.24, Article VI, Article VII and
such other Sections, if any, as so expressly provided. Neither the period of survival nor the liability of the Seller or the Purchaser with respect to the Seller's or the Purchaser's representations and warranties shall be reduced by any investigation made at any time by or on behalf of the Purchaser or the Seller, as the case may be, except as provided in Section 9.01(b). If written notice of a claim has been properly given in the manner required by Section 9.02(d) prior to the expiration of the applicable representations and warranties, then the relevant representations and warranties shall survive as to such claim until such claim has been finally resolved.

         (b) In respect of any inaccuracy in any representation and warranty of the Seller or any breach of any covenant or agreement of the Seller set forth in this Agreement with respect to which the Purchaser has Purchaser Knowledge, whether or not disclosed by the Purchaser to the Seller, the Purchaser shall have no right, after the Closing, under the terms of this Agreement or otherwise, to make any claims against the Seller in respect of such inaccuracies or breaches except for any claims for indemnity by Purchaser pursuant to Sections 9.02(a)(iii) - (vii) (and Sections 9.02(a)(i) and (ii) insofar as any Losses arise out of or relate to matters set forth in 9.02(a)(iii) - (vii)). Nothing in this 9.01(b) limits the effect of the condition contained in Section 8.02(a), or the Purchaser's ability not to consummate the transactions contemplated herein if such condition is not met.

         SECTION 9.02. Indemnification. (a) Subject to Sections 9.01 and 9.03, the Purchaser and its Affiliates, officers, directors, employees, agents, consultants, successors and assigns shall be indemnified and held harmless on an after-tax basis (as defined below) and, in each case, net of any and all amounts received from insurance, guarantees, indemnification and other contractual and legal rights, by the Seller for any and all Liabilities, losses, damages, claims, costs and expenses, interest, awards, judgments, damages (including punitive damages), fines, fees and penalties (including, without limitation, attorneys', experts and consultants' fees and expenses) (collectively, "Losses") actually suffered or incurred by them (including, without limitation, any Action brought or otherwise initiated by any of them), arising out of or resulting from:

           (i) the inaccuracy of any representation or warranty made or deemed to be made by the Seller contained in this Agreement;

          (ii) the breach of any covenant or agreement made or deemed to be made by the Seller in this Agreement;

         (iii) the inaccuracy of the representation and warranty contained in the final two sentences of Section 3.22(a)(vi) (without regard to and notwithstanding, any item set forth on the Disclosure Schedule, and without regard to any Purchaser Knowledge);

          (iv) without regard to, and notwithstanding any item set forth on the Disclosure Schedule, and without regard to any Purchaser Knowledge, liabilities of the Company or the Subsidiary, any Affiliate of the Company or the Subsidiary or, with respect to the Business, the Seller, arising out of, or related to events occurring or circumstances or conditions existing at or prior to the Closing in connection with the Excluded Assets as to which Seller has Enhanced Special Knowledge with respect thereto (excluding, however, those liabilities contemplated by Section 9.02(a)(vi)(B);

           (v) as expressly provided by Articles VI and VII hereof (without regard to, and notwithstanding, any item set forth on the Disclosure Schedule, and without regard to any Purchaser Knowledge);

          (vi) without regard to, and notwithstanding, any item set forth on the Disclosure Schedule, and without regard to any Purchaser Knowledge, liabilities of the Company or the Subsidiary, any Affiliate of the Company or the Subsidiary or, with respect to the Business, the Seller, as follows:

              (A) with respect to the current Assets, operations and Business of the Company or the Subsidiary, any Affiliate of the Company or the Subsidiary or, with respect to the Business, the Seller (including, without limitation, the Secured Real Property), including the Excluded Assets, (x) as to which the Seller has Special Knowledge and (y) which arise out of or relate to events occurring or circumstances or conditions existing at or prior to the Closing concerning any Environmental Law or Hazardous Materials,

              (B) with respect to the Excluded Assets, regardless of whether Seller has or comes to have knowledge of any kind, which arise out of or relate to events occurring or circumstances or conditions arising after the Closing, and

              (C) with respect to any former assets, operations or business of the Company or the Subsidiary or any affiliate of the Company or the Subsidiary, or any former assets, operations or business of any former subsidiary or Affiliate of the Company or the Subsidiary, (x) as to which the Seller has Special Knowledge and which arise out of or relate to events occurring or circumstances or conditions existing at or prior to the Closing concerning any Environmental Law or Hazardous Materials, and (y) regardless of whether Seller has or comes to have knowledge of any kind, which arise out of or relate to events occurring or circumstances or conditions arising after the Closing concerning any Environmental Law or Hazardous Materials; and

         (vii) the inaccuracy of the representation and warranty contained in Section 3.22(a)(vii) (without regard to, and notwithstanding, any item set forth on the Disclosure Schedule, and without regard to any Purchaser Knowledge).

         (b) Subject to Sections 9.01 and 9.03, the Seller and its Affiliates, officers, directors, employees, agents, consultants, successors and assigns shall be indemnified and held harmless on an after-tax basis (as defined below) and, in each case, net of any and all amounts received from insurance, guarantees, indemnification and other contractual and legal rights, by the Purchaser for any and all Losses actually suffered or incurred by any of them (including, without limitation, any Action brought or otherwise initiated by any of them), arising out of or resulting from:

           (i) the inaccuracy of any representation or warranty made by the Purchaser contained in this Agreement; and

          (ii) the breach of any covenant or agreement made or deemed made by the Purchaser contained in this Agreement.

         (c) To the extent that an Indemnifying Party's undertakings set forth in this Section 9.02 may be unenforceable, such Indemnifying Party shall contribute the maximum amount that it is permitted to contribute under applicable law to the payment and satisfaction of all Losses incurred by an Indemnified Party.

         (d) All claims for indemnification against the Seller or the Purchaser, as the case may be (an "Indemnifying Party"), under any provision of this Article IX shall be asserted and resolved as follows:

           (i) In the event of any claim or demand for which an Indemnifying Party would be liable for Losses to the other party (an "Indemnified Party") which is asserted against or sought to be collected from such Indemnified Party by a Person other than the Purchaser or the Seller ("Third Party Claim"), the Indemnified Party shall deliver a Claim Notice (as defined below) with reasonable promptness to the Indemnifying Party after the Indemnified Party has actual notice of the Third Party Claim. The failure by any Indemnified Party to provide the Indemnifying Party with the Claim Notice required by the preceding sentence shall not impair the Indemnified Party's rights hereunder except to the extent that an Indemnifying Party demonstrates that it has been materially prejudiced thereby. The Indemnifying Party shall notify the Indemnified Party within thirty (30) days of receipt of the Claim Notice ("Notice Period") whether the Indemnifying Party desires, at the sole cost and expense of the Indemnifying Party, to defend the Indemnified Party against such Third Party Claim.

          (ii) If the Indemnifying Party notifies the Indemnified Party within the Notice Period that the Indemnifying Party desires to defend the Indemnified Party with respect to the Third Party Claim pursuant to this
     Section 9.02(d), then the Indemnifying Party shall have the right to defend, at its sole cost and expense, and, except as provided in the following sentence, through counsel of its choice reasonably acceptable to the Indemnified Party such Third party Claim by all appropriate proceedings, which proceedings shall be diligently defended by the Indemnifying Party to a final conclusion or shall be settled at the discretion of the Indemnifying Party (with the prior written consent of the Indemnified Party, which consent shall not be unreasonably withheld), so long as the Indemnified Party is fully released with respect to such Third Party Claim. If there exists or is reasonably likely to exist a conflict of interest that would make it inappropriate in the reasonable judgment of the Indemnified Party for the same counsel to represent both the Indemnified Party and the Indemnifying Party and the Indemnifying Party does not provide separate counsel reasonably acceptable to the Indemnified Party, then the Indemnified Party shall be entitled to retain its own counsel, in each jurisdiction for which the Indemnified Party reasonably determines counsel is required, at the expense of the Indemnifying Party. Assumption by the Indemnifying Party of the defense of such Third Party Claim will not constitute an admission by the Indemnifying Party that the claim or litigation is one for which the Indemnifying Party is required to indemnify the Indemnifying Party under this Article IX. The Indemnifying Party shall have full control of such defense and proceedings; provided, however, that the Indemnified Party may at the sole cost and expense of the Indemnifying Party, file during the Notice Period any motion, answer, or other pleadings that the Indemnified Party may deem necessary or appropriate to protect its interests and not irrevocably prejudicial to the Indemnifying Party (it being understood and agreed that, except as provided in Section 9.02(d)(iii) hereof, if an Indemnified Party takes any such action that is irrevocably prejudicial and conclusively causes a final adjudication that is materially adverse to the Indemnifying Party, the Indemnifying Party will be relieved of its obligations hereunder with respect to the portion of such Third Party Claim prejudiced by the Indemnified Party's action); and provided, further, however, that if requested by the Indemnifying Party, the Indemnified Party agrees, at the sole cost and expense of the Indemnifying Party, to cooperate with the Indemnifying Party and its counsel in contesting any Third Party Claim that the Indemnifying Party elects to contest, or, if appropriate in the judgment of the Indemnified Party and related to the Third Party Claim in question, in making any counterclaim against the person asserting the Third Party Claim or any cross-complaint against any Person (other than the Indemnified Party). The Indemnified Party may, at its sole cost and expense, participate in, but not control, any defense or settlement of any Third Party Claim controlled by the Indemnifying Party pursuant to this Section 9.02(d)(ii).

         (iii) If the Indemnifying Party fails to notify the Indemnified Party within the Notice Period that the Indemnifying Party desires to defend the Indemnified Party pursuant to Section 9.03(d)(i), or if the Indemnifying Party gives such notice but fails to defend the Third Party Claim, then the Indemnified Party will have the right (but not the obligation) to defend, at the sole cost and expense of the Indemnifying Party, the Third Party Claim by all appropriate proceedings, which proceedings will be vigorously defended by the Indemnified Party or will be settled at the discretion of the Indemnified Party. The Indemnified Party shall have full control of such defense and proceedings, including any compromise or settlement thereof; provided, however, that if requested by the Indemnified Party, the Indemnifying Party agrees, at the sole cost and expense of the Indemnifying Party, to cooperate with the Indemnified Party and its counsel in contesting any Third Party Claim which the Indemnified Party is contesting, or, if appropriate and relating to the Third Party Claim in question, in making any counterclaim against the person asserting the Third Party Claim, or any cross-complaint against any person (other than the Indemnifying Party or any of its Affiliates). Notwithstanding the forgoing provisions of this Section 9.02(d)(iii), if the Indemnifying Party has notified the Indemnified Party with reasonable promptness that the Indemnifying Party disputes, or reserves its rights to dispute, its liability to the Indemnified Party with respect to such Third Party Claim and if such dispute is resolved in favor of the Indemnifying Party, the Indemnifying Party will not be required to bear the costs and expenses of the Indemnified Party's defense pursuant to this Section 9.02(d)(iii) or of the Indemnifying Party's participation therein at the Indemnified Party's request, and the Indemnified Party will reimburse the Indemnifying Party in full for all costs and expenses incurred by the Indemnifying Party in connection with such litigation. The Indemnifying Party may participate in, but not control, any defense or settlement controlled by the Indemnified Party pursuant to this Section 9.02(d)(iii), but the Indemnifying Party will bear its own costs and expenses with respect to such participation. Regardless of whether the Indemnifying Party defends a Third Party Claim on behalf of the Indemnified Party or participates in the defense thereof, the Indemnified Party and the Indemnifying Party shall reasonably cooperate with each other in all material respects in connection with the defense for such Third Party Claim. Each Indemnified Party shall furnish such information regarding itself and the Third Party Claim as the Indemnifying Party may reasonably request in writing and as shall be reasonably required in connection with the defends thereof. No Third Party Claim may be settled by the Indemnifying Party without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld), unless such settlement provides a full and unconditional release of the Indemnified Party for such claim.

          (iv) In the event any Indemnified Party should have a claim for Losses against any Indemnifying Party hereunder that does not involve a Third Party Claim being asserted against or sought to be collected from the Indemnified Party, the Indemnified Party shall deliver an Indemnity Notice (as defined below) with reasonable promptness to the Indemnifying Party after the Indemnified Party has actual notice of such claim. The failure by any Indemnified Party to give the notice referred to in the preceding sentence shall not impair such party's rights hereunder except to the extent that an Indemnifying Party demonstrates that it has been irreparably prejudiced thereby. The Indemnifying Party and the Indemnified Party agree to proceed in good faith to negotiate a resolution of any dispute relating to such a claim for Losses within sixty (60) days following receipt of any Indemnity Notice. If any such claim is not resolved within the foregoing period, the parties may pursue any available remedies.

           (v) The term "Claim Notice" shall mean written notification of a Third Party Claim by an Indemnified Party to an Indemnifying Party pursuant to Section 9.02(d)(i), enclosing a copy of all papers served, if any, and specifying the nature of and alleged basis for such Third Party Claim and, to the extent then feasible, the alleged amount or the estimated amount of such Third Party Claim.

          (vi) The term "Indemnity Notice" shall mean written notification of a claim for indemnity (which claim does not involve a Third Party Claim) by an Indemnified Party to an Indemnifying Party pursuant to
     Section 9.02(d)(iv) hereof, specifying the nature of and specific basis for such claim and, to the extent then feasible, the amount or the estimated amount of such claim.

         (vii) Any estimated amount of a claim submitted in a Claim Notice or an Indemnity Notice shall not be conclusive of the final amount of such claim.

        (viii)     Subject to Section 11.15 hereof, except as provided in
     Section 10.02(b), the terms and conditions set forth in this Article IX shall constitute the sole rights and remedies of the parties for money damages in respect of any inaccuracies of representations or warranties or any breaches of covenants or agreements contained in this Agreement. Notwithstanding any other provision hereof, however, any contest or claim for indemnification under Article VII shall be governed by the procedure of such Article VII and not by the provisions of this Section 9.02.

         (ix) The Indemnifying Party shall be responsible for the fees and expenses of only one counsel for all Indemnified Parties in each applicable jurisdiction, such counsel to be selected by Purchaser with respect to it and its Affiliates which are Indemnified Parties, and by Seller with respect to it and its Affiliates which are Indemnified Parties.

         SECTION 9.03. Limits on Indemnification. (a) No amount shall be payable by any Indemnifying Party pursuant to Section 9.02(a) or (b) except to the extent that the aggregate amount of Losses indemnifiable under Section 9.02(a) or (b) exceeds $2,500,000 and then the Indemnifying Party shall indemnify the Indemnified Party to the full extent of the aggregate amount of Losses, less $2,500,000.

         (b) The limitations set forth in Section 9.03(a) shall not apply with respect to any Losses suffered or incurred by the Purchaser in connection with
(i) the representations contained in Sections 3.03 and 3.30, (ii) the covenant contained in Section 5.19, (iii) indemnity pursuant to Section 9.02(a)(iii),
(iv) the representations, covenants and indemnities contained in Articles VI and VII hereof (in the case of Article VII hereof, with respect to Claims relating to federal income taxation only, but not state Tax Claims), and Seller shall fully indemnify the Purchaser for any such Losses from the first dollar of such Losses to the full extent of such Losses, subject to compliance by the Purchaser with and subject to the terms of Section 9.02.

         (c) Any Loss which is indemnifiable pursuant to Article VI or VII hereof which also constitutes a breach of a representation or warranty pursuant to Article III hereof shall, for purposes of this Article IX, be deemed to be indemnifiable under Article VI or VII, as applicable, and accordingly the Purchaser, subject to compliance by the

Purchaser with and subject to the terms of Section 9.02, may demand indemnification for such Losses, and Seller shall indemnify the Purchaser for such Losses, as such Losses are incurred and the Purchaser need not wait until such Losses exceed the threshold of $2,500,000 prior to demanding indemnification.

         (d) In the event that, notwithstanding the limitations contained in this Section 9.03, any Indemnifying Party nevertheless becomes liable to any Indemnified Party hereunder, the Indemnifying Party shall be entitled to a credit or offset against any such liability of an amount equal to the value of any net Tax benefit actually realized, and actually used to reduce otherwise payable Taxes, by the Indemnified Party. For purposes of determining the net Tax benefit of any payment by Seller, such payment shall be presumed to be a Purchase Price adjustment rather than constituting taxable income to the Seller, unless the Purchaser provides to Seller an opinion of Dewey Ballantine or other nationally recognized tax counsel that such payment should not be so treated for federal income tax purposes. Any dispute as to the proper adjustment for net Tax Benefit shall be resolved under procedures similar to those of Section 2.06(f). No Indemnified Party shall take any action or omit to take any action the primary purpose of which is to avoid the application of this subsection 9.03(d); provided, however, that each Indemnified Party shall be permitted to engage in its own tax planning, notwithstanding that the effect of such tax planning is to cause this subsection 9.03(d) to be inapplicable.


                                   ARTICLE X

                             TERMINATION AND WAIVER

         SECTION 10.01. Termination by the Seller or Purchaser. This Agreement may be terminated at any time prior to the Closing:

         (a) by the Purchaser if, between the date hereof and the time scheduled for the Closing: (i) an event or condition occurs that has resulted in a Material Adverse Effect, and, in the case of a Material Adverse Effect reasonably susceptible to cure, shall not have been cured within 30 calendar days after written notice by the Purchaser specifying such Material Adverse Effect has been received by the Seller, (ii) any representation or warranty of the Seller contained in this Agreement shall not have been true and correct when made and, in the case of a breach reasonably susceptible to cure, shall not have been cured within 30 calendar days after written notice by the Purchaser specifying such breach has been received by the Seller, (iii) the Seller shall not have complied with any covenant or agreement to be complied with by it and contained in this Agreement and, in the case of a breach reasonably susceptible to cure, shall not have been cured within 30 calendar days after written notice by the Purchaser specifying such breach has been received by the Seller, (iv) the Seller, the Company or the Subsidiary makes a general assignment for the benefit of creditors, or any proceeding shall be instituted by or against, the Seller, the Company or the Subsidiary seeking to adjudicate any of them a bankrupt or insolvent, or seeking liquidation, winding up or reorganization, arrangement, adjustment, protection, relief or composition of its debts under any Law relating to bankruptcy, insolvency or reorganization or (v) the stockholders of the Seller entitled to vote on and approve the consummation of the transactions contemplated herein at the Special Meeting do not so approve by the requisite amounts pursuant to applicable law and the Seller's articles of incorporation and by-laws; or

         (b) by the Seller if, between the date hereof and the time scheduled for the Closing: (i) any representation or warranty of the Purchaser or the Guarantor contained in this Agreement shall not have been true and correct when made and, in the case of a breach reasonably susceptible to cure, shall not have been cured within 30 calendar days after written notice by the Seller specifying such breach has been received by the Purchaser or the Guarantor, (ii) the Purchaser or the Guarantor shall not have complied with any covenant or agreement to be complied with by them and contained in this Agreement, and, in the case of a breach reasonably susceptible to cure, shall not have been cured within 30 calendar days after written notice by the Seller specifying such breach has been received by the Purchaser or the Guarantor, as applicable, (iii) the Purchaser or the Guarantor makes a general assignment for the benefit of creditors, or any proceeding shall be instituted by or against the Purchaser seeking to adjudicate it bankrupt or insolvent, or seeking liquidation, winding up or reorganization, arrangement, adjustment, protection, relief or composition of its debts under any Law relating to bankruptcy, insolvency or reorganization, (iv) the stockholders of the Seller entitled to vote on and approve the consummation of the transactions contemplated herein at the Special Meeting do not so approve by the requisite amounts pursuant to applicable law and the Seller's articles of incorporation and by-laws, or (v) a Third Party shall have entered into a definitive agreement with Seller or the Company with respect to an Acquisition Proposal which the Board of Directors of Seller in good faith has determined, after receipt by it of a fairness opinion of a nationally recognized investment bank to the effect that the Third Party's Acquisition Proposal is more favorable to Seller than the transactions contemplated herein, [which opinion shall take into account the financing terms and contingencies of such Acquisition Proposal; provided, however, that such requirement as to the fairness opinion shall not in any way limit or restrict the other material facts which such investment bank shall or shall not take into account in rendering its opinion] (a "Bona Fide Acquisition Proposal"); provided, however, that neither Seller nor the Company shall enter into any acquisition agreement with respect to any Bona Fide Acquisition Proposal except concurrently with or after the termination of this Agreement; or

         (c) by either the Seller or the Purchaser if the Closing shall not have occurred by May 31, 1996; provided, however, that (i) if the provisions of Section 8.01(g) have not been satisfied by May 31, 1996, and the Purchaser are diligently seeking to satisfy such condition, or (ii) if the provisions of Section 8.02(g) have not been satisfied by May 31, 1996, and the Seller is diligently seeking to satisfy such condition, then, in each case (subject to the proviso below) the obligations of the parties to proceed toward Closing shall be extended until July 31, 1996; and provided, further, that the right to terminate this Agreement under this
     Section 10.01(c) shall not be available to any party whose intentional failure to fulfill any obligation under this Agreement shall have been the cause of, or shall have resulted in, the failure of the Closing to occur on or prior to such date; or

         (d) by either the Purchaser or the Seller in the event that any Governmental Authority shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement or in the reasonable determination of the Purchaser or the Seller, otherwise render inadvisable the consummation of the transaction contemplated by this Agreement and such order, decree, ruling or other action shall have become final and nonappealable; or

         (e)  by the mutual written consent of the Seller and the Purchaser.

         SECTION 10.02. Effect of Termination. (a) In the event of termination of this Agreement as provided in Section 10.01, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto except (a) as set forth in Sections 10.02(b) and 11.02 and (b) that nothing herein shall relieve any party from liability for any willful breach of this Agreement.

         (b) Notwithstanding the foregoing, if the Closing does not occur solely because of (i) the failure to satisfy the conditions to the Purchaser's obligation to effect the Closing contained in Sections 8.02(a), (d), (e), (h),
(i) (except insofar as such condition relates to the delivery of documents required to be obtained from any Governmental Authority), (j), (k), (l), (m),
(n), (p), (r), (s), (t), (u) or (v), then the Seller shall reimburse the Purchaser for its reasonable costs and expenses, including, without limitation, reasonable fees and disbursements of counsel, financial advisors, financing sources and accountants, incurred by the Purchaser in connection with the preparation, negotiation and performance of this Agreement and the transactions contemplated hereby up to $1 million (as supported by itemized invoices delivered to Seller), (ii) the failure to satisfy the conditions to the Seller's obligation to effect the Closing contained in Sections 8.01(a), (d),
(e), (h), (i), (k), (l) or (m) then the Purchaser shall reimburse the Seller for its reasonable costs and expenses, including, without limitation, reasonable fees and disbursements of counsel, financial advisors and accountants, incurred by the Seller in connection with the negotiation and performance of this Agreement and the transactions contemplated hereby up to $1 million (as supported by itemized invoices delivered to the Purchaser) or (iii)
(A) the Seller's termination of this Agreement pursuant to Section 10.01(b)(iv) if the Board of Directors of the Seller, prior to or simultaneously with the stockholder vote contemplated in such Section, withdrew its recommendation to the Seller's stockholders to approve the consummation of the transactions contemplated herein or (B) the Seller's termination of this Agreement pursuant to Section 10.01(b)(v), then the Seller shall, simultaneously with such termination, pay by wire transfer to the Purchaser a fee, in cash, equal to $2 million.

         SECTION 10.03. Waiver. Any party to this Agreement may (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered by the other party pursuant hereto or (c) waive compliance with any of the agreements or conditions of the other party contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party to be bound thereby. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition, of this Agreement. The failure of any party to assert any of its rights hereunder shall not constitute a waiver of any of such rights.


                                   ARTICLE XI

                               GENERAL PROVISIONS

         SECTION 11.01. Guarantee. Subject to the terms and conditions of this Agreement, the Guarantor will cause the Purchaser (and any assignee of the Purchaser) to consummate the purchase of the Shares and pay the Purchase Price and the Adjustment Amount.

         SECTION 11.02. Expenses. Except as otherwise specified in Section 10.02(b), all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred.

         SECTION 11.03. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by courier service, by telecopy (confirmed by telephone within 24 hours following receipt thereof), or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 11.03):

         (a)  if to the Seller:

              United Companies Financial Corporation
              P.O. Box 1591(70821)
              4041 Essen Lane
              Baton Rouge, Louisiana  70809
              Telephone:  (504) 924-6007 (ext. 2282)
              Telecopy:   (504) 924-4324
              Attention:  Dale E. Redman
              with a copy to:

              Kantrow, Spaht, Weaver & Blitzer
              (A Professional Law Corporation)
              Suite 300, City Plaza
              445 North Boulevard
              P.O. Box 2997
              Baton Rouge, Louisiana 70821-2997
              Telephone:  (504) 383-4703
              Telecopy:   (504) 343-0637
              Attention:  Lee C. Kantrow, Esq.

              and:

              Jones, Day, Reavis & Pogue
              2300 Trammell Crow Center
              2001 Ross Avenue
              Dallas, Texas  75201
              Telephone:  (214) 220-3939
              Telecopy:   (214) 969-5100
              Attention:  Richard K. Kneipper, Esq.

         (b)  if to the Purchaser:

              UC Life Holding Corp.
              c/o Knightsbridge Management, L.L.C.
              745 Fifth Avenue
              New York, New York 10151
              Telephone:  (212) 832-0700
              Telecopy:   (212) 758-5442
              Attention:  David J. Stone

              with a copy to:

              Dewey Ballantine
              1301 Avenue of the Americas
              New York, New York  10019
              Telephone:  (212) 259-8000
              Telecopy:   (212) 259-6333
              Attention:  Jonathan L. Freedman
                                 and
                          William  W. Rosenblatt

         SECTION 11.04. Public Announcements. Except to the extent that Seller or Purchaser believes on the advice of counsel that public disclosure is required by Law, no party to this Agreement shall make, or cause to be made, any press release or public announcement in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without prior notification to the other parties, and the parties shall cooperate as to the timing and contents of any such press release or public announcement.

         SECTION 11.05. Headings. The descriptive headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

         SECTION 11.06. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any Law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

         SECTION 11.07. Entire Agreement. This Agreement constitutes the entire agreement of the parties hereto with respect to the subject matter hereof and thereof and supersede all prior agreements and undertakings, both written and oral, between the Seller and the Purchaser with respect to the subject matter hereof.

         SECTION 11.08. Assignment. This Agreement may not be assigned by any party hereto by operation of law or otherwise without the express written consent of the other party hereto (which consent may be granted or withheld in the sole discretion of such other parties); provided, however, that the Purchaser may assign any or all of its rights under this Agreement, after prior written notice to the Seller identifying the assignee and including a photocopy of the assignment agreement, (i) to a direct or indirect wholly-owned subsidiary of the Purchaser without the consent of the Seller, (ii) at the Closing, to any lender or other provider of financing to the Purchaser for the Purchase Price as collateral security without the consent of the Seller and
(iii) to any Affiliate of Purchaser, with the written consent of Seller (which consent shall not be withheld if Purchaser provides to Seller evidence reasonably satisfactory to Seller of such Affiliate's financial ability to assume and perform the Purchaser's obligations hereunder and the acceptability of such Affiliate to Governmental Authorities where consent is required hereunder); and in no event shall any such assignment release Purchaser or the Guarantor from their respective obligations hereunder.

         SECTION 11.09. No Third Party Beneficiaries. Except for the provisions of Article IX relating to Indemnified Parties, this Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

         SECTION 11.10. Amendment. This Agreement may not be amended or modified except (a) by an instrument in writing signed by, or on behalf of, the parties hereto or (b) by a waiver in accordance with Section 10.03.

         SECTION 11.11. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, applicable to contracts executed in and to be performed entirely within that state.

         SECTION 11.12. Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

         SECTION 11.13. Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity.

         SECTION 11.14. Further Clarification. The parties hereto acknowledge that the phrases "Special Knowledge" and "Enhanced Special Knowledge", as defined in Section 1.01 hereof and as used herein, shall each be deemed to include knowledge of any facts, circumstances or information which arise out of or are related to any item listed or described in any manner in (i) those 20 certain Environmental Audit Reports dated January 19, 1996 of Tampa Bay Engineering, Inc. or (ii) in any other environmental report, audit or similar work contained in the books, records, files or other documents of any member of the Seller's Knowledge Group, including, without limitation, any of such which are so listed or described in any such work as "Issues", "Findings", "Potential Risks", or otherwise.

         IN WITNESS WHEREOF, the Seller and the Purchaser have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.


                        UNITED COMPANIES FINANCIAL
                            CORPORATION


                        By /s/ Dale E. Redman
                          ----------------------------------
                          Name:   Dale E. Redman
                          Title:  Executive Vice President
                                   and Chief Financial
                                   Officer


                        UC LIFE HOLDING CORP.


                        By /s/ David J. Stone
                          ----------------------------------
                          Name:   David J. Stone
                          Title:  President




SOLELY WITH RESPECT TO
SECTION 11.01 HEREOF:

KNIGHTSBRIDGE CAPITAL FUND I, L.P.

By:  Knightsbridge Capital, L.L.C.
       As General Partner

     By: /s/ David J. Stone
        ---------------------------
        David J. Stone





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